UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

SCHEDULE 14C

(Amendment No. 1)

_____________________

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c–5(d)(2))

☐	Definitive Information Statement

MICROPAC INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION

MICROPAC INDUSTRIES, INC.
1655 State Hwy 66
Garland, Texas 75040

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

To Our Stockholders:

This notice of stockholder action by written consent, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”), and appraisal rights, pursuant to Section 262 of the DGCL (“Section 262”) and the accompanying Information Statement are being furnished to the holders of common stock, par value $0.10 per share, of Micropac Industries, Inc. (“Micropac Common Stock”), a Delaware corporation, which we refer to as “the Company,” “Micropac,” “we,” “our” or “us.”

On November 1, 2024, Micropac entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), and Harrier Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Teledyne (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub shall merge with and into Micropac (the “Merger”) with Micropac surviving the Merger and becoming a wholly owned subsidiary of Teledyne (the “Surviving Corporation”). At the Effective Time (as defined herein), by virtue of the Merger and without any action on the part of Micropac, Merger Sub, Teledyne or the holders of Micropac Common Stock: (i) each share of Micropac Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) any shares of Micropac Common Stock that are held by us as treasury shares which at the Effective Time will automatically be cancelled and extinguished (the “Cancelled Shares”) and (b) any shares of Micropac Common Stock outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented to the Merger in writing and who has properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such shares in accordance with Section 262 (such shares, the “Dissenting Shares”), shall be converted automatically into the right to receive $20.00 per share of Micropac Common Stock (the “Merger Consideration”), payable net to the holder in cash (without interest, subject to any withholding of taxes required by applicable law), upon surrender of the certificates representing the shares or shares represented by book-entry pursuant to the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.

Having undertaken a thorough review of, and carefully considered, information concerning the Merger, and a fairness opinion from Mesirow Financial, Inc., the full text of which is attached as Annex E to the accompanying Information Statement, and after consulting with experienced, qualified and independent financial and legal advisors, a special committee of independent members of the Micropac Board of Directors (the “Micropac Board”) comprised of Mr. Donald Robinson, Mr. Gerald Tobey, Ms. Shaunna Black and Ms. Christine Dittrich (the “Special Committee”) unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Payment Agreement (as defined below) (together with the Merger, the “Merger Transactions”), upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of Micropac and its stockholders, and (ii) recommended to the Micropac Board that the Micropac Board approve, adopt and declare advisable the Merger Agreement and the Merger Transactions.

Acting upon the recommendation of the Special Committee, the Micropac Board unanimously: (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement, the Payment Agreement by and among Mr. Robert Hempel and Mr. Mark King (in the form attached to the accompany Information Statement as Annex B, the “Payment Agreement”) and the consummation of the transactions contemplated thereby, including the Merger, by Micropac, (ii) determined that the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Micropac and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (iv) recommended adoption of the Merger Agreement by Micropac’s stockholders.

The approval and adoption of the Merger Agreement by Micropac’s stockholders required the affirmative vote or written consent of Micropac stockholders holding a majority of the outstanding shares of Micropac Common Stock. On November 2, 2024 (which was the applicable record date (the “Record Date”)), Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, the holder of 1,952,577 shares of Micropac Common Stock representing approximately 75.7% of the outstanding shares of Micropac Common Stock (the “Principal Stockholder”), executed and delivered a written consent (the “Stockholder Consent”), which is attached to the accompanying Information Statement as Annex C adopting and approving the Merger Agreement and the transactions contemplated thereby. As a result, no further approval of the stockholders of Micropac is required to adopt the Merger Agreement or approve the Merger, and we will not be (i) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (ii) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. This notice and the accompanying Information Statement constitute notice to you from us of the action taken pursuant to the Stockholder Consent contemplated by Section 228(e) of the DGCL. The consummation of the Merger remains subject to the satisfaction or waiver of the conditions provided for in the Merger Agreement. See “The Merger Agreement—Conditions to Completion of the Merger” on page 49 below for a description of the conditions provided for in the Merger Agreement and “The Merger Agreement—Termination of the Merger Agreement” on page 51 below for a description of the termination provisions provided for in the Merger Agreement.

Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of shares of Micropac Common Stock, other than the Principal Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Micropac Common Stock (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this notice and the accompanying Information Statement, which mailing date is             , 2024, and comply precisely with other procedures set forth in Section 262, which are summarized in the accompanying Information Statement. A copy of Section 262 is attached to the accompanying Information Statement as Annex D. This notice and the accompanying Information Statement constitute notice to you from us of the availability of appraisal rights under Section 262 in connection with the Merger.

The Merger will not be completed until at least 20 calendar days after the date this Information Statement is mailed to Micropac stockholders as of the Record Date.

We encourage you to read the entire Information Statement carefully because it sets forth the details of the Merger and the other transactions contemplated by the Merger Agreement as well as other important information.

BY ORDER OF THE MICROPAC BOARD OF DIRECTORS,
/s/ Mark King
Mark King
Chief Executive Officer

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The accompanying Information Statement is dated as of             , 2024 and is first being mailed to stockholders on              , 2024.

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SUMMARY

Unless we otherwise indicate or unless the context requires otherwise, all references in this Information Statement to the “Company,” “Micropac,” “we,” “our” and “us” refer to Micropac Industries, Inc., a Delaware corporation; all references to “Teledyne” refer to Teledyne Technologies Incorporated, a Delaware corporation; all references to “Merger Sub” refer to Harrier Merger Sub, Inc., a Delaware corporation; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 1, 2024, among Teledyne, Merger Sub and Micropac, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to “Micropac Common Stock” refer to Micropac’s common stock, $0.10 par value per share; and all references to the “Merger Consideration” refer to the per share merger consideration of $20.00 in cash, without interest and subject to deduction for any required withholding taxes, contemplated to be received by the holders of Micropac Common Stock pursuant to the Merger Agreement.

The following summary highlights selected information from this Information Statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire Information Statement, its annexes and the documents referred to in this Information Statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this Information Statement. You may obtain the information incorporated by reference into this Information Statement by following the instructions under “Where You Can Find More Information” beginning on page 60.

THE PARTIES TO THE MERGER (page 12)

Micropac Industries, Inc.

Micropac Industries, Inc., a Delaware corporation, designs, manufactures and distributes various types of microelectronic circuits including solid state relays and power controllers, optoelectronic components, and sensor and display components and assemblies. Micropac’s products are used as components and assemblies in a broad range of military, space, medical and commercial systems, including aircraft instrumentation and navigation systems, satellite systems, power supplies, electronic controls, computers, medical devices, and high-temperature (200° C) products.

Micropac’s facilities are certified and qualified by the Defense Logistics Agency (DLA) to MIL-PRF-38534 (class K-space level) and MIL-PRF-19500 JANS (space level) and are certified to ISO 9001:2015 and AS 9100D. Micropac is a National Aeronautics and Space Administration (NASA) core supplier and is registered to AS9100-Aerospace Industry standard for supplier certification. Micropac has Underwriters Laboratories (UL) approval on our industrial power controllers.

Micropac’s core technologies are microelectronic and optoelectronic designs to include the packaging and interconnecting of multi-chip microelectronics modules. Other technologies include light emitting and light sensitive materials and products, including light emitting diodes and silicon phototransistors, and electronic integration used in Micropac’s optoelectronic components and assemblies.

Micropac’s principal executive office is located at 1655 State Hwy 66, Garland, Texas 75040, and our telephone number is (972) 272-3571. Shares of Micropac Common Stock are quoted on the OTC Market Pink Sheets under the symbol “MPAD.OB”. For more information about Micropac, please visit our website at www.micropac.com/. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this Information Statement. Detailed descriptions about Micropac’s business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed with the SEC on February 7, 2024, and Quarterly Reports on Form 10-Q for the quarterly periods ended February 24, 2024, May 25, 2024 and August 24, 2024, filed with the SEC on April 10, 2024, July 9, 2024 and October 8, 2024, respectively, which are incorporated by reference in this Information Statement. See “Where You Can Find More Information” beginning on page 60.

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Teledyne

Teledyne provides enabling technologies for industrial growth markets that require advanced technology and high reliability. These markets include aerospace and defense, factory automation, air and water quality environmental monitoring, electronics design and development, oceanographic research, deepwater oil and gas exploration and production, medical imaging and pharmaceutical research. Teledyne’s products include digital imaging sensors, cameras and systems within the visible, infrared and X-ray spectra, monitoring and control instrumentation for marine and environmental applications, harsh environment interconnects, electronic test and measurement equipment, aircraft information management systems, and defense electronics and satellite communication subsystems. Teledyne also supplies engineered systems for defense, space, environmental and energy applications. Teledyne differentiates itself from many of its direct competitors by having a customer- and company-sponsored applied research center that augments its product development expertise. Teledyne believes its technological capabilities, innovation and ability to invest in the development of new and enhanced products are critical to obtaining and maintaining leadership in its markets and the industries in which it competes. Teledyne became an independent public company effective November 29, 1999.

Merger Sub

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Teledyne. Merger Sub is newly formed, and was organized solely for the purpose of consummating the Merger. Merger Sub has not engaged in any business activities to date and has no material assets or liabilities of any kind, other than those incident to its formation and those related to the Merger. Merger Sub’s principal executive office is located at c/o Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, CA 91360.

THE MERGER (page 13)

On November 2, 2024, Micropac entered into the Merger Agreement with Teledyne and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub shall merge with and into Micropac with Micropac surviving the Merger and becoming a wholly owned subsidiary of Teledyne (the “Surviving Corporation”). At the Effective Time, by virtue of the Merger and without any action on the part of Micropac, Merger Sub, Teledyne or the holders of Micropac Common Stock: (i) each share of Micropac Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) any shares of Micropac Common Stock that are held by us as treasury shares which at the Effective Time will automatically be cancelled and extinguished (the “Cancelled Shares”) and (b) any shares of Micropac Common Stock outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented to the Merger in writing and who has properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (“Section 262”) (such shares, the “Dissenting Shares”), shall be converted automatically into the right to receive $20.00 per share of Micropac Common Stock (the “Merger Consideration”), payable net to the holder in cash (without interest, subject to any withholding of taxes required by applicable law), upon surrender of the certificates representing the shares or Book-Entry Shares pursuant to the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Information Statement.

REASONS FOR THE MERGER (page 18)

After consideration of various factors as discussed under “The Merger—Reasons for the Merger” beginning on page 18, a special committee of independent members of the Micropac Board of Directors (the “Micropac Board”) comprised of Mr. Donald Robinson, Mr. Gerald Tobey, Ms. Shaunna Black and Ms. Christine Dittrich (the “Special Committee”) unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Payment Agreement (as defined below) (together with the Merger, the “Merger Transactions”), upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of Micropac and its stockholders, and (ii) recommended to the Micropac Board that the Micropac Board approve, adopt and declare advisable the Merger Agreement and the Merger Transactions.

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Acting upon the recommendation of the Special Committee, the Micropac Board unanimously: (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement, the Payment Agreement by and among Mr. Robert Hempel and Mr. Mark King (in the form attached to the accompany Information Statement as Annex B, the “Payment Agreement”) and the consummation of the transactions contemplated thereby, including the Merger, by Micropac, (ii) determined that the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Micropac and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (iv) recommended adoption of the Merger Agreement by Micropac’s stockholders.

For a discussion of the material factors considered by the Micropac Board in reaching its conclusions, see “The Merger—Reasons for the Merger” beginning on page 18.

OPINION OF FINANCIAL ADVISOR (page 20)

The Special Committee engaged Mesirow Financial Holdings, Inc. (“Mesirow”) to deliver an opinion as to whether, as of the date of such opinion, the Merger Consideration to be paid in the Merger is fair to the holders of Micropac Common Stock solely from a financial point of view. On October 31, 2024, Mesirow provided an opinion to the Special Committee that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Micropac Common Stock, collectively as a group, is fair to such holders, from a financial point of view.

The full text of Mesirow’s written opinion is attached as Annex E to this Information Statement and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by Mesirow in connection with its opinion.

REQUIRED APPROVAL OF THE MERGER; MICROPAC STOCKHOLDER CONSENT (page 13)

The approval and adoption of the Merger Agreement by Micropac’s stockholders required the affirmative vote or written consent of Micropac stockholders holding a majority of the outstanding shares of Micropac Common Stock. On November 2, 2024 (which was the applicable record date (the “Record Date”)) Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, the holder of 1,952,577 shares of Micropac Common Stock representing approximately 75.7% of the outstanding shares of Micropac Common Stock (the “Principal Stockholder”), executed and delivered a written consent (the “Stockholder Consent”), which is attached to this Information Statement as Annex C adopting and approving the Merger Agreement and the transactions contemplated thereby. As a result, no further approval of the stockholders of Micropac is required to adopt the Merger Agreement or approve the Merger, and we will not be (i) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (ii) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. As of the Record Date, there were 2,578,315 shares of Micropac Common Stock issued and outstanding. This Information Statement and the notice attached hereto constitute notice to you from us of the action taken pursuant to the Stockholder Consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

The Merger will not be completed until at least 20 calendar days after the date this Information Statement is mailed to Micropac stockholders.

CONDITIONS TO COMPLETION OF THE MERGER (page 49)

The obligations of the parties to the Merger Agreement are subject to a number of conditions as described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 49.

TERMINATION OF THE MERGER AGREEMENT (page 51)

The Merger Agreement may be terminated at any time upon the mutual written consent of Micropac and Teledyne. Other circumstances under which Micropac or Teledyne may terminate the Merger Agreement are described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 51.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MICROPAC’S STOCKHOLDERS (page 31)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Micropac’s Stockholders”) in exchange for such U.S. Holder’s shares of Micropac Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Micropac Common Stock surrendered in the Merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Micropac’s Stockholders” on page 31 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

PROCEDURES FOR RECEIVING MERGER CONSIDERATION (page 36)

Certificates

As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), the Surviving Corporation shall cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Micropac Common Stock represented by certificates (the “Certificates”), which shares of Micropac Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement, a letter of transmittal and instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the paying agent or to such other agent or agents as may be appointed by Teledyne, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each share of Micropac Common Stock formerly represented by such Certificates (without interest, subject to any withholding of taxes), and any Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262.

Book-Entry Shares

No holder of non-certificated shares of Micropac Common Stock represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent, to receive the Merger Consideration that such holder is entitled to. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose shares of Micropac Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Teledyne shall cause the paying agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any required tax withholding), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), the Surviving Corporation shall cause the paying agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (i) a letter of transmittal, which shall be in such form as Teledyne, Micropac and the paying agent shall reasonably agree prior to the Effective Time; and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of a duly executed letter of transmittal, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest, subject to any withholding of taxes), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262.

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No interest will be paid or accrued on the Merger Consideration for the benefit of holders of Micropac Common Stock. The Merger Consideration will be subject to deduction for any required withholding tax.

If any certificate representing Micropac Common Stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration with respect to each share of Micropac Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed. Teledyne may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration require the owner of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Teledyne, Merger Sub, the Surviving Corporation or the paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, the appropriate amount of the Merger Consideration may be paid to such person if (i) the Certificate representing such shares of Micropac Common Stock is properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment pays to the paying agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or shares represented by book-entry, as applicable, or establishes to the reasonable satisfaction of the paying agent that such tax has been paid or is not payable.

APPRAISAL RIGHTS (page 54)

This Information Statement and the notice attached hereto constitute official notice of the availability of appraisal rights under Section 262, a copy of which is attached as Annex D.

Pursuant to Section 262, if the Merger is completed, the holders of Micropac Common Stock (other than the Principal Stockholder) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Micropac Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, instead of receiving the Merger Consideration, but only if they strictly comply with the procedures and requirements set forth in Section 262. The judicially determined fair value under Section 262 could be greater than, equal to or less than the Merger Consideration that holders of shares of Micropac Common Stock are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares of Micropac Common Stock no later than twenty (20) calendar days after the date of mailing of this Information Statement, which mailing date is                         , 2024, and precisely comply with other procedures set forth under Section 262. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery should dismiss any such appraisal proceedings as to any holder of such shares of Micropac Common Stock who is otherwise entitled to appraisal rights unless (1) the total number of such holder’s shares of Micropac Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Micropac Common Stock, or (2) the value of the consideration provided in the Merger for such holder’s shares of Micropac Common Stock exceeds $1 million.

For a summary of appraisal rights, see the section entitled “Appraisal Rights” beginning on page 54. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising appraisal rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 will result in loss of the right of appraisal.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q.	WHAT IS THE PROPOSED TRANSACTION AND WHAT EFFECTS WILL IT HAVE ON THE COMPANY?

A.	The proposed transaction is the acquisition of Micropac by Teledyne pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub shall merge with and into Micropac. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Micropac shall continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Teledyne. Micropac will cease to a publicly traded company on the OTC Market Pink Sheets.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF MICROPAC COMMON STOCK?

A.	If the Merger is completed, you will be entitled to receive, for each share of Micropac Common Stock issued and outstanding (other than (i) Cancelled Shares and (ii) Dissenting Shares) immediately prior to the Effective Time, the Merger Consideration, unless you properly exercise and perfect your appraisal rights prescribed in Section 262 for your shares of Micropac Common Stock. See “The Merger Agreement—Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates” on page 39 of this Information Statement for more information.

Q.	WILL THE PER SHARE MERGER CONSIDERATION THAT I RECEIVE IN THE MERGER INCREASE IF MICROPAC’S RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF MICROPAC COMMON STOCK INCREASES ABOVE THE CURRENT PER SHARE MERGER CONSIDERATION?

A.	No. The per share Merger Consideration is fixed.

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Q.	WHAT HAPPENS TO COMPANY EQUITY AWARDS IF THE MERGER IS COMPLETED?

A.

At the Effective Time the restricted stock units of Micropac subject solely to time-based vesting conditions (the “Micropac RSUs”) and the restricted stock units of Micropac subject to performance-based vesting conditions (the “Micropac PSUs” and together with the “Micropac RSUs,” the “Micropac Equity Awards”) will be treated as follows:

•        each Micropac RSU that is outstanding immediately prior to the Effective Time shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or Micropac, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding of taxes) equal to (i) the total number of shares of Micropac Common Stock underlying such award of Company RSUs, multiplied by (ii) the Merger Consideration; and

•        each Micropac PSU, in each case, that is outstanding immediately prior to the Effective Time, shall become vested and, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or Micropac, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of taxes) equal to (x) the number of vested Micropac Common Stock underlying such award, multiplied by (y) the Merger Consideration. For purposes of the Merger Agreement, the number of Micropac Common Stock underlying a Micropac PSU shall be determined (i) for any Micropac PSU (or portion thereof) in respect of which the performance period has been completed prior to the Effective Time and not yet settled into Micropac Common Stock, based on the actual level of performance (as determined by the Micropac Board or an appropriate committee thereof prior to the Effective Time in good faith consistent with past practice) through the end of such performance period, and (ii) for any Micropac PSU (or portion thereof) not described in clause (i), such Micropac PSUs shall vest assuming achievement of the target level of performance as set forth in the corresponding award agreement for such Micropac PSU.

We encourage you to read this Information Statement in entirety as well as the Merger Agreement, which is attached as Annex A to this Information Statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.	Under applicable securities laws, the Merger cannot be completed until at least 20 calendar days after we mail this Information Statement to Micropac’s stockholders as of the Record Date. We expect the Merger to close by the end of the calendar year 2024, or as promptly as practicable thereafter.

Q.	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A.	If the Merger is not completed for any reason, Micropac stockholders will not receive any payment for their Micropac Common Stock in connection with the Merger. Instead, Micropac will remain a publicly traded company and the Micropac Common Stock will continue to be quoted on the OTC Market Pink Sheets under the symbol “MPAD.OB”.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.	Provisions of the DGCL and applicable federal securities laws require us to provide you with information regarding the Merger and your appraisal rights, even though your vote or consent is neither required nor requested to complete the Merger.

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Q.	WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A.	The approval and adoption of the Merger Agreement by Micropac’s stockholders required the affirmative vote or written consent of Micropac stockholders holding a majority of the outstanding shares of Micropac Common Stock. On the Record Date, Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, the holder of 1,952,577 shares of Micropac Common Stock representing approximately 75.7% of the outstanding shares of Micropac Common Stock (the “Principal Stockholder”), executed and delivered a written consent (the “Stockholder Consent”), which is attached to this Information Statement as Annex C adopting and approving the Merger Agreement and the transactions contemplated thereby. As a result, no further approval of the stockholders of Micropac is required to adopt the Merger Agreement or approve the Merger, and we will not be (i) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (ii) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. This Information Statement and the notice attached hereto constitute notice to you from us of the action taken pursuant to the Stockholder Consent contemplated by Section 228(e) of the DGCL.

Q.	WHAT DID THE SPECIAL COMMITTEE DETERMINE AND RECOMMEND TO THE COMPANY BOARD?

A.	Having undertaken a thorough review of, and carefully considered, information concerning the Merger, and a fairness opinion from Mesirow Financial, Inc. (“Mesirow”), and after consulting with experienced, qualified and independent financial and legal advisors, the Special Committee unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of Micropac and its stockholders, recommended to the Micropac Board that the Micropac Board approve, adopt and declare advisable the Merger Agreement and the Merger Transactions.

Q.	WHAT IS THE RECOMMENDATION OF THE MICROPAC BOARD REGARDING THE MERGER AGREEMENT?

A.	The Micropac Board unanimously (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement, the Payment Agreement by and among Mr. Robert Hempel and Mr. Mark King (in the form attached to the accompany Information Statement as Annex B, the “Payment Agreement”) and the consummation of the transactions contemplated thereby, including the Merger, by Micropac, (ii) determined that the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Micropac and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (iv) recommended adoption of the Merger Agreement by Micropac’s stockholders. To review the Micropac Board’s determinations, see “The Merger—Reasons for the Merger” beginning on page 18 of this Information Statement.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.	Yes, all Micropac stockholders other than the Principal Stockholder are entitled to appraisal rights in accordance with the procedures specified in Section 262 of the DGCL in connection with the Merger. For additional information on your appraisal rights, see page 54 of this Information Statement.

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Q.	HOW DO I SURRENDER MY UNCERTIFICATED SHARES HELD BY THE COMPANY’S PAYING AGENT?

A.	No holder of uncertificated shares of Micropac Common Stock (“Uncertificated Shares”) will be required to provide a certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (i) the aggregate number of outstanding shares of Micropac Common Stock represented by such holder’s transferred Uncertificated Shares; by (ii) the Merger Consideration, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof. No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Merger Consideration payable upon the transfer of such Uncertificated Shares.

Q.	SHOULD I SEND IN MY CERTIFICATES OR OTHER EVIDENCE OF OWNERSHIP NOW?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Micropac Common Stock for the Merger Consideration. If your shares of Micropac Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares of Micropac Common Stock in exchange for the Per Share Price. Do not send in your certificates now.

Q.	WHAT HAPPENS TO MY SHARES OF MICROPAC COMMON STOCK HELD BY MY BROKER?

A.	Your broker generally will handle cashing out all shares of Micropac Common Stock that you hold in your brokerage account after the closing of the Merger has occurred. You should direct any specific questions on this to your broker.

Q.	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A.	For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Micropac’s Stockholders”) in exchange for such U.S. Holder’s shares of Micropac Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Micropac Common Stock surrendered in the Merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Micropac’s Stockholders” on page 31 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

Q.	IS THE MERGER SUBJECT TO ANY CONDITIONS?

A.	Yes. Before the Merger can be completed, Micropac, Teledyne and Merger Sub must satisfy or, if permissible, waive, several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 49.

Q.	WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A.	If you transfer your shares of Micropac Common Stock prior to the completion of the Merger, you will have transferred the right to receive the Merger Consideration to be received by Micropac’s stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

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Q.	DO ANY EXECUTIVE OFFICERS OR DIRECTORS OF MICROPAC HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO MY INTERESTS AS A STOCKHOLDER?

A.	You should be aware that Micropac’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Micropac’s stockholders generally. The Micropac Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “Interests of Directors and Executive Officers in the Merger” beginning on page 33.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT MICROPAC?

A.	Micropac files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information about Micropac that Micropac files electronically with the SEC. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 60 of this Information Statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this Information Statement, please contact, Mark W. King, at markking@micropac.com or (972) 272-3571.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information and the documents to which we refer you in this information contain forward-looking statements about Micropac’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of Micropac for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include:

•	the failure to satisfy any of the conditions to the consummation of the Merger;

•	the risk that the Merger may not be completed in a timely manner or at all;

•	the effect of the announcement or pendency of the proposed transaction on Micropac’s business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction;

•	risks related to diverting management’s attention from Micropac’s ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against us related to the Merger Agreement or the proposed transaction;

•	unexpected costs, charges or expenses resulting from the proposed transaction; and

•	other risks described in Micropac’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Information Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this Information Statement or the date of any document referred to in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

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THE PARTIES TO THE MERGER

Micropac Industries, Inc.

Micropac Industries, Inc., a Delaware corporation, designs, manufactures and distributes various types of microelectronic circuits including solid state relays and power controllers, optoelectronic components, and sensor and display components and assemblies. Micropac’s products are used as components and assemblies in a broad range of military, space, medical and commercial systems, including aircraft instrumentation and navigation systems, satellite systems, power supplies, electronic controls, computers, medical devices, and high-temperature (200o C) products.

Micropac’s facilities are certified and qualified by the Defense Logistics Agency (DLA) to MIL-PRF-38534 (class K-space level) and MIL-PRF-19500 JANS (space level) and are certified to ISO 9001:2015 and AS 9100D. Micropac is a National Aeronautics and Space Administration (NASA) core supplier and is registered to AS9100-Aerospace Industry standard for supplier certification. Micropac has Underwriters Laboratories (UL) approval on our industrial power controllers.

Micropac’s core technologies are microelectronic and optoelectronic designs to include the packaging and interconnecting of multi-chip microelectronics modules. Other technologies include light emitting and light sensitive materials and products, including light emitting diodes and silicon phototransistors, and electronic integration used in Micropac’s optoelectronic components and assemblies.

Micropac’s principal executive office is located at 1655 State Hwy 66, Garland, Texas 75040, and our telephone number is (972) 272-3571. Shares of Micropac Common Stock are quoted on the OTC Market Pink Sheets under the symbol “MPAD.OB”. For more information about Micropac, please visit our website at https://micropac.com/. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this Information Statement. Detailed descriptions about Micropac’s business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed on February 7, 2024, and Quarterly Reports on Form 10-Q for the fiscal quarters ended February 24, 2024 filed on April 10, 2024, May 25, 2024 filed on July 9, 2024 and August 24, 2024 filed on October 8, 2024, which are incorporated by reference in this Information Statement. See “Where You Can Find More Information” beginning on page 60.

Teledyne

Teledyne provides enabling technologies for industrial growth markets that require advanced technology and high reliability. These markets include aerospace and defense, factory automation, air and water quality environmental monitoring, electronics design and development, oceanographic research, deepwater oil and gas exploration and production, medical imaging and pharmaceutical research. Teledyne’s products include digital imaging sensors, cameras and systems within the visible, infrared and X-ray spectra, monitoring and control instrumentation for marine and environmental applications, harsh environment interconnects, electronic test and measurement equipment, aircraft information management systems, and defense electronics and satellite communication subsystems. Teledyne also supplies engineered systems for defense, space, environmental and energy applications. Teledyne differentiates itself from many of its direct competitors by having a customer- and company-sponsored applied research center that augments its product development expertise. Teledyne believes its technological capabilities, innovation and ability to invest in the development of new and enhanced products are critical to obtaining and maintaining leadership in its markets and the industries in which it competes. Teledyne became an independent public company effective November 29, 1999.

Merger Sub

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Teledyne. Merger Sub is newly formed, and was organized solely for the purpose of consummating the Merger. Merger Sub has not engaged in any business activities to date and has no material assets or liabilities of any kind, other than those incident to its formation and those related to the Merger. Merger Sub’s principal executive office is located at c/o Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, CA 91360.

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THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that may be important to you. The discussion of the Merger in this Information Statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A and incorporated by reference into this Information Statement. We encourage you to read carefully this entire Information Statement, including the Merger Agreement, for a more complete understanding of the Merger.

Overview

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Micropac, with Micropac continuing as the Surviving Corporation of the Merger under the name “Teledyne Micropac, Inc.” and a wholly owned subsidiary of Teledyne. The Merger shall become effective at the time the certificate of merger (the “Certificate of Merger”) shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

Required Approval of the Merger; Micropac Stockholder Consent

The Merger is being effected pursuant to the Merger Agreement by and among Micropac, Teledyne and Merger Sub. The Micropac Board unanimously approved the Merger Agreement and the Merger at a meeting of the Micropac Board held on October 31, 2024.

The approval and adoption of the Merger Agreement by Micropac’s stockholders required the affirmative vote or written consent of Micropac stockholders holding a majority of the outstanding shares of Micropac Common Stock. On the Record Date, Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, the holder of 1,952,577 shares of Micropac Common Stock representing approximately 75.7% of the outstanding shares of Micropac Common Stock (the “Principal Stockholder”), executed and delivered a written consent (the “Stockholder Consent”), which is attached to this Information Statement as Annex C adopting and approving the Merger Agreement and the transactions contemplated thereby. As a result, no further approval of the stockholders of Micropac is required to adopt the Merger Agreement or approve the Merger, and we will not be (i) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (ii) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. This Information Statement and the notice attached hereto constitute notice to you from us of the action taken pursuant to the Stockholder Consent contemplated by Section 228(e) of the DGCL. As of the Record Date, there were 2,578,315 shares of Micropac Common Stock issued and outstanding.

As a result, no action by any other Micropac stockholder is required to adopt the Merger Agreement. The consummation of the Merger remains subject to the satisfaction of the conditions provided for in the Merger Agreement. See “The Merger Agreement—Conditions to Completion of the Merger” on page 49 below for a description of the conditions provided for in the Merger Agreement and “The Merger Agreement—Termination of the Merger Agreement” on page 51 below for a description of the termination provisions provided for in the Merger Agreement.

The Merger will not be completed until at least 20 calendar days after the date this Information Statement is mailed to Micropac stockholders.

Background of the Merger

The Micropac Board and management team regularly evaluate our business and operations, long-term strategic goals and alternatives, and prospects for partnerships and other strategic transactions. The Micropac Board and management team recognize that we operate in an industry that is rapidly evolving and highly competitive. In addition, given our size and the fact that the Micropac Common Stock is traded on the over-the-counter system, and not listed on a stock exchange, there is limited liquidity in the trading of Micropac Common Stock. Accordingly, from time to time, we have considered strategic opportunities for Micropac.

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On June 18, 2024, the Micropac Board held a special meeting via videoconference, together with representatives of Micropac’s management team, to engage in discussions regarding potential strategic alternatives. As part of its evaluation of strategic alternatives, the Micropac Board discussed whether a strategic transaction may be a potential path to maximize stockholder value, as opposed to continuing as a stand-alone public company. The Micropac Board further discussed the engagement of a financial advisor to assist the Micropac Board in its consideration of strategic alternatives, and authorized Micropac’s management team to select and engage an investment bank to lead, manage and facilitate the strategic alternatives review process (and any potential sale transaction arising in connection therewith).

Between June 2024 and September 5, 2024, at the direction of the Micropac Board, members of Micropac’s management contacted representatives of a potential financial advisor (“Financial Advisor A”) and negotiated the terms of a potential engagement letter with Financial Advisor A in connection with the evaluation of strategic alternatives that may be available to Micropac.

On July 12, 2024, the Micropac Board held a special meeting via videoconference, together with representatives of Micropac’s management team, and representatives of Haynes and Boone, LLP (“H&B”), outside legal counsel to Micropac, to discuss certain best practices for the Micropac Board in connection with its review of strategic alternatives for Micropac. Representatives of H&B led the Micropac Board in a discussion of the Micropac Board’s fiduciary duties under Delaware law when evaluating a potential sale of Micropac. The Micropac Board further discussed the benefits of forming a special committee to consider strategic alternatives given the extensive time commitment involved in such a process and to mitigate any actual or perceived conflict of interest related to Mr. Mark King’s and Mr. Robert Hempel’s financial interests in a proposed sale transaction. Members of Micropac’s management also updated the Micropac Board on management’s recent conversations with Financial Advisor A to serve as Micropac’s exclusive financial advisor in connection with Micropac’s strategic review. Following this discussion, the Micropac Board authorized Messrs. King and Donald Robinson to continue discussions with Financial Advisor A in an effort to negotiate and finalize an acceptable fee arrangement with Financial Advisor A on behalf of Micropac.

On July 30, 2024, representatives of Teledyne and Mr. King met in person at Micropac’s headquarters in Garland, Texas. The meeting was unsolicited. No formal proposals were made, no confidential information was exchanged, but Teledyne expressed an interest in possible business collaboration between the two companies. Mr. King presented a company overview and described examples of business methods and processes leading to the success of Micropac. Mr. King also provided a tour of Micropac facility operations.

On August 1, 2024, Daniel Zeff, on behalf of Zeff Capital, L.P. (“Zeff Capital”), a stockholder of Micropac, submitted a letter to Mr. Robert Hempel expressing its belief that Micropac should form an internal strategic committee and hire investment bankers to pursue an outright sale of Micropac for cash or a reverse-merger with a larger entity seeking a public stock listing.

Also on August 1, 2024, Mr. Zeff forwarded the letter from Zeff Capital to Mr. King and contacted Mr. King, consistent with past practices, to discuss Micropac’s financial performance as set forth in Micropac’s Quarterly Report on Form 10-Q for the period ended May 25, 2024.

Also on August 1, 2024, Dr. Robert Mehrabian, the Executive Chairman of Teledyne, initiated the transaction by submitting a letter to Mr. Robert Hempel, in which Dr. Mehrabian expressed a desire to discuss a possible strategic transaction between Micropac and Teledyne. On August 7, 2024, Mr. Hempel spoke to Dr. Mehrabian via telephone and Dr. Mehrabian expressed Teledyne’s interest in acquiring either the shares of Micropac Common Stock held by the Principal Stockholder or one hundred percent (100%) of the issued and outstanding shares of Micropac Common Stock at a potential price of $20.00 per share of Micropac Common Stock. Mr. Hempel thereafter provided to Mr. King a copy of the letter received from Dr. Mehrabian and advised Mr. King of the substance of Mr. Hempel's conversation with Dr. Mehrabian.

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Mr. King thereafter provided to the members of the Micropac Board the letter from Mr. Zeff to Mr. Hempel and the letter from Dr. Mehrabian to Mr. Hempel.

On August 8, 2024, the Micropac Board formed a special committee of independent members of the Micropac Board (the “Special Committee”) and delegated to it the authority (a) review and evaluate Micropac’s strategic alternatives, including a potential strategic transaction involving the sale of all or substantially all of the Company’s stock or assets, to (b) review, evaluate, investigate, pursue and negotiate the terms and conditions of a potential transaction that may be identified as a result of Micropac’s strategic review and to consider alternatives to any such transaction; (c) recommend to the Micropac Board and Micropac whether a possible strategic transaction was advisable and fair to, and in the best interests of, Micropac and its stockholders (or any subset of the stockholders of Micropac that the Special Committee determined to be appropriate); and (d) take such other actions as the Special Committee deemed to be necessary or appropriate for the Special Committee to discharge its duties. The Special Committee was comprised of four independent and disinterested directors, chaired by Mr. Donald Robinson and also composed of Mr. Gerald Tobey, Ms. Shaunna Black, and Ms. Christine Dittrich. In connection with the Micropac Board’s and management’s regular assessment of strategic alternatives for Micropac and Mesirow’s engagement (as discussed below), the Special Committee asked Mesirow to prepare a summary of potential alternatives to a transaction with Teledyne and to present their conclusions to the Special Committee. The Special Committee considered the following strategic alternatives: (i) continuing to execute on Micropac’s current business plan, (ii) initiating a stock buyback program, (iii) initiating a special dividend, (iv) conducting a secondary offering, and (v) pursuing a formal sale process for a sale of Micropac. After assessing each of the foregoing potential alternatives, the Special Committee determined that each alternative was unlikely to increase shareholder value relative to a potential transaction with Teledyne. In addition, the Micropac Board considered whether these alternatives proposed risks to Micropac that outweighed those presented by the Merger, including (i) the likelihood that Micropac would successfully execute on its business plan, (ii) transaction certainty, (iii) the timeline to consummate an alternative transaction and the time and effort required from management and the Micropac Board to execute such a transaction, (iv) the ability of Micropac to incur sufficient indebtedness to drive significant shareholder value, including through buybacks or special dividends and (v) existing trading volumes and market appetite for Micropac’s Common Stock.

On August 8, 2024, Mr. King called a representative of Teledyne to inform them that Dr. Mehrabian's letter to Mr. Hempel had been shared with all members of the Micropac Board and that the Special Committee had been formed to review and evaluate Micropac's strategic alternatives.

On August 13, 2024, Micropac and Teledyne executed a confidentiality agreement (the “Teledyne NDA”). The Teledyne NDA contained customary limitations regarding the use and disclosure of Micropac’s confidential information and a customary standstill provision that terminated automatically upon the entry by Micropac into a definitive agreement with another bidder.

On August 16, 2024, the Special Committee held a special meeting via videoconference. together with members of Micropac’s management team, to discuss the status of Micropac’s strategic review (including discussions with Zeff Capital and Teledyne) and ongoing negotiations with respect to Financial Advisor A’s engagement as Micropac’s financial advisor in connection with the strategic review.

On August 20, 2024, the Micropac Board held a regularly scheduled meeting via videoconference, together with members of Micropac’s management team. During the meeting, representatives of Micropac’s management presented an update on the status of discussions with Teledyne and Micropac’s ongoing strategic review.

On August 21, 2024, Teledyne submitted a non-binding written proposal to acquire Micropac (the “Teledyne LOI”), contemplating an all-cash transaction at a purchase price of $20.00 per share of Micropac Common Stock, which represented approximately a 50% premium on the last reported sale price of Micropac Common Stock as of August 20, 2024, together with a request to enter into exclusive negotiations with Teledyne for 60 days. Later that same day, two members of the Special Committee had a call with a Teledyne representative regarding the process and to discuss next steps. Micropac did not make a counteroffer to the $20.00 per share purchase price offered pursuant to the Teledyne LOI, as Teledyne indicated to Micropac that the Teledyne LOI constituted Teledyne’s best and final offer to Micropac, and that any attempt to negotiate the purchase price or launch a marketed process for Micropac would result in Teledyne withdrawing its proposal to acquire Micropac. Given the significant premium offered by Teledyne and the various benefits associated with a transaction with Teledyne, including transaction certainty, the Special Committee concluded that attempting to negotiate the purchase price or to launch a marketed process to sell Micropac at the risk of Teledyne withdrawing its offer was not in the best interests of Micropac or its shareholders.

On August 27, 2024, after reviewing the proposed terms of the Teledyne LOI, the Special Committee instructed Micropac’s management team to finalize and enter into the Teledyne LOI.

On August 30, 2024, Micropac submitted to Teledyne written comments on the Teledyne LOI. Between August 30, 2024 and September 3, 2024, members of Micropac’s management team and representatives of Teledyne finalized the terms of the Teledyne LOI.

On September 3, 2024, Micropac and Teledyne entered into the revised Teledyne LOI.

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During September 2024 and October 2024, Teledyne conducted its due diligence review of Micropac by way of a virtual data room, expert sessions and written questions and responses.

On September 5, 2024, representatives of Financial Advisor A contacted representatives of Micropac’s management team and informed them that Financial Advisor A would not be entering into an engagement letter with Micropac to serve as Micropac’s financial advisor in connection with the proposed transaction.

Between September 6, 2024, and September 10, 2024, at the direction of the Special Committee, members of Micropac’s management team and representatives of Mesirow Financial, Inc. (“Mesirow”) finalized the terms of an acceptable fee arrangement, whereby Mesirow would serve as Micropac’s financial advisor and, in connection therewith, render a fairness opinion to the Special Committee and the Micropac Board. On September 10, 2024, Micropac engaged Mesirow as its financial advisor in connection with the proposed transaction with Teledyne.

On September 6, 2024, representatives of H&B, McGuireWoods LLP, as counsel to Teledyne (“McGuireWoods”), and representatives of Micropac’s management team met via videoconference to discuss the terms of the proposed transaction, including the anticipated timing for announcement.

On September 12, 2024, representatives of H&B sent initial drafts of the Merger Agreement and a related voting agreement to representatives of McGuireWoods. The draft Merger Agreement, among other things: (i) provided that the obligations of Micropac and Teledyne to consummate the Merger would be conditioned on, among other things, obtaining approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Micropac Common Stock (including the shares of Micropac Common Stock owned by the Principal Stockholder); (ii) included substantially reciprocal representations and warranties, other than certain operational representations and warranties by Micropac; and (iii) provided for payment of a termination fee by Micropac and expense reimbursement under specified circumstances.

On September 24, 2024, Teledyne conducted on-site due diligence at Micropac’s headquarters in Garland, Texas. During the course of these meetings, members of Micropac’s management team provided a management presentation to representatives of Teledyne.

On September 26, 2024, representatives of H&B and McGuireWoods met via videoconference to discuss the terms of the Merger Agreement. During this meeting, representatives of H&B and McGuireWoods engaged in a high-level discussion of structural elements of the Merger Agreement and whether to structure the transaction as a merger with a stockholder consent or a tender offer and merger.

On September 27, 2024, the Special Committee held a special meeting via videoconference, together with members of Micropac’s management team, Mesirow and H&B to discuss the status of Teledyne’s due diligence review, transaction timing, and the proposed transaction structure.

On October 8, 2024, representatives of McGuireWoods sent a revised draft of the Merger Agreement to representatives of H&B, which reflected certain proposed changes on a number of key issues, including those related to deal structure, the parties’ respective representations and warranties, pre-closing covenants, deal protection terms, termination fees and expenses, post-closing employee covenants and closing conditions.

On October 16, 2024, representatives of H&B sent a revised draft of the Merger Agreement to representatives of McGuireWoods, which included certain revisions to, among other things, the representations and warranties, closing conditions, and payment mechanics with respect to the Principal Stockholder.

Between October 22 and October 31, 2024, multiple drafts of the Merger Agreement were exchanged between representatives of H&B and McGuireWoods to finalize the terms of the transaction. In addition, during this period, representatives of Teledyne completed Teledyne’s due diligence investigation of Micropac.

On October 22, 2024, the Board of Directors of Teledyne approved entry into the Merger Agreement.

On October 29, 2024, the Special Committee held a special meeting via videoconference, together with members of Micropac’s management team, Mesirow and H&B. Representatives of Mesirow rendered Mesirow’s oral opinion to the Special Committee, which was subsequently confirmed by Mesirow’s written opinion to the Special Committee, dated October 29, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mesirow in preparing its opinion, the consideration to be received the holders of shares of Micropac Common Stock, collectively as a group, in connection with the proposed transaction was fair, from a financial point of view, to such holders of Micropac Common Stock. The Special Committee then reviewed, with management and Micropac’s advisors, Micropac’s strategic alternatives in comparison to the proposed transaction with Teledyne. Next, representatives of H&B provided an overview of the Merger Agreement. After discussion, the Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Micropac and its stockholders; and (b) recommended that the Micropac Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.

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On October 31, 2024, the Micropac Board held a special meeting via videoconference, together with members of Micropac’s management team, Mesirow and H&B. Representatives of Mesirow rendered Mesirow’s oral opinion to the Micropac Board, which was subsequently confirmed by Mesirow’s written opinion to the Special Committee and the Micropac Board, dated October 31, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mesirow in preparing its opinion, the consideration to be received the holders of shares of Micropac Common Stock, collectively as a group, in connection with the proposed transaction was fair, from a financial point of view, to such holders of Micropac Common Stock. Next, representatives of H&B answered questions regarding the Merger Agreement, the Payment Agreement and related matters. Representatives of H&B then presented to the rest of the Micropac Board regarding the Special Committee’s review of the advisability of the proposed transaction and its recommendation that the Micropac Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. After discussion, acting upon the recommendation of the Special Committee, the Micropac Board unanimously: (a) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, by Micropac, (b) determined that the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Micropac and its stockholders, (c) approved, adopted and declared advisable the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein; and (d) recommended adoption of the Merger Agreement by Micropac’s stockholders. The Micropac Board considered various reasons to approve the Merger Agreement (see “—Recommendation of The Micropac Board” and “—Reasons for the Merger” for additional information), and certain countervailing factors.

During the evening of November 1, 2024, the parties completed the Merger Agreement and related documents, and signature pages thereafter were exchanged and released.

On November 2, 2024, the Principal Stockholders executed and delivered the Stockholder Consent adopting and approving the Merger Agreement and the transactions contemplated thereby.

On November 4, 2024, prior to the opening of trading of Micropac Common Stock, Micropac and Teledyne issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the SPECIAL COMMITTEE AND the Micropac Board

On October 29, 2024, at a meeting of the Special Committee, the Special Committee unanimously:

Having undertaken a thorough review of, and carefully considered, information concerning the Merger, and a fairness opinion from Mesirow, and after consulting with experienced, qualified and independent financial and legal advisors, the Special Committee unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Payment Agreement, upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of Micropac and its stockholders and recommended to the Micropac Board that the Micropac Board approve, adopt and declare advisable the Merger Agreement and the Merger Transactions.

On October 31, 2024, at a meeting of the Micropac Board, the Micropac Board unanimously:

•	duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, by Micropac;

•	determined that the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Micropac and its stockholders;

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•	approved, adopted and declared advisable the Merger Agreement, the Payment Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein; and

•	recommended adoption of the Merger Agreement by Micropac’s stockholders.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Micropac Board consulted with management and outside counsel. In recommending that Micropac’s stockholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, the Micropac Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	other alternatives to the acquisition by Teledyne, including the possibility of continuing to operate Micropac as a standalone entity and the perceived risks of that alternative;

•	the potential benefits to Micropac’s stockholders of these alternatives and the timing and likelihood of effecting such alternatives;

•	the Special Committee’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Micropac to create greater value for Micropac’s stockholders than the Merger, taking into account execution risks of Micropac’s standalone business plan, as well as business, competitive, political, financial, industry, market and other risks;

•	the fact that the Merger Consideration would (i) provide Micropac’s stockholders with the opportunity to receive a significant premium over the market price of the Micropac Common Stock and (ii) would be paid in cash, thus providing liquidity and certainty of value to Micropac’s stockholders;

•	the fact that the Merger Agreement provided for an attractive purchase price that will be paid in cash, providing certainty of value to the stockholders of Micropac and allowing for Micropac’s stockholders to liquidate their investment in Micropac; and

•	the business reputation and financial resources of Teledyne, which supported the Special Committee’s conclusion that the transaction could be completed relatively quickly and in an orderly manner.

The Micropac Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement, including:

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, could cause substantial harm to Micropac’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors, customers and commercial partners and may divert management and employees’ attention away from Micropac’s day-to-day business operations;

•	the fact that following completion of the Merger, Micropac will no longer exist as an independent public company and that, as the Merger Agreement provides for all-cash consideration, Micropac’s stockholders will not participate in any future earnings or growth of Micropac and will not benefit from any appreciation in value of Micropac;

•	the fact that any gain from an all-cash transaction such as the Merger will generally be taxable to Micropac’s U.S. Holders for U.S. federal income tax purposes;

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•	the requirement that Micropac pay Teledyne a termination fee of $1,593,083 under certain circumstances following termination of the Merger Agreement;

•	the fact that Micropac will incur substantial expenses related to the Merger regardless of whether it is completed and, if the Merger is not completed, other risks and costs to Micropac, including the diversion of management and employee attention, potential employee attrition, and the potential disruptive effect on business and customer relationships;

•	the risk of litigation arising in connection with of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the fact that the consummation of the Merger may be delayed or not occur at all, and the Micropac Board’s beliefs about the adverse impact such event would have on Micropac and its business, sales, operations and financial results, including any effect of a public announcement of termination of the Merger Agreement on the trading price of the Micropac Common Stock; and

•	that Micropac’s executive officers and directors may have interests in the Merger that are different from, or in addition to, those of Micropac’s other stockholders.

While the Micropac Board considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors and collectively reached the conclusion to approve the Merger Agreement and the Merger.

The foregoing discussion of the factors considered by the Micropac Board is not intended to be exhaustive, but does set forth the principal factors considered by the Micropac Board. In view of the wide variety of factors considered by the Micropac Board in connection with its evaluation of the Merger and the complexity of these matters, the Micropac Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Micropac Board. Rather, the Micropac Board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Micropac Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 11 of this Information Statement.

THE MICROPAC BOARD APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER, SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS DESCRIBED IN “THE MERGER AGREEMENT—CONDITIONS TO COMPLETION OF THE MERGER” BELOW, AND RECOMMENDED THAT MICROPAC’S STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

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Opinion of Financial Advisor

The Special Committee retained Mesirow Financial, Inc. (“Mesirow”) to provide it with financial advisory services and a fairness opinion in connection with the Merger. On October 31, 2024, Mesirow delivered to the Special Committee its opinion that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of the Micropac Common Stock pursuant to the proposed transaction is fair from a financial point of view to such holders of Micropac Common Stock.

The full text of Mesirow’s written opinion, dated October 31, 2024, which is attached to this Information Statement as Annex E and is incorporated by reference in its entirety into this Information Statement, sets forth the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Mesirow in connection with its opinion. Holders of Micropac Common Stock are urged to read this opinion carefully and in its entirety. Mesirow’s written opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, was directed only to the fairness, from a financial point of view, to the holders of Micropac Common Stock that are issued and outstanding as of immediately prior to the Effective Time and did not address any other aspects or implications of the Merger. Mesirow’s opinion does not constitute a recommendation to any stockholder of Micropac as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. The summary of the opinion of Mesirow set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Mesirow reviewed and analyzed the following:

•	the financial terms and conditions of a substantially final draft, dated as of October 28, 2024, of the Merger Agreement;

•	reviewed certain business and financial information relating to Micropac included in certain publicly available filings that Mesirow deemed to be relevant;

•	the Quality of Earnings analysis prepared by Whitley Penn LLP for fiscal years 2022 to 2023 and the latest-twelve-month period ended August 24, 2024;

•	certain internally-prepared presentations relating to past and current business operations, financial conditions and future financial outlook of Micropac; and

•	certain information relating to the historical, current and future operations, financial condition and prospects of Micropac made available to Mesirow by Micropac, including (i) historical financial information (and adjustments thereto) of Micropac for fiscal years 2021 to 2023 and the latest-twelve-month period ended August 24, 2024 and (ii) financial projections relating to Micropac for the fiscal years ending November 30, 2024 through November 30, 2029 (the “Projections”).

In addition, in arriving at its opinion, Mesirow:

•	spoke with certain members of the management of Micropac and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of Micropac, the Merger and other related matters;

•	compared the financial and operating performance of Micropac with that of other public companies that Mesirow deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Mesirow deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for shares of Micropac Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that Micropac deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Mesirow deemed appropriate.

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Mesirow relied upon and assumed, without independent investigation or verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any liability or responsibility with respect to the accuracy or completeness of such data, material and other information. In addition, management of Micropac advised Mesirow, and Mesirow assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Micropac. In addition, Mesirow relied upon and assumed, without independent investigation or verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Mesirow since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Mesirow incomplete or misleading.

Mesirow did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of Micropac, Teledyne, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified therein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any support agreement, standstill agreement, shareholder agreement or other arrangements, agreements or understandings entered into in connection with the Merger or otherwise, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Micropac, Teledyne, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for Micropac, Teledyne, or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of Micropac’s, Teledyne, Teledyne’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Micropac’s, Teledyne’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration between, amongst or within such classes or groups of security holders (including, without limitation, classes of shares of Micropac Common Stock) or other constituents), (vi) whether or not Micropac, Teledyne, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of Micropac, Teledyne, or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise or (ix) the likelihood of consummation of the Merger. In rendering this opinion, we have not been requested to, and did not, take into account different classes or attributes of shares of Micropac Common Stock or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Mesirow assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Mesirow has relied, with the consent of Micropac, on the assessments by Micropac and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Micropac, Teledyne and the Merger or otherwise.

Furthermore, Mesirow was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Micropac or any other party, nor was it provided with any such appraisal or evaluation. Micropac did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Mesirow did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Micropac is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Mesirow is also not expressing any opinion as to the price or range of prices at which the Micropac Common Stock will trade at any time.

Further, Mesirow’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date on the opinion. Mesirow has not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events or circumstances occurring or coming to its attention after the date of the opinion.

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Summary of Mesirow’s Financial Analysis

The following is a summary of the material analyses performed by Mesirow in connection with its written opinion as of October 31, 2024 to the Micropac Board. The following summary is not a complete description of Mesirow’s opinion or the financial analyses performed and factors considered by Mesirow in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Mesirow, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Mesirow’s opinion.

In performing the financial analyses summarized below and in arriving at its opinion, Mesirow utilized and was directed by the Micropac Board to rely upon, among other matters, (i) the Projections, (ii) the Quality of Earnings analysis prepared by Whitley Penn LLP for fiscal years 2022 to 2023 and the latest-twelve-month period ended August 24, 2024; (iii) summary of preliminary financials for TTM August 2024 period and updated fiscal year-end 2024 projections and (iv) other internal documents of Micropac relating to past and current business operations, financial conditions and future financial outlook of Micropac provided to Mesirow by management of Micropac.

Public Trading Comparable Companies Analysis

Mesirow conducted a public comparable companies analysis, utilizing financial data from a peer group of ten total global, publicly traded companies in the microelectronic components sectors with a similar manufacturing capabilities, product offerings and other attributes (the “Comparable Companies”). Mesirow considered several selection criteria, including (1) the stock of the company must be actively traded, (2) financially solvent and (3) the company must operate in a similar line of business as Micropac.

Mesirow analyzed (i) the ratio of enterprise value (“EV”) to trailing twelve months (“TTM”) revenue, (ii) the ratio of price to earnings and (iii) the ratio of net debt to TTM EBITDA for each of the Comparable Companies utilizing publicly available financial information as of October 23, 2024. The following is the list of the Comparable Companies along with their respective EV/TTM Revenue, Price/Earnings and Net Debt/TTM EBITDA:

	Enterprise Value /		Net Debt /
	TTM	Price /	TTM
Company	Revenue	Earnings	EBITDA

Amphenol Corporation	5.82x	39.8x	1.0x
Crane Company	3.86x	35.9x	0.4x
Ducommun Incorporated	1.51x	40.5x	2.9x
Knowles Corporation	2.12x	34.0x	1.3x
Littelfuse, Inc.	2.97x	32.6x	0.8x
OSI Systems, Inc.	1.79x	17.5x	2.7x
TE Connectivity plc	3.04x	13.4x	0.7x
TT Electronics plc	0.49x	NM	1.6x
TTM Technologies, Inc.	1.11x	NM	1.9x
Vishay Precision Group, Inc.	0.84x	15.0x	NM

First Quartile (25th Percentile)	1.21x	16.9x	0.8x
Median	1.96x	33.3x	1.3x
Mean	2.36x	28.6x	1.5x
Third Quartile (75th Percentile)	3.02x	36.9x	1.9x

Proposed Transaction	1.53x	11.8x	0.6x

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No company utilized in the public comparable companies analysis is identical to Micropac. In evaluating the Comparable Companies, Mesirow made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Micropac’s control. These include, among other things, the impact of competition on Micropac’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Micropac and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

In addition, Mesirow analyzed (i) TTM to next twelve month revenue (“NTM”) CAGR, (ii) TTM gross margin, (iii) TTM EBITDA margin and (iv) net working capital as a percent of TTM revenue for each of the Comparable Companies utilizing publicly available financial information as of October 23, 2024. The following is the list of the Comparable Companies along with their respective TTM-NTM revenue CAGR, TTM gross margin, TTM EBITDA margin and Net Working Capital as a percent of TTM Revenue:

				Net Working
	TTM - NTM	TTM	TTM	Capital as a %
	Revenue	Gross	EBITDA	of TTM
Company	CAGR	Margin	Margin	Revenue

Amphenol Corporation	10.0%	33.4%	24.8%	17.9%
Crane Company	6.7%	38.1%	18.1%	22.3%
Ducommun Incorporated	3.9%	23.9%	11.3%	47.3%
Knowles Corporation	NM	37.9%	13.8%	26.1%
Littelfuse, Inc.	1.3%	36.5%	19.1%	24.9%
OSI Systems, Inc.	2.9%	34.5%	15.0%	48.6%
TE Connectivity plc	3.0%	33.9%	23.3%	15.0%
TT Electronics plc	(4.0%)	23.5%	11.1%	25.2%
TTM Technologies, Inc.	6.0%	19.4%	12.7%	13.0%
Vishay Precision Group, Inc.	(8.4%)	42.6%	15.1%	30.8%

First Quartile (25th Percentile)	1.3%	26.3%	12.9%	19.0%
Median	3.0%	34.2%	15.0%	25.1%
Mean	2.4%	32.4%	16.4%	27.1%
Third Quartile (75th Percentile)	6.0%	37.5%	18.9%	29.7%
Micropac	(6.3%)	45.4%	17.9%	52.1%

Based on Mesirow’s review, the implied enterprise valuation range for the public comparable companies was an implied price per-share between $14.66 to $17.23.

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Precedent Transactions Multiples Analysis

Mesirow performed a review of precedent mergers and acquisitions transactions in the microelectronics and optoelectronics aerospace and defense sectors in order to provide a range of valuation for Micropac relative to EV/EBITDA multiples of comparable companies, selecting 18 transactions with publicly available statistics. Mesirow considered several selection criteria, including the following: (1) the acquisition of the target must be for at least a majority stake, (2) the comparable transactions must have publicly available financial metrics and (3) the target company must operate in a similar line of business as Micropac. The precedent transactions were evaluated based on similarities to the Company’s operating profile. By analyzing how the acquired companies in the peer group are valued based on EBITDA multiple analyses, a relative range of value can be determined for Micropac based on trailing and projected financial data.

The following is the list of such reviewed transactions:

Acquiror	Target	Enterprise Value ($MM)	EV/EBITDA

Amphenol Corporation	Carlisle Interconnect Technologies Inc.	$2,025	11.3x
Littelfuse, Inc.	C&K Components, Inc.	$540	13.5x
TTM Technologies, Inc.	Telephonics Corporation	$297	15.0x
Infestos Sustainability B.V.	Neways Electronics International N.V.	$238	13.1x
MKS Instruments, Inc.	Photon Control Inc.	$274	15.8x
Mercury Systems, Inc.	Physical Optics Corporation, Inc.	$315	13.0x
TT Electronics plc	Torotel, Inc.	$43	10.9x
Materion Corporation	Optics Balzers AG	$160	12.0x
TE Connectivity Ltd.	First Sensor AG	$354	12.8x
TT Electronics plc	Aerospace and Defence Power Supply Business of Excelitas Technologies Corp	$18	10.4x
TransDigm Group Incorporated	Esterline Technologies Corporation	$3,958	13.8x
Mellifera Neunundzwanzigste Beteiligungsgesellschaft mbH	AEMtec GmbH	$97	10.8x
TT Electronics plc	Stadium Group plc	$82	10.3x
TTM Technologies, Inc.	Anaren, Inc.	$775	14.2x
Littelfuse, Inc.	IXYS, LLC	$700	15.7x
MKS Instruments, Inc.	Newport Corp.	$1,003	13.0x
J.F. Lehman and Company, LLC	Spectrum Control	$316	11.6x
Cobham Limited	Aeroflex Holding Corp.	$1,460	11.1x

Based on Mesirow’s review, the implied enterprise valuation range for the precedent mergers and acquisition transactions was an implied price per-share between $15.51 to $18.08.

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No company or transaction utilized in the precedent transactions analysis is identical to Micropac or the Merger. In evaluating the precedent transactions, Mesirow made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Micropac’s control. These include, among other things, the impact of competition on Micropac’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Micropac and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which the Mergers are being compared.

Discounted Cash Flow Analysis

Mesirow performed a discounted cash flow analysis of Micropac’s projected unlevered free cash flows. “Unleveled free cash flow” is defined as cash generated by the Company that is available to reinvest or distribute to stockholders. “Projected unlevered free cash flows” of the business are discounted to their present value using a discount rate reflecting the relative risk of attaining such cash flows. The discount rate is equivalent to the rate of return that stockholders could expect to achieve on alternative investment opportunities with similar profiles to that of the Company.

Mesirow utilized and relied upon the Projections provided to it by management of Micropac for the fiscal years ending November 30, 2024-2029. Mesirow also utilized its discussions with management, a review of Micropac’s historical performance, a site-visit and meetings and other company-specific and industry-based factors to develop the discounted cash flows analysis. Beyond the projection period ending November 30, 2029 provided by management, Mesirow estimated the terminal value of the business using a perpetuity formula. Mesirow discounted the resulting free cash flows and terminal value using a weighted average cost of capital (“WACC”) range of 16.0% to 18.0%, derived from the capital asset pricing model, and based on the WACC of peer companies in the microelectronics aerospace and defense sectors.

Based on management’s Projections, and Mesirow’s extrapolations of such projections used in the discounted cash flows analysis, Mesirow assumed that Micropac’s revenue is projected to increase at a compound annual growth rate (“CAGR”) of 7.0%. In addition, Micropac’s proforma adjusted EBITDA margin is projected to normalize at 13.0% and increase at a CAGR of approximately 7.0% from 2025P, reflecting a consistent operating profile as a function of growing revenue. Further, Mesirow assumed that Micropac’s effective tax rate is projected to remain consistent at 21.75%.

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Mesirow calculated WACC with the following assumptions that WACC is equal to, (a) cost of debt multiplied by, (b) one minus the tax rate, multiplied by, (c) debt to enterprise value, plus (d) cost of equity, multiplied by equity to enterprise value. In addition, cost of equity is equal to, (i) risk free rate, plus (ii) levered Beta multiplied by equity risk premium, plus (iii) size risk premium, plus Micropac specific risk premium. Indicated weighted average cost of capital (rounded) is equal to 17.0%.

	FYE DECEMBER 31,
($ in thousands)	2025P	2026P	2027P	2028P	2029P

Adjusted EBIT	$3,485.9	$3,729.9	$3,991.0	$4,270.4	$4,569.3
Tax Rate	22%	22%	22%	22%	22%
Tax-Affected EBIT	$2,727.7	$2,918.6	$3,122.9	$3,341.6	$3,575.5

Depreciation and Amortization	1,050.8	1,124.4	1,203.1	1,287.3	1,377.4
(Increase) / Decrease in Working Capital	(182.3)	(894.6)	(957.2)	(1,024.2)	(1,095.9)
Capital Expenditures	(400.0)	(400.0)	(400.0)	(400.0)	(400.0)

Free Cash Flow	$3,196.2	$2,748.5	$2,968.9	$3,204.7	$3,457.0

($ in thousands)		Present Value
Discount Rate	Perpetuity Growth Rate	Cash Flows	Terminal Value	Enterprise Value	EV / Normalized TTM Aug-24 Adj. EBITDA

	3.25%	$10,895	$14,356	$25,251	5.6x
16.0%	3.50%	$10,895	$14,678	$25,573	5.6x
	3.75%	$10,895	$15,014	$25,909	5.7x

	3.25%	$10,687	$12,807	$23,494	5.2x
17.0%	3.50%	$10,687	$13,076	$23,763	5.2x
	3.75%	$10,687	$13,355	$24,042	5.3x

	3.25%	$10,486	$11,490	$21,977	4.8x
18.0%	3.50%	$10,486	$11,717	$22,203	4.9x
	3.75%	$10,486	$11,951	$22,437	4.9x

Based on Mesirow’s review, the implied enterprise valuation range for the discounted cash flow analysis was an implied price per-share between $6.10 to $9.10.

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Leveraged Buyout Analysis

Mesirow conducted a leveraged buyout analysis to estimate a fair market purchase price for Mesirow based upon projected cash flows of Mesirow’s ability to service debt. Under this methodology, a buyer uses a combination of debt and equity to acquire the target company. The debt is placed on the target company’s balance sheet and a buyer secures financing from banks and lenders using the target company’s assets and cash flows as collateral. The target companies cash flow is used to service and pay down the debt over time, aiming to reduce leverage. Cash flows, as well as principal and interest payments, are projected for the projection period consistent with management of Micropac’s forecast provided to Mesirow. Purchase price was examined in the context of the internal rate of return generated by exit price as it relates to the entry purchase price. An exit typically occurs within a three-to seven-year period.

In conducting the leveraged buyout analysis, Mesirow relied on the following assumptions: (i) an entry multiple of 5.5 times TTM ending August 2024 Normalized Adjusted EBITDA of $4.5 million, which implies a total EV of $25.0 million, (ii) $11.3 million of total funded debt (2.5 times TTM ending August 2024 Normalized Adjusted EBITDA) at Closing at terms similar to those listed in recent leverage reads, (iii) management equity incentive pool of 10%, (iv) an exit at November 30, 2029 with a multiple of 5.5 times 2029 projected Adjusted EBITDA of $5.6 million, which implies an internal rate of return of 17.6% and a multiple on invested capital of 2.2x.

The following is a summary of the sources and uses:

SOURCES OF FUNDS	AMOUNT ($ in thousands)	% OF TOTAL
Sponsor Equity	$14,223.5	55.6%
Bank Debt	11,342.5	44.4%
Total Sources	$25,566.0	100.0%

USES OF FUNDS	AMOUNT	% OF TOTAL
	($ in thousands)
Cash Equity Purchase Price	$24,953.5	97.6%
Fees & Expenses	612.5	2.4%
Total Uses	$25,566.0	100.0%

The following is a summary of Micropac’s sensitivity to funded debt:

		EBITDA ENTRY / EXIT MULTIPLE
		4.5x	5.0x	5.5x	6.0x	6.5x
	2.00x	22.0%	19.4%	17.4%	16.0%	14.8%
	2.25x	22.1%	19.5%	17.5%	16.0%	14.9%
TOTAL LEVERAGE	2.50x	22.2%	19.5%	17.6%	16.1%	14.9%
	2.75x	23.5%	20.4%	18.2%	16.5%	15.2%
	3.00x	25.2%	21.4%	18.8%	17.0%	15.5%

The following is a summary of Micropac’s sensitivity to EBITDA entry/exit multiples:

		EBITDA EXIT MULTIPLE
		4.5x	5.0x	5.5x	6.0x	6.5x
	4.5x	22.2%	24.6%	26.8%	28.9%	30.9%
	5.0x	17.2%	19.5%	21.7%	23.6%	25.5%
EBITDA ENTRY MULTIPLE	5.5x	13.4%	15.5%	17.6%	19.5%	21.3%
	6.0x	10.2%	12.3%	14.3%	16.1%	17.8%
	6.5x	7.5%	9.6%	11.5%	13.2%	14.9%

Based on Mesirow’s review, the implied enterprise valuation range for the leverage buyout analysis was an implied price per-share between $6.96 to $8.67.

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General

In connection with the review of the Merger by the Micropac Board, Mesirow performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Mesirow considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Mesirow believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Mesirow may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Mesirow’s view of the actual value of Micropac.

Mesirow conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the per share price of $20.00 in cash to be received by the holders of shares of Micropac Common Stock (other than the holders of the Cancelled Shares and the Dissenting Shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of October 31, 2024, to the Micropac Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Micropac Common Stock might actually trade.

The aggregate Merger Consideration to be received by the holders of shares of Micropac Common Stock (other than as specified in the Merger Agreement) pursuant to the Merger Agreement was determined through arm’s-length negotiations between Micropac and Teledyne and was approved by the Micropac Board. Mesirow provided financial advice to the Micropac Board during these negotiations but did not, however, recommend any specific consideration to Micropac or the Micropac Board, nor did Mesirow opine that any specific consideration constituted the only appropriate consideration for the Merger. Mesirow’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Mesirow’s opinion and its presentation to the Micropac Board were among the many factors taken into consideration by the Micropac Board to recommend that the Micropac Board approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Micropac Board with respect to the consideration pursuant to the Merger Agreement or of whether the Micropac Board would have been willing to agree to a different consideration. The issuance of the opinion was approved by the Fairness Committee of Mesirow Financial, Inc. For its services, Mesirow will receive a fee, a portion of which no portion is contingent upon the completion of the transaction. In addition, Mesirow and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to Micropac for which Mesirow and its affiliates have received, and may receive, compensation, including, among other things, having provided certain administrative services. Mesirow and certain of its affiliates may provide investment banking, financial advisory and other financial services to Micropac, Teledyne, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Mesirow and its affiliates may receive compensation.

The opinion expressed by Mesirow was prepared for the use and benefit of the Special Committee of the Micropac Board and does not constitute a recommendation to any shareholder as to how to vote or act concerning the proposed transaction. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex E to this document and should be read carefully in its entirety. For its services, Micropac agreed to pay Mesirow: (i) $500,000 for its advisory services in connection with the proposed transaction and (ii) $500,000 for the rendering of the fairness opinion attached as Annex E hereto. The payment of Mesirow’s fees and out of pocket expenses are not contingent upon the consummation of the proposed transaction. No other material relationship between Mesirow and its affiliates on the one hand, and Micropac and its affiliates on the other hand, existed during the past two years.

Certain Financial Projections

Micropac does not as a matter of course issue public projections as to future performance or earnings beyond the current fiscal year or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. Our management prepared the below projections (the “Projections”) through the end of fiscal year 2024. Our management provided the Projections to the Micropac Board and Mesirow, which the Micropac Board authorized for Mesirow to rely on and use in performing its preliminary financial analyses (described in “Opinion of Financial Advisor” beginning on page 20).

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The following is a summary of the Projections prepared by management and provided to the Micropac Board and Mesirow:

	FYE	FYE	FYE	TTM	FYE	FYE	FYE	FYE	FYE	FYE	'21 - '24E	'25E - '29P
($ in thousands)	2021	2022	2023	Aug-24	2024E	2025P	2026P	2027P	2028P	2029P	CAGR	CAGR

Revenue	$27,292	$27,785	$30,639	$37,363	$35,816	$35,027	$37,479	$40,103	$42,910	$45,914	9.5%	7.0%
Growth %	N/A	1.8%	10.3%	N/A	16.9%	(2.2%)	7.0%	7.0%	7.0%	7.0%

Gross Profit	$12,081	$13,086	$12,216	$16,968	$16,622	$14,887	$15,929	$17,044	$18,237	$19,513	11.2%	7.0%
Margin %	44.3%	47.1%	39.9%	45.4%	46.4%	42.5%	42.5%	42.5%	42.5%	42.5%

R&D	$1,739	$1,828	$1,463	$2,089	$2,404	$2,555	$2,734	$2,925	$3,130	$3,349
Salaries, Wages & Benefits	3,061	2,220	2,290	2,821	4,118	3,955	4,232	4,528	4,845	5,184
General and Administrative	3,396	5,041	5,963	6,579	5,306	4,891	5,233	5,599	5,991	6,411
Operating Expenses	$8,195	$9,089	$9,716	$11,489	$11,828	$11,401	$12,199	$13,053	$13,966	$14,944
Operating Expenses as % of Revenue	30.0%	32.7%	31.7%	30.7%	33.0%	32.5%	32.5%	32.5%	32.5%	32.5%
R&D Expenses as % of Revenue	6.4%	6.6%	4.8%	5.6%	6.7%	7.3%	7.3%	7.3%	7.3%	7.3%

Operating Income	$3,886	$3,997	$2,501	$5,479	$4,794	$3,486	$3,730	$3,991	$4,270	$4,569
Operating Margin %	14.2%	14.4%	8.2%	14.7%	13.4%	10.0%	10.0%	10.0%	10.0%	10.0%

Miscellaneous Income	$0	$20	$55	$131	$283	$0	$0	$0	$0	$0
Depreciation & Amortization	384	394	925	1,069	1,063	1,051	1,124	1,203	1,287	1,377
% Revenue	1.4%	1.4%	3.0%	2.9%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%

Adjusted EBITDA	$4,270	$4,410	$3,480	$6,679	$6,141	$4,537	$4,854	$5,194	$5,558	$5,947	12.9%	7.0%
Adj. EBITDA Margin %	15.6%	15.9%	11.4%	17.9%	17.1%	13.0%	13.0%	13.0%	13.0%	13.0%

Capital Expenditures	$355	$407	$352	$376	$376	$400	$400	$400	$400	$400
% Revenue	1.3%	1.5%	1.1%	1.0%	1.1%	1.1%	1.1%	1.0%	0.9%	0.9%

Net Working Capital		$10,697	$16,093	$19,476	$12,597	$12,779	$13,674	$14,631	$15,655	$16,751
% Revenue		38.5%	52.5%	52.1%	35.2%	36.5%	36.5%	36.5%	36.5%	36.5%

A summary of the Projections is included in this Information Statement solely to give Micropac’s stockholders access to information that was made available to the Micropac Board and Mesirow in connection Micropac’s evaluation of Teledyne’s acquisition proposal. The Projections were not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (“GAAP”). In addition, the Projections were not prepared with a view toward complying with the guidelines established by the SEC or by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections are not fact and should not be relied upon as being necessarily indicative of future results. Readers of this Information Statement are cautioned not to place undue reliance on the Projections.

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The inclusion of the Projections in this Information Statement should not be regarded as an indication that the Micropac Board, Mesirow, Teledyne, any of their affiliates, or any other recipient of this information considered, or now considers, such Projections to be a reliable prediction of future results or any actual future events. None of Micropac, Mesirow, Teledyne, any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections included in this Information Statement.

The Projections are forward-looking statements. For information on factors that may cause Micropac’s future results to differ materially from the Projections, see the section of this Information Statement entitled “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 11. The Projections were developed from historical financial statements and a series of Micropac’s management’s assumptions and estimates related to future trends, including assumptions and estimates related to future business initiatives for which historical financial statements were not available, and did not give effect to any changes or expenses as a result of the Merger or the other transactions contemplated by the Merger Agreement.

Micropac’s future financial results may materially differ from those expressed in the Projections due to numerous factors, including many that are beyond Micropac’s ability to control or predict. We cannot assure you that any of the Projections will be realized or that our future financial results will not materially vary from the Projections. Furthermore, while presented with numerical specificity, the Projections necessarily are based on numerous assumptions, many of which are beyond our control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, including with respect to future business initiatives and changes to our business model for which we have no historical financial data, which assumptions may not prove to have been, or may no longer be, accurate. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the public announcement of the Merger and any of the transactions contemplated by the Merger Agreement or subsequent integration planning activities, and have not been updated since their respective dates of preparation. In addition, the Projections do not take into account any adverse effects that may arise out of the termination of the Merger Agreement, and should not be viewed as accurate or continuing in that context.

The Projections were estimated in the context of the business, economic, regulatory, market and financial conditions that existed at the time the Projections were prepared, and the Projections have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Projections were prepared. The Projections should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

The inclusion of the Projections in this Information Statement should not be deemed an admission or representation by Micropac, Mesirow, Teledyne, or any of their respective affiliates with respect to such Projections or that the Projections included in this Information Statement are viewed by Micropac, Mesirow, Teledyne, or any of their respective affiliates as material information regarding Micropac. We in fact view the Projections as non-material because of the inherent risks and uncertainties associated with such Projections. The Projections are being included solely because such Projections were provided to the Micropac Board, Mesirow and Teledyne.

The information from the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Micropac contained in Micropac’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, Micropac’s stockholders are cautioned not to place undue, if any, reliance on the Projections included in this Information Statement.

None of Micropac, the Micropac Board, its advisors (including, but not limited to, Mesirow), or any other person intends to, and each of them disclaims any obligations to, update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or no longer appropriate, except as required by securities laws.

Financing of the Merger

The Merger is not conditioned on any financing arrangements.

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Accounting Treatment of the Merger

The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.

Material U.S. Federal Income Tax Consequences of the Merger to Micropac’s Stockholders

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of Micropac Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the “IRS,” and other applicable authorities, all as in effect on the date of this Information Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Micropac Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes, and stockholders, partners or investors in such entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; or real estate investment trusts;

•	tax consequences to holders other than U.S. Holders (as defined below);

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders who received their shares of Micropac Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences arising from the Medicare tax on net investment income;

•	tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Micropac Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders of Micropac Common Stock who exercise dissenters’ or appraisal rights.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Micropac Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Micropac Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

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No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Micropac Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Tax Treatment of the Merger

The receipt of cash by a U.S. Holder in exchange for shares of Micropac Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of Micropac Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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Interests of Directors and Officers in the Merger

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•	The table below provides the number of Micropac Common Stock beneficially owned by each director and executive officer of Micropac as of November 2, 2024 and the amount of Merger Consideration to be received in exchange for such shares as a result of the Merger:

Name	Number of Shares Held (#)(1)	Merger Consideration ($)(2)

Robert Hempel	1,952,577	39,051,540
Shaunna Black	─	─
Patrick Cefalu	─	─
Christine Dittrich	─	─
Mark King	17,000	$340,000
Donald Robinson	─	─
Gerald Tobey	─	─

(1)	These numbers represent the shares beneficially owned by our executive officers and non-employee directors, as described in more detail under the section of this information statement captioned “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Micropac.”

(2)	These amounts are the product obtained by multiplying the corresponding number of shares in the “Number of Shares Held” column by the Merger Consideration.

•	Continued directors’ and officers’ indemnification coverage for Micropac’s current officers and directors as provided under Micropac’s articles of incorporation and bylaws and any existing indemnification agreements as well as the “tail” insurance policy being provided pursuant to the Merger Agreement

•	A payment by the Principal Stockholder to Mark W. King immediately following the completion of the Merger in the amount of $3,378,378.38, pursuant to the Payment Agreement (as defined below).

The Board was aware of these interests and considered that these interests may be different from, or in addition to, the interests of Micropac’s stockholders generally, among other matters, in making their respective determinations regarding the Merger Agreement.

Treatment of Common Stock and Company Equity Awards

At the Effective Time the restricted stock units of Micropac subject solely to time-based vesting conditions (the “Micropac RSUs”) and the restricted stock units of Micropac subject to performance-based vesting conditions (the “Micropac PSUs” and together with the “Micropac RSUs,” the “Micropac Equity Awards”) will be treated as follows:

•	each Micropac RSU that is outstanding immediately prior to the Effective Time shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or Micropac, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding of taxes) equal to (i) the total number of shares of Micropac Common Stock underlying such award of Company RSUs, multiplied by (ii) the Merger Consideration; and

•	each Micropac PSU, in each case, that is outstanding immediately prior to the Effective Time, shall become vested and, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or Micropac, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of taxes) equal to (x) the number of vested Micropac Common Stock underlying such award, multiplied by (y) the Merger Consideration. For purposes of the Merger Agreement, the number of Micropac Common Stock underlying a Micropac PSU shall be determined (i) for any Micropac PSU (or portion thereof) in respect of which the performance period has been completed prior to the Effective Time and not yet settled into Micropac Common Stock, based on the actual level of performance (as determined by the Micropac Board or an appropriate committee thereof prior to the Effective Time in good faith consistent with past practice) through the end of such performance period, and (ii) for any Micropac PSU (or portion thereof) not described in clause (i), such Micropac PSUs shall vest assuming achievement of the target level of performance as set forth in the corresponding award agreement for such Micropac PSU.

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Executive Employment Agreements

Mr. King entered into an employment agreement with the Company, effective as of June 1, 2009 (the “King Employment Agreement”), and Mr. Cefalu entered into an employment agreement with the Company, effective as of April 8, 2024 (the “Cefalu Employment Agreement”, and together with the King Employment Agreement, the “Employment Agreements”). Under the terms of the Employment Agreements, the Merger will constitute a “sale of the company” (as defined in each Employment Agreement), and in the event the Company terminates the applicable executive without cause after such “sale of the company”, it would result in a severance payment equal to 36 months base salary to each of Mr. King and Mr. Cefalu. In connection with the Merger, the Board approved the termination of the Employment Agreements and payment of the full amount of the severance payment in a lump sum in accordance with the plan termination provisions of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

Payment Agreement

Mr. King entered into the Agreement Regarding Payment from Sale Proceeds with the Company and Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, a partnership organized under the laws of the Federal Republic of Germany (the “Partnership”), effective November 1, 2024 (the “Payment Agreement”). Pursuant to the Payment Agreement, the Partnership, which owns approximately 75.7% of the outstanding shares of Micropac Common Stock, shall pay Mr. King, through the Company from the Merger Consideration otherwise payable to the Partnership the sum of $3,378,378.38 net of any applicable withholding amounts, including amounts related to any excise tax owing in connection with 280G of the Internal Revenue Code and the employer’s portion of any payroll, employment or similar taxes related to the payment.

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Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards:

Name	Company Performance Stock Unit Awards (#)	Estimated Value of Company Performance Stock Unit Awards ($)	Company Restricted Stock Unit Awards (#)	Estimated Value of Company Restricted Stock Unit Awards ($)	Estimated Value of Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards ($)(1)
Executive Officers:

Mark W. King	9,531	$190,620	9,531	$190,620	$381,240

Patrick S. Cefalu	6,022	$120,440	6,024	$120,480	$240,920

(1) Assumes the tranche of Company Performance Stock Unit Awards vesting on November 30, 2024 will vest at target performance achievement. The actual value of such Company Performance Stock Unit Awards vesting could be higher if performance above target is achieved. The total value of the Company Restricted Stock Unit Awards includes the tranche of Company Restricted Stock Unit Awards that vest on November 30, 2024. If the closing of the Merger occurs after November 30, 2024, the Company Restricted Stock Unit Awards shall be paid upon their current terms, as provided in the applicable award agreements.

As of the Record Date, none of our non-employee directors owned any Company PSUs or Company RSUs.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K published by the SEC regarding certain compensation that each of Micropac’s named executive officers may receive that is based on, or that otherwise relates to, the Merger. For additional details regarding the terms of the payments quantified below, see the sections of this information statement captioned “Interests of Directors and Officers in the Merger — Executive Employment Agreements”, “Interests of Directors and Officers in the Merger — Payment Agreement”, and “Interests of Directors and Officers in the Merger — Treatment of Common Stock and Company Equity Awards”.

The figures in the table are estimates based on (i) compensation and benefit levels as of the date hereof and (ii) the severance benefit potentially payable to our named executive officers in connection with the termination of the applicable Employment Agreements in connection with the transaction.

Micropac’s named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursements or other compensation in connection with the Merger.

Name	Cash ($)(1)	Equity Awards ($)(2)	Benefits ($)(3)	Total Payments ($)
Mark W. King	$4,403,610.38	$381,240.00	$184,441.54	$4,969,291.92
Patrick S. Cefalu	$638,040.00	$240,920.00	$63,422.61	$942,382.61

(1)	Cash. The cash payment consists of the following for each individual as discussed in more detail below: (a) for Mr. King: (i) the sum of $3,378,378.38 payable pursuant to the Payment Agreement, and (ii) 36 months of base salary severance he would be entitled to upon termination of the King Employment Agreement in connection with the transaction; (b) for Mr. Cefalu: (i) 36 months of base salary severance he would be entitled to upon a termination of the Cefalu Employment Agreement in connection with the transaction. These arrangements are described above in the sections entitled “Interests of Directors and Officers in the Merger — Executive Employment Agreements”, and “Interests of Directors and Officers in the Merger — Payment Agreement”.

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Name	Transaction Bonus ($)	Cash Severance ($)	Total Cash Payments ($)
Mark W. King	$3,378,378.38	$1,025,232.00	$4,403,610.38
Patrick S. Cefalu	N/A	$638,040.00	$638,040.00

(2)	Equity. Amounts shown reflect the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of outstanding Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards, in each case, as described in more detail in the section entitled “Interests of Directors and Officers in the Merger — Treatment of Common Stock and Company Equity Awards”.
(3)	Benefits. Amounts shown reflect accrued, unused paid time off (“PTO”), that will be cashed out in connection with the Merger and payable as promptly as practicable prior to or following the Closing Date. Pursuant to the Employment Agreements, each of the named executive officers is entitled to five weeks of PTO per year.

Merger Consideration

At the Effective Time, each share of Micropac Common Stock issued and outstanding (other than (i) Cancelled Shares and (ii) Dissenting Shares) immediately prior to the Effective Time, will be cancelled and converted automatically into the right to receive the Merger Consideration.

Procedures for Receiving Merger Consideration

As soon as reasonably practicable after the Effective Time, the paying agent will mail to each holder of record of certificates that immediately prior to the Effective Time represented Micropac Common Stock (other than Cancelled Shares and Dissenting Shares), a letter of transmittal and instructions for surrendering such certificates in exchange for payment of the Merger Consideration. Upon surrender of such certificates to the paying agent, together with a properly completed letter of transmittal, the holder of such certificates will be entitled to receive the Merger Consideration in cash for each share of Micropac Common Stock so surrendered. The certificates so surrendered will be cancelled.

Holders of Micropac Common Stock represented by book-entry must provide to the paying agent an “agent’s message” (or other evidence of transfer as may be reasonably requested by the paying agent) prior to receiving payment of the Merger Consideration. Such shares of Micropac Common Stock represented by book entry will then be cancelled.

No interest will be paid or accrued on the Merger Consideration for the benefit of holders of Micropac Common Stock. The Merger Consideration will be subject to deduction for any required withholding tax.

If any certificate representing Micropac Common Stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration with respect to each share of Micropac Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, unless expressly waived by Teledyne in writing, the posting by such person of a bond in such amount as Teledyne may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the shares of Micropac Common Stock formerly represented by such certificate.

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In the event of a transfer of ownership of shares of Micropac Common Stock that is not registered in the transfer records of Micropac, the appropriate amount of the Merger Consideration may be paid to a transferee if the stock certificate representing such shares of Micropac Common Stock is (i) presented to the paying agent properly endorsed or otherwise be in proper form for transfer or such shares represented by book-entry shall be properly transferred and (ii) the person requesting such payment shall pay to the paying agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or shares represented by book-entry, as applicable, or establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not payable.

If your shares of Micropac Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration.

Regulatory Approvals Required for the Merger

Other than the expiration of the 20-calendar day period from the mailing of this Information Statement to Micropac’s stockholders, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, there are no material federal, state or foreign regulatory requirements, approvals or filings required for the completion of the Merger that have not been obtained.

Certain Effects of the Merger

If the Merger is completed, Micropac will become a wholly owned subsidiary of Teledyne and the Micropac Common Stock will cease to be quoted on the OTC Market Pink Sheets and will not be publicly traded. In addition, upon consummation of the Merger, the registration of the Micropac Common Stock and Micropac’s reporting obligations with respect to the Micropac Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the SEC.

Micropac Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Micropac to the SEC if the shares of Micropac Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Micropac Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Micropac to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Micropac, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Micropac and persons holding “restricted securities” of Micropac to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of Micropac Common Stock under the Exchange Act is terminated, Micropac will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act with respect to Micropac Common Stock. We intend and will cause Micropac to terminate the registration of the Micropac Common Stock under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

Upon consummation of the Merger, Micropac stockholders will cease to have rights as a Micropac stockholder, other than the right to either receive the per share Merger Consideration or to exercise appraisal rights in accordance with Delaware law.

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THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This section does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about us. Such information can be found elsewhere in this Information Statement, in the annexes hereto and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 60.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Micropac, Teledyne or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures may include information that has been included in Micropac’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Micropac or Teledyne or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Micropac’s public disclosures.

Structure and Effective Time

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Micropac. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and Micropac shall continue as the Surviving Corporation of the Merger under the name “Teledyne Micropac, Inc.”

The closing of the Merger (the “Closing”) will take place by electronic communications and transmission of .PDF documents on the third business day after satisfaction or valid waiver of all of the applicable conditions set forth in the Merger Agreement as described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 49 of this Information Statement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto.

The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger.

Stockholder Approval

The approval and adoption of the Merger Agreement by Micropac’s stockholders required the affirmative vote or written consent of Micropac stockholders holding a majority of the outstanding shares of Micropac Common Stock. On the Record Date, the Principal Stockholder executed and delivered the Stockholder Consent, which is attached to this Information Statement as Annex C adopting and approving the Merger Agreement and the transactions contemplated thereby. As a result, no further approval of the stockholders of Micropac is required to adopt the Merger Agreement or approve the Merger, and we will not be (i) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (ii) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. As of the Record Date, there were 2,578,315 shares of Micropac Common Stock issued and outstanding.

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Directors and Officers

The Merger Agreement provides that (i) the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Teledyne as of the Effective Time will be the directors of the Surviving Corporation each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Teledyne as of the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Merger Consideration

At the Effective Time, each share of Micropac Common Stock issued and outstanding (other than (i) Cancelled Shares and (ii) Dissenting Shares) immediately prior to the Effective Time, will be cancelled and converted automatically into the right to receive the Merger Consideration. The Cancelled Shares will be cancelled and will cease to exist, with no payment being made with respect thereto.

Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

On or prior to the date of the closing of the Merger (the “Closing Date”), Teledyne will deposit cash with the paying agent in an amount sufficient to pay the aggregate Merger Consideration to which holders of Micropac Common Stock shall be entitled at the Effective Time pursuant to the Merger Agreement.

Certificates

As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), the Surviving Corporation shall cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Micropac Common Stock represented by certificates (the “Certificates”), which shares of Micropac Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement a letter of transmittal and instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the paying agent or to such other agent or agents as may be appointed by Teledyne, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each share of Micropac Common Stock formerly represented by such Certificates (without interest, subject to any withholding of taxes), and any Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

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Book-Entry Shares

No holder of non-certificated Micropac Common Stock represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent, to receive the Merger Consideration that such holder is entitled to. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose shares of Micropac Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Teledyne shall cause the paying agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any required tax withholding), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), the Surviving Corporation shall cause the paying agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (i) a letter of transmittal, which shall be in such form as Teledyne, Micropac and the paying agent shall reasonably agree prior to the Effective Time; and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of a duly executed letter of transmittal, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest, subject to any withholding of taxes), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

No interest will be paid or accrued on the Merger Consideration for the benefit of holders of Micropac Common Stock. The Merger Consideration will be subject to deduction for any required withholding tax.

If any certificate representing Micropac Common Stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration with respect to each share of Micropac Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed. Teledyne may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration require the owner of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Teledyne, Merger Sub, the Surviving Corporation or the paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

If payment of the Merger Consideration is to be made to a holder of person other than the person in whose name any surrendered Certificate is registered, the appropriate amount of the Merger Consideration may be paid to a person if the Certificate representing such shares of Micropac Common Stock is (i) properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment shall pay to the paying agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or shares represented by book-entry, as applicable, or establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not payable.

Representations and Warranties

The Merger Agreement contains representations and warranties that Micropac, on the one hand, and Teledyne and Merger Sub, on the other hand, have made to one another as of specific dates.

Micropac has also made a number of representations and warranties to Teledyne regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	Micropac’s and its subsidiaries’ organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•	Micropac’s capital structure;

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•	Micropac’s corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement, the authorization of the Merger Agreement, the due execution and delivery of the Merger Agreement by Micropac, and the enforceability of the Merger Agreement against Micropac;

•	the absence of (i) violations of or conflicts with Micropac’s governing documents, (ii) conflict with or violate any law applicable to Micropac or by which any property or asset of Micropac is bound; (iii) require any consent, approval or result in any breach of or any loss of any benefit under contracts or permits to which Micropac is a party; or (iv) consent, approval, authorization or permit of, or filing with or notification to, any governmental entity that would prevent the execution of the Merger Agreement;

•	Micropac’s filings with the SEC and compliance with federal securities laws, rules and regulations;

•	the absence of any change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below);

•	the accuracy of the information contained in this Information Statement and this Information Statement’s compliance with applicable laws, rules and regulations;

•	the absence of actions, suits, claims, investigations and other proceedings pending or, to Micropac’s knowledge, threatened against Micropac, and the absence of any orders and judgments against Micropac;

•	Micropac’s compliance with laws and orders applicable to Micropac or any assets owned or used by Micropac;

•	Micropac’s governmental licenses, permits, certificates, approvals, billing and authorizations and their compliance with applicable law and terms of such permits, the absence of any investigations or proceedings relating to such permits, and the effect of the Merger on Micropac’s permits;

•	Micropac’s benefit plans and their compliance with applicable law, the absence of any investigations or proceedings relating to Micropac’s benefit plans, and the effect of the Merger on Micropac’s benefit plans;

•	Micropac’s compliance with employment and employment-related laws, the absence of labor disputes, employee claims and collective bargaining agreements, and certain other matters with respect thereto, including the lack of an intention to retire or resign on behalf of certain key employees of Micropac;

•	Micropac’s compliance with environmental laws;

•	the real property of Micropac, the absence of any violation of law with respect to Micropac’s real property, the absence of any other person’s right to use or occupy any of Micropac’s real property, and the use of Micropac’s real property for the various purposes for which it is being used;

•	the compliance of Micropac with tax laws and related tax matters;

•	the material contracts of Micropac, the validity of, and compliance with, such material contracts, and certain other matters with respect thereto;

•	the intellectual property of Micropac, the absence of litigation and other proceedings with respect thereto, Micropac’s ownership thereof or licenses thereto, the sufficiency of Micropac’s intellectual property for the conduct of their businesses, the protection of the intellectual property of Micropac, the development of the intellectual property of Micropac, and the information technology systems of Micropac;

•	the absence of any broker’s or finder’s fees in connection with the Merger resulting from arrangements made by Micropac;

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•	the fairness of the opinion provided by Mesirow to Micropac’s stockholders;

•	the absence of certain agreements or transactions between Micropac or any of its subsidiaries and any of the executive officers or directors of Micropac or certain other related persons;

•	Micropac’s compliance with international trade and anti-corruption laws;

•	the government contracts of Micropac, the validity of, and compliance with, such government contracts, and certain other matters with respect thereto;

•	Micropac’s products and the absence of any guarantee, warranty or other indemnity with respect thereto, other than those imposed by applicable law; and

•	Micropac’s insurance policies;

Some of Micropac’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Micropac; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect:

•	changes or proposed changes in law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation or enforcement thereof);

•	changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Micropac operates in the United States or globally;

•	changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19);

•	any COVID-19 measures, including any Effect with respect to COVID-19 measures;

•	actions or omissions required of Micropac under the Merger Agreement or taken or not taken at the request of, or with the consent of, Micropac or any of its affiliates;

•	the negotiation, execution, delivery, announcement, performance, compliance with, pendency or consummation of the Merger Agreement and the transactions contemplated thereby, including the identity of, or the effect of any fact or circumstance relating to, Micropac or any of its affiliates or any communication by Micropac or any of its affiliates regarding plans, proposals or projections with respect to Micropac or its employees (including any impact on the relationship of Micropac with its customers, suppliers, distributors, vendors, lenders, employees or partners);

•	any proceeding arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby;

•	changes in the trading price or trading volume of Micropac Common Stock or any suspension of trading (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

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•	any failure by Micropac to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Teledyne and Merger Sub have made a number of representations and warranties to Micropac in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	Teledyne’s and Merger Sub’s organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•	Teledyne’s and Merger Sub’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, the authorization of the Merger Agreement, the due execution and delivery of the Merger Agreement by Teledyne, the enforceability of the Merger Agreement against Teledyne, and the approval of the Merger Agreement by the Micropac Board and certain other matters related thereto;

•	the absence of (i) violations of or conflicts with Teledyne’s and Merger Sub’s governing documents, (ii) conflict with or violate any law applicable to Teledyne or Merger Sub or any other subsidiary of Teledyne or by which any property or asset of Teledyne or its subsidiaries are bound; (iii) require any consent, approval or result in any breach of or any loss of any benefit under contracts or permits to which Teledyne or any subsidiary of Teledyne is a party; or (iv) consent, approval, authorization or permit of, or filing with or notification to, any governmental entity that would prevent the execution of the Merger Agreement;

•	the absence of actions, suits, claims, investigations and other proceedings pending or, to Teledyne’s knowledge, threatened against Teledyne or any of its subsidiaries, and the absence of any orders and judgments against Teledyne or any of its subsidiaries;

•	neither Teledyne or Merger Sub is entering into the Merger Agreement with the intent to hinder, delay or defraud either present or future creditors of Teledyne, and that the Surviving Corporation will be solvent after the payment of the Merger Consideration;

•	none of the information supplied or to be supplied by Teledyne or Merger Sub for inclusion or incorporation by reference in this information Statement will, at the date that the information Statement is mailed to Micropac stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein;

•	none of Teledyne, Merger Sub or any subsidiary of Teledyne beneficially owns any shares or other equity interests in Teledyne;

•	the outstanding equity interests of Merger Sub have been duly authorized and validly issued;

•	the absence of certain agreements or transactions between Teledyne, Merger Sub or any of its subsidiaries and any stockholder, executive officers or directors of Teledyne relating to the Merger Agreement and the transactions contemplated thereby;

•	except as disclosed to Micropac, the absence of any broker’s or finder’s fees in connection with the Merger resulting from arrangements made by Teledyne;

Some of Teledyne’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “Teledyne Material Adverse Effect” of Teledyne or Merger Sub means any change, event, development, occurrence or effect that prevents or materially impairs or delays the consummation of the transactions or performance by Teledyne or Merger Sub of any of their material obligations under this Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time.

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Conduct of Business Pending the Closing

Between the date of the Merger Agreement and the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Teledyne in writing (which consent will not be unreasonably withheld, conditioned or delayed) or otherwise by applicable law, Micropac has agreed to use commercially reasonable efforts to (i) conduct its operations in all material respects in the ordinary and usual course of normal day-to-day operations of the business of Micropac, and (ii) keep available the services of the current officers, key employees and consultants of Micropac and preserve the goodwill and current relationships of Micropac with customers, suppliers and other persons with which Micropac has significant business relations at its expense and maintain its assets material to the business of Micropac in good repair and condition consistent with past practices.

In addition, without Teledyne’s prior written consent, between the date of the Merger Agreement and the Effective Time, Micropac will not:

•	amend its certificate of incorporation and its bylaws or any other similar organizational document;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Micropac of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of Micropac, other than certain exceptions set forth in the Merger Agreement;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material assets or properties of Micropac, other than certain exceptions set forth in the Merger Agreement;

•	sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any owned intellectual property, except in the ordinary course of business;

•	declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of Micropac’s capital stock or equity interests;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, other than certain exceptions;

•	merge or consolidate Micropac with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Micropac;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise, except in the ordinary course of business or under Micropac’s existing credit facilities;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	terminate, cancel, or agree to any amendment to or waiver under any material contract, in each case other than in the ordinary course of business;

•	enter into any affiliate contract;

•	make any capital expenditure in excess of Micropac’s capital expenditure budget;

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•	except in the ordinary course of business or as required by the Merger Agreement, applicable law or the existing terms of any benefit plan: (i) increase the compensation or benefits payable or to become payable to the officers or employees of Micropac, (ii) amend any benefit plan, or establish, adopt, or enter into any new such arrangement that would be material, (iii) accelerate vesting, exercisability or funding under any benefit plan, or (iv) terminate (other than for cause) the employment of or hire or promote any employee with an annual base salary of $130,000 or more or modify, extend or enter into any collective bargaining agreement;

•	enter into, terminate, modify, or extend any labor contract, or recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee;

•	waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable law;

•	make any change in its customary accounting principles or methods of accounting affecting the reported consolidated assets, liabilities or results of operations, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	compromise, settle or agree to settle any proceeding other than compromises, settlements or agreements in the ordinary course of business that involve the payment of monetary damages not in excess of $100,000, in any case without the imposition of material equitable relief on, or the admission of material wrongdoing by, Micropac;

•	except as required by applicable law or order, make, change or revoke any tax election, change any of its methods of accounting for tax purposes, enter into any settlement or “closing agreement” with respect to any material tax claim, audit or dispute, file any amended tax return, agree to an extension or waiver of a statute of limitations period applicable to any tax claim or assessment, or surrender any right to claim a tax refund;

•	except for certain permitted liens, encumber, sell, assign, pledge, transfer, or otherwise dispose of any real property or any fee interest therein; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Other Bids

Following the date of execution of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, Micropac will cease and cause to be terminated any discussions or negotiations with any person that would be prohibited by the Merger Agreement and will not, and will not authorize or permit any of its directors, officers, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate or propose the making or submission of, or knowingly encourage or knowingly facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to, an offer or proposal from a third party for an Acquisition Transaction (as defined below) (the “Acquisition Proposal”); (ii) furnish to any person (other than to Teledyne or Merger Sub) any non-public information relating to Micropac or afford to any person (other than Teledyne or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Micropac, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate in, knowingly facilitate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than (A) informing such persons of the existence of the provisions contained in the Merger Agreement and (B) contacting such person or its Representatives solely to clarify the terms and conditions of any Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal; other than an acceptable confidentiality agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract providing for an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (v) reimburse or agree to reimburse the expenses of any other person (other than Micropac’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

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“Acquisition Transaction” means any (a) a merger, consolidation or other business combination transaction involving Micropac, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Micropac representing 25% or more of the assets of Micropac, based on their fair market value as determined in good faith by the Micropac Board (or any duly authorized committee thereof), (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests representing 25% or more of the voting power of Micropac, or (d) any combination of the foregoing (in each case, other than the Merger).

Micropac must advise Teledyne promptly, and in any event within three business days after receipt of an Acquisition Proposal by Micropac or its Representatives, in writing, of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal and such notice shall include a summary of the material terms and conditions of such Acquisition Proposal and, if applicable, a copy of the definitive proposed transaction agreement.

Information Statement

As promptly as reasonably practicable (and in no event later than ten (10) calendar days) after the execution of the Merger Agreement, Micropac shall prepare and file this written Information Statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by the Merger Agreement. Teledyne and Merger Sub, and their counsel, shall have been given a reasonable opportunity to review this Information Statement before it is filed with the SEC, and Micropac shall give due consideration to any reasonable additions, deletions or changes suggested by Teledyne and Merger Sub or their counsel. Micropac has agreed to use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Information Statement and to cause the definitive Information Statement to be mailed to the Micropac stockholders as promptly as practicable after the date of the execution of the Merger Agreement. Micropac has agreed to provide Teledyne and its counsel with copies of any written comments, and has agreed to provide them a summary of any oral comments, that Micropac or its counsel receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto.

Teledyne and its counsel shall be given a reasonable opportunity to review any such responses and Micropac shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Teledyne and its counsel. Teledyne and Merger Sub shall cooperate in the preparation of the Information Statement and shall furnish all information that is customarily included in an Information Statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates promptly after the date hereof or that is otherwise necessary to respond to any comments by the SEC staff in respect of the Information Statement.

Both Micropac and Teledyne have agreed to use reasonable best efforts to cause this Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the Micropac stockholders, in each case as promptly as practicable after, and in any event within two days after, the latest of either confirmation from the SEC that it has no further comments on the Information Statement, confirmation from the SEC that the Information Statement is otherwise not to be reviewed or expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

Directors’ and Officers’ Indemnification

From and after the Effective Time, Teledyne shall cause the Surviving Corporation to, indemnify, defend and hold harmless and each present and former director and officer of Micropac (in each case, when acting in such capacity) (each of the foregoing, an “Indemnitee” and, collectively, the “Indemnitees”), to the fullest extent permitted under Micropac’s certificate of incorporation and Company’s bylaws against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement of the transactions contemplated thereby.

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For a period of no less than six (6) years from the Effective Time, Teledyne shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions at least as favorable to the rights granted in the provisions with respect to exculpation, indemnification and advancement of expenses set forth in Micropac’s certificate of incorporation and Micropac’s bylaws in effect on the date hereof, which provisions shall not be amended in any manner that would materially and adversely affect the rights thereunder of Micropac’s current or former directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. However, all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition thereof.

For six (6) years from and after the Effective Time, Teledyne shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of Micropac, as of the date hereof and as of the Closing Date, an insurance and indemnification policy that provides coverage with respect to claims arising out of or relating to events occurring at or prior to the Effective Time (the “D&O Insurance”) containing terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Micropac, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under Micropac’s current policies from an insurance carrier with the same or better credit rating as Micropac’s current insurance carrier with respect to its directors’ and officers’ liability insurance policies. However, neither Teledyne nor the Surviving Corporation will be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Micropac prior to the date hereof, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Teledyne shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained by Micropac prior to the Effective Time, which policies provide coverage to each person currently covered by Micropac’s directors’ and officers’ liability insurance coverage in effect on the date hereof on terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event no less favorable in the aggregate than those of Micropac’s directors’ and officers’ liability insurance coverage in effect on the date hereof for an aggregate period of six (6) years with respect to claims arising out of or relating to actions and omissions that occurred on or before the Effective Time, including in respect of the Merger Agreement or the transactions contemplated thereby. If such prepaid policies have been obtained by Micropac prior to the Effective Time, the Surviving Corporation shall, and Teledyne shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Other Covenants

Access to Information

Until the Effective Time or earlier termination of the Merger Agreement, Micropac has agreed to use commercially reasonable efforts to provide to Teledyne and Merger Sub and their respective Representatives reasonable access to the officers, employees, properties, offices and other facilities of Micropac and to the books and records thereof and to furnish Micropac such information concerning the business, properties, Contracts, assets and liabilities of Micropac as Teledyne or its Representatives may reasonably request to the extent such access or information is reasonably required by Teledyne to consummate the transactions contemplated by the Merger Agreement

Any investigation conducted pursuant to the access contemplated by the Merger Agreement will be conducted in a manner that does not unreasonably interfere with the conduct of the business of Micropac or create a risk of damage or destruction to any property or assets of Micropac.

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Appropriate Action, Consents and Filings

Micropac and Teledyne have agreed to, as soon as practicable after the date of the execution of the Merger Agreement, to consummate and make effective the transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity, (iii) resist, contest or defend any proceeding challenging the transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement, and (iv) execute and deliver any additional instruments necessary to consummate the transactions and fully to carry out the purposes of the Merger Agreement.

Certain Notices

From and after the date of the execution of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, both Micropac and Teledyne have agreed that each party shall give prompt notice to the other parties if either party receives notice or other communication in writing from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, receives notice or other communication from any governmental entity or the OTC Markets Group Inc.; or such party becomes aware of the occurrence of an event that could prevent or delay beyond the Outside Date or that would reasonably be expected to result in any of the conditions to the Merger not being satisfied.

Public Announcements

Unless permitted under the terms of the Merger Agreement, no party shall issue any press release or make any public statement with respect to the Merger or the Merger Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or the rules or regulations of any applicable securities exchange, trading market or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

Employee Benefit Matters

During the period commencing at the Closing Date and ending on the date that is twelve (12) months following the Closing Date, Teledyne shall provide or cause Teledyne’s subsidiaries, including the Surviving Corporation, to provide to each employee of Micropac immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, a base salary no less than the base salary or base wage rate provided to the Continuing Employee immediately prior to the Effective Time, an annual cash bonus that is not less than the annual cash bonus provided to the Continuing Employee immediately prior to the Effective Time and other compensation and benefits (excluding equity award compensation) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Teledyne and its affiliates, provided that no Continuing Employee shall be entitled to participate or shall participate in Teledyne Technologies Incorporated Pension Plan, as amended and/or the Intelek Limited Pension Scheme, as amended, and no Continuing Employee shall be entitled to participate or shall participate in the Teledyne Technologies Incorporated Employee Stock Purchase Plan.

Teledyne Agreements Concerning Merger Sub

Teledyne has agreed to guarantee the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under the Merger Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub under the Merger Agreement.

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Takeover Statutes

If any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote Micropac Common Stock (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) (each, a “Takeover Statute”) becomes or is deemed to be applicable to any of the parties, the Merger or any of the other transactions contemplated by the Merger Agreement, then the parties shall use their respective reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger Agreement or the transactions contemplated thereby and if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of Micropac and the Micropac Board grant all necessary approvals) so that the transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger Agreement and the transactions contemplated thereby.

Section 16 Matters

Prior to the Effective Time, Micropac and Teledyne shall take all such steps as may be reasonably necessary to cause any dispositions of the Micropac Common Stock or acquisitions of the Micropac Common Stock resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Micropac, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation

Micropac has agreed to promptly notify Teledyne of any proceeding brought by its stockholders against Micropac and/or its directors and officers relating to the Merger Agreement or the transactions contemplated thereby, keep Teledyne reasonably informed with respect to the status thereof, and provide Teledyne the opportunity to participate in (but not control) the defense of any such proceeding.

Stock De-Registration

The Surviving Corporation will cause the Micropac Common Stock to be de-listed from the OTC Markets Group Inc., terminate the trading of the Micropac Common Stock on the OTC Markets Group Inc. on the Closing Date, and cause the de-registration of the OTC Markets Group Inc under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time Micropac shall reasonably cooperate with Teledyne with respect thereto

FIRPTA Certificate

On the Closing Date or, if earlier, no less than thirty (30) days prior to the Closing, Micropac must deliver to Teledyne a properly executed statement and notice to the IRS in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) (the “FIRPTA Certificate”), dated within thirty (30) days prior to the Closing Date, which Teledyne will deliver to the IRS on behalf of Micropac upon Closing.

401(k) Plan Termination

Prior to the closing of the Merger, Micropac has agreed to terminate, effective no later than the day immediately preceding the Closing Date, Micropac 401(k) Plan.

Conditions to Completion of the Merger

The obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction at or prior to the closing of the Merger of the conditions that (i) the Merger Agreement shall have been duly adopted by the required stockholder vote, (ii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated thereunder to be rescinded following completion thereof, and (iii) at least 20 calendar days shall have elapsed since Micropac mailed to the stockholders of Micropac the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

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The obligation of Micropac to effect the Merger is also subject to the satisfaction, or waiver by Micropac, at or prior to the Effective Time, of the following conditions:

•	The representations and warranties of Teledyne and Merger Sub contained in the Merger Agreement, without giving effect to any qualifications as to materiality or Teledyne Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except where the failure of such representations and warranties of Teledyne and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, have, individually or in the aggregate, have a Teledyne Material Adverse Effect.

•	Teledyne and Merger Sub shall have duly performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by them prior to or on the Closing Date;

•	Teledyne shall have delivered to Micropac a certificate, dated the Closing Date and signed by an executive officer of Teledyne, certifying to the effect that the conditions set forth in the Merger Agreement have been satisfied.

The obligation of Teledyne and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Teledyne, at or prior to the closing of the Merger, of the following conditions:

•	(i) The representations and warranties of Micropac set forth in the Merger Agreement (other than Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3, and Section 3.18) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each representation and warranty of Micropac contained in Section 3.1 (Corporate Organization), Section 3.2(c) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.18 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) the representations and warranties of Micropac set forth in Section 3.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of such time.

•	Micropac shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

•	Since the date of this Agreement, no Company Material Adverse Effect has occurred and no event, change or effect has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

•	Micropac shall have delivered to Teledyne a certificate, dated the Closing Date and signed by an executive officer of Micropac, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

•	Micropac shall have delivered written resignation letters or resolutions of Micropac effecting the removal or resignation, as of the Effective Time, of such directors and officers of Micropac as requested by Teledyne at least two business days prior to the Closing Date.

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•	Micropac shall have delivered to Teledyne the FIRPTA Certificate and Notice in form reasonably acceptable to Teledyne.

TERMINATION OF THE MERGER AGREEMENT

Mutual Termination Rights

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing of the Merger by mutual written consent of Teledyne and Micropac. In addition, the Merger Agreement may be terminated prior to the closing of the Merger by either Teledyne or Micropac if any court of competent jurisdiction or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, in each case, which permanently restrains, enjoins or otherwise prohibits, prior to the Effective Time, the consummation of the Merger. The Merger Agreement may also be terminated prior to closing of the Merger if the Merger has not been consummated by December 31, 2024 (the “Outside Date”); provided, however, that if the Information Statement is not able to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act on or prior to December 1, 2024, the Outside Date shall be automatically extended to January 31, 2024 and further provided that neither party may terminate the Merger Agreement if there has been any material breach by such party of its material representations, warranties or covenants in the Merger Agreement, and such breach primarily caused or resulted in the failure of closing the Merger to have occurred prior to the Outside Date.

Company Termination Rights

The Merger Agreement can be terminated prior to the closing of the Merger by Micropac by written notice to Teledyne if:

(i)       at any time prior to the receipt of the Stockholder Consent, if the Micropac Board determines to accept a Superior Proposal (as defined below); and

(ii)      at any time prior to the Effective Time, if: (i) there has been a breach by Teledyne or Merger Sub of any of its representations, warranties or covenants contained in the Merger Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) of the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Micropac shall have delivered to Teledyne written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Teledyne and such breach shall not have been cured in all material respects; provided, however, that Teledyne may not terminate the Merger Agreement if there has been any material breach by Teledyne or Merger Sub of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the Merger contained in Sections 6.2(a) and 6.2(b) is not reasonably capable of being satisfied while such breach is continuing.

“Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal (that did not result from a material breach of Micropac’s obligations set forth in Section 5.3 of the Merger Agreement on terms that the Micropac Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal (including all the terms and conditions of such proposal or offer) and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed in writing by and binding on Teledyne in response to such offer or otherwise)), is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable, from a financial point of view, to the Micropac stockholders (in their capacity as such) than the transactions contemplated by the Merger Agreement. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “25% or more” in the definition of “Acquisition Transaction” will be deemed to be references to “greater than 50%”.

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Teledyne Termination Rights

The Merger Agreement may be terminated prior to the closing of the Merger by Teledyne by written notice to Micropac if:

(i)        if a copy of Stockholder Consent shall not have been delivered to Teledyne by November 3, 2024;

(ii)       at any time prior to the receipt of the Stockholder Consent, (i) if the Micropac Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3 on the tenth calendar day following the date on which the event first permitting such termination occurred; and

(iii)     at any time prior to the Effective Time, if: (i) there has been a breach by Micropac of its representations, warranties or covenants contained in the Merger Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) of the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Teledyne shall have delivered to Micropac written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Micropac and such breach shall not have been cured in all material respects; provided, however, that Teledyne may not terminate the Merger Agreement if there has been any material breach by Teledyne or Merger Sub of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the Merger contained in Sections 6.3(a) and 6.3(b) is not reasonably capable of being satisfied while such breach is continuing.

A “Company Board Recommendation” means the Micropac Board, acting upon the recommendation of a special committee of the Micropac Board, at a meeting duly called and held, adopted resolutions (i) determining that the transactions contemplated by the Merger are advisable, fair to and in the best interests of Micropac and the Micropac stockholders, (ii) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, (iii) directing that the Merger Agreement be submitted to the Micropac stockholders for its adoption, and (iv) recommending that the Micropac stockholders adopt the Merger Agreement.

A “Company Board Recommendation Change” means that any time after the date of execution of the Merger Agreement, the Micropac Board or a special committee thereof, (A) withholds, withdraws, amends or modifies, or publicly proposes to withhold, withdraw, amend or modify, Micropac Board Recommendation in a manner adverse to Teledyne and Merger Sub in any material respect; (B) publicly adopt, approve or recommend to the Micropac stockholders, or publicly propose to adopt, approve or recommend to the Micropac stockholders, an Acquisition Proposal; (C) fail to include Micropac Board Recommendation in the Information Statement or (D) make any recommendation in connection with a tender offer or exchange offer for the equity securities of Micropac other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm Micropac Board Recommendation.

Effect of Termination

In the event that the Merger Agreement is terminated, it will immediately become void and have no effect, without any liability or obligation on the part of Teledyne, Merger Sub or Micropac, except that (i) the section describing access to information and confidentiality, the section describing press announcements, the section describing the effect of termination under the Merger Agreement, the section describing termination fees and the article describing the miscellaneous provisions will survive any such termination and (ii) no party to the Merger Agreement will be relieved of any liability from a willful and material breach of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Termination Fee

If the Merger Agreement is terminated by Teledyne pursuant to Section 7.1(e) of the Merger Agreement or by Micropac pursuant to Section 7.1(f) of the Merger Agreement, then Micropac must pay to Teledyne prior to or concurrently with such termination, in the case of a termination by Micropac, or within two business days, in the case of a termination by Teledyne, a termination fee of $1,593,083 (the “Company Termination Fee”).

If the Merger Agreement is terminated pursuant to Section 7.1(b), and on or after the date of execution of the Merger Agreement and prior to such termination, and an Acquisition Proposal has been publicly announced and not rejected or otherwise withdrawn or abandon and within twelve months after such termination, Micropac enters into a definitive agreement with respect to such Acquisition Proposal or the transaction contemplated by the such Acquisition Proposal is consummated, then Micropac shall pay Micropac Termination Fee to Teledyne, no later than two business days after the consummation of such transaction.

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Governing Law

The Merger Agreement and all disputes and controversies arising out of the Merger Agreement and the transactions contemplated thereby will be governed by Delaware law.

Specific Performance

The parties have agreed that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms thereof and that the parties shall be entitled to specific performance of the terms thereof, in addition to any other remedy to which they are entitled at law or in equity, including obligating the other parties to close the transactions contemplated by the Merger Agreement.

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Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this Information Statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. Failure to strictly comply with any of the statutory procedures set forth in Section 262 of the DGCL will result in the withdrawal, loss or waiver of these rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262 of the DGCL. All references in Section 262 and in this summary to a: (i) “stockholder” are to the record holder of Micropac Common Stock immediately prior to the Effective Time unless otherwise expressly noted therein or herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Micropac Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

If the Merger is completed, stockholders and beneficial owners (other than the Principal Stockholder) who do not wish to accept the Merger Consideration have the right to seek appraisal of their Micropac Common Stock under Section 262 of the DGCL and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Micropac Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Court”), together with interest, if any, to be paid upon the amount determined to be the fair value in lieu of accepting the Merger Consideration. The “fair value” of your shares of Micropac Common Stock as determined by the Court may be more or less than, or the same as, the applicable portion of the Merger Consideration that you are otherwise entitled to receive in respect of such Micropac Common Stock under the terms of the Merger Agreement. These rights are known as “appraisal rights”.

Strict compliance with the procedures set forth in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the withdrawal, loss or waiver of your appraisal rights. The following is a summary of appraisal rights under Section 262, the full text of which is attached as Annex D hereto and is incorporated herein by reference. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this Information Statement (please note that the 20-day period described below for a stockholder or beneficial owner to demand appraisal will begin to run on the date of mailing this Information Statement, as described more fully below). Stockholders and beneficial owners should assume that Micropac will take no action to perfect any appraisal rights of any stockholder or beneficial owner. Any stockholder or beneficial owner who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders and beneficial owners seek to exercise their appraisal rights under Section 262. A stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the applicable portion of the Merger Consideration under the Merger Agreement.

Only a stockholder or beneficial owner who (i) continuously holds such shares of Micropac Common Stock through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived his, her or its appraisal rights, (iii) strictly complies with the applicable statutory procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares of Micropac Common Stock or otherwise lose his, her or its rights to seek appraisal and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Surviving Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Micropac Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

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When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within 10 days after, the effective date of the merger notify each stockholder of the constituent corporation who is entitled to appraisal rights, that appraisal rights are available for any and all shares thereof and must include in each such notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. Such notice may, and if given on or after the effective date of the merger must, also notify the stockholders of the effective date of the merger.

THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262. COMPANY STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.

Any stockholder or beneficial owner entitled to appraisal rights may, within 20 days after the date of mailing of this Information Statement, demand in writing from the Company or the Surviving Company, as applicable, an appraisal of his, her or its shares of Micropac Common Stock. Such demand will be sufficient if it reasonably informs the Company or the Surviving Company, as applicable, of the identity of the stockholder making such demand and that the stockholder intends thereby to demand an appraisal of the fair value of his, her or its shares of Micropac Common Stock. Failure to make such a demand on or before the expiration of such 20-day period will result in the loss of the stockholder’s or beneficial owner’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this Information Statement. This Information Statement is dated          , 2024 and is being mailed to stockholders on            , 2024.

A stockholder or beneficial owner who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to the following address or email the demand to the following email address:

Micropac Industries, Inc.

1655 State Hwy 66, Garland TX, 75040

(310) 285-9000

Attention: Mark King

Email: markking@micropac.com

The demand for appraisal should be executed by or for the stockholder or beneficial owner, fully and correctly, and must reasonably inform the Surviving Company of the identity of such stockholder or beneficial owner, and must state that such person intends thereby to demand appraisal of his, her or its shares of Micropac Common Stock. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (i) reasonably identify the holder of record of the shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 of the DGCL and the Chancery List. If the shares of Micropac Common Stock are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of Micropac Common Stock are owned of record or beneficially owned by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners. An authorized agent, including one or more joint owners or beneficial owners, may execute the demand for appraisal for a holder of record or beneficial owner; however, such agent must identify the record owner or owners or beneficial owner or beneficial owners, respectively, and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners or beneficial owner or beneficial owners, as applicable, of such shares of Micropac Common Stock. A record holder such as a broker who holds shares of Micropac Common Stock as a nominee for several beneficial owners may exercise appraisal rights on behalf of one or more beneficial owners with respect to the shares of Micropac Common Stock held for such beneficial owner or owners while not exercising such rights with respect to the shares of Micropac Common Stock held for other beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Micropac Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Micropac Common Stock, such demand will be presumed to cover all shares of Micropac Common Stock held in the name of such record holder.

Within 10 days following the Effective Time, the Company, as the Surviving Company, must notify each stockholder or beneficial owner who is entitled to appraisal rights of the date that the Merger have become effective; provided, however, that if such notice is sent more than 20 days following the sending of this Information Statement, such notice need only be sent to each stockholder or beneficial owner who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Micropac Common Stock in accordance with Section 262.

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At any time within 60 days after the Effective Time, any person who is entitled to appraisal rights who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw his, her or its demand for appraisal in respect of some or all of such person’s shares and accept the applicable portion of the Merger Consideration under the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. Thereafter, the written approval of the Surviving Company will be needed for such a withdrawal.

Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any person without the approval of the Court, with such approval conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement within 60 days after the Effective Time.

Within 120 days after the Effective Time, but not thereafter, the Surviving Company and any stockholder or beneficial owner who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of Micropac Common Stock held by all persons entitled to appraisal. A stockholder or beneficial owner demanding appraisal must serve a copy of the petition on the Surviving Company. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any stockholder or beneficial owner that previously demanded appraisal will become entitled only to such person’s applicable Merger Consideration under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. It is the obligation of the stockholders and beneficial owners to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Company Capital Stock within the time prescribed in Section 262 and the failure of a stockholder or beneficial owner to file such a petition within the period specified in Section 262 could nullify such holder of Micropac Common Stock’s previous written demand for appraisal.

In addition, any stockholder or beneficial owner entitled to appraisal rights that has made a demand for appraisal in accordance with Section 262 is entitled, within 120 days after the Effective Time and upon written request to the Surviving Company, to receive from the Surviving Company a statement setting forth the aggregate number of shares of Micropac Common Stock not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received, and the aggregate number of stockholders and beneficial owners of such shares of Micropac Common Stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares of Micropac Common Stock shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The statement must be mailed within 10 days after such written request has been received by the Surviving Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Upon the filing of a petition by a stockholder or beneficial owner, service of a copy of such a petition shall be made upon the Surviving Company. The Surviving Company shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Micropac Common Stock and with whom the Surviving Company has not reached agreements as to the value of such shares of Micropac Common Stock (the “Chancery List”). The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Company and to all such persons set forth on the Chancery List at the addresses therein stated.

At the hearing on such petition, the Court shall determine those persons who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that persons who have demanded an appraisal for their shares of Micropac Common Stock and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery may dismiss the proceedings as to any holder of Micropac Common Stock who does not comply with such direction. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners of Micropac Common Stock who assert appraisal rights unless (i) the total number of shares of Micropac Common Stock held by the stockholders or beneficial owners who have become entitled to appraisal rights as determined by the Court exceeds one percent (1%) of the outstanding shares of Micropac Common Stock eligible for appraisal or (ii) the value of the Merger Consideration for such shares of Micropac Common Stock entitled to appraisal exceeds $1 million.

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After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery shall determine the fair value of the shares of Micropac Common Stock as of the Effective Time, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest, to be paid, if any, upon the amount determined to be the fair value. Unless the Court, in its discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Company may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Micropac Common Stock as determined by the Court and (2) interest theretofore accrued, unless paid by the Surviving Company at that time.

Upon application by the Surviving Company or any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

When the fair value of the Micropac Common Stock is determined, the Court will direct the payment of such value, with interest thereon, if any, by the Surviving Company to the persons entitled thereto.

Stockholders and beneficial owners should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable Merger Consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the per share portion of the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Micropac Common Stock is less than the applicable Merger Consideration.

In determining the fair value, the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

The costs of the proceeding (which exclude attorneys’ fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of the expenses so incurred, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Micropac Common Stock entitled to appraisal. Determinations by the Court are subject to appellate review by the Delaware Supreme Court.

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If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder or beneficial owner otherwise fails to perfect, successfully withdraws or loses such person’s right to appraisal, then the right of that person to appraisal will cease and that person’s shares will be deemed to have been converted at the Effective Time into the right to receive the applicable Merger Consideration.

From and after the Effective Time, no person who has demanded appraisal rights under Section 262 will be entitled to vote such person’s shares of Micropac Common Stock for any purpose or to receive payment of dividends or other distributions in respect of such shares of Micropac Common Stock (except dividends or other distributions payable to holders of Micropac Common Stock of record at a date which is prior to the Effective Time).

STOCKHOLDERS AND BENEFICIAL OWNERS CONSIDERING SEEKING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF COMPANY COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGERS IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF COMPANY COMMON STOCK. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, AND IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, ANY STOCKHOLDER OR BENEFICIAL OWNER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT THEIR LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

Delisting and Deregistration of Micropac Common Stock

If the Merger is completed, Micropac will become a wholly owned subsidiary of Teledyne and the Micropac Common Stock will cease to be quoted on the OTC Market Pink Sheets and will not be publicly traded. In addition, Micropac will no longer file periodic reports with the SEC on account of our Micropac Common Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF MICROPAC

The following table presents information regarding the beneficial ownership of Micropac Common Stock as of the Record Date by (i) each person or entity known by Micropac to be a beneficial owner of five percent or more of Micropac Common Stock; (ii) each of our directors and named executive officers; and (iii) all directors and officers as a group.

Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. The percentage of outstanding shares of Micropac Common Stock beneficially owned is based on 2,578,315 shares of Micropac Common Stock issued and outstanding as of November 2, 2024. There are no options, warrants, or convertible securities outstanding.

Unless indicated below, the address of each individual listed below is c/o Micropac Industries, Inc., 1655 State Hwy 66, Garland TX, 75040.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner (1)	Number of Shares	Percent of Total Outstanding
Directors and Named Executive Officers
Robert Hempel(2) (3)	1,952,577	75.7%
Shaunna Black (3)	0	*	%
Patrick Cefalu	0	*	%
Christine Dittrich (3)	0	*	%
Mark King (3)	17,000	*	%
Donald Robinson (3)	0	*	%
Gerald Tobey (3)	0	*	%
All directors and executive officers as a group (7 persons)	1,969,577	76.4%

* Indicates less than one percent.

(1)	The address of each person listed is 1655 State Hwy 66, Garland, Texas 75040.

(2)	Mr. Hempel controls Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, which owns the enumerated shares. Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts is a beneficiary of an Ancillary Agreement entered into in March 1987. The Ancillary Agreement primarily obligates Micropac to register Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts’s stock and allows Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts to participate in any sale of stock by Micropac.

(3)	A director of Micropac.

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WHERE YOU CAN FIND MORE INFORMATION

Micropac files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act relating to its businesses, financial condition and other matters. The SEC also maintains an internet website located at www.sec.gov, which contains reports, proxy statements and other information that Micropac files with the SEC electronically via the EDGAR system. You may also obtain free copies of documents that Micropac files with the SEC by accessing Micropac’s website at www.micropac.com or by directing a request to Micropac’s investor relations department.

INCORPORATION BY REFERENCE

Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Information Statement certain documents that Micropac files with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and later information that Micropac files with the SEC, prior to the closing of the Merger, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Micropac pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the Effective Time. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Information Statement.

Micropac Filings	Periods
Annual Report on Form 10-K	Fiscal Year Ended November 30, 2023 filed with the SEC on February 7, 2024

Quarterly Report on Form 10-Q	Quarterly periods ended February 24, 2024, May 25, 2024 and August 24, 2024, filed with the SEC on April 10, 2024 July 9, 2024and October 8, 2024, respectively

Current Reports on Form 8-K	Filed with the SEC on December 7, 2023, March 12, 2024 and November 4, 2024

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”

You should rely only on information contained in or incorporated by reference in this Information Statement. No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED            , 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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HOUSEHOLDING OF MATERIALS

Pursuant to the rules of the SEC, services that deliver Micropac’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of Micropac’s Information Statement, unless Micropac has received contrary instructions from one or more of the stockholders. Upon written or oral request, Micropac will promptly deliver a separate copy of the Information Statement to any stockholder at a shared address to which a single copy of the Information Statement was delivered. Multiple stockholders sharing the same address may also notify Micropac if they wish to receive separate copies of Micropac’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify Micropac of their requests by writing Micropac Industries, Inc., 1655 State Hwy 66, Garland TX, 75040, or by calling (972) 272-3571.

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Annex A

AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES LIMITED,

HARRIER MERGER SUB, INC.

and

MICROPAC INDUSTRIES, INC.

Dated as of November 1, 2024

TABLE OF CONTENTS

Page

ARTICLE 1 THE MERGER		1
1.1	The Merger	1
1.2	Closing and Effective Time of the Merger	2
ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		3
2.1	Conversion of Securities	3
2.2	Payment for Securities; Surrender of Certificates	3
2.3	Dissenting Shares	6
2.4	Treatment of Company Equity Awards	6
2.5	Withholding	7
2.6	Adjustments	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	Corporate Organization	8
3.2	Capitalization	8
3.3	Authority; Execution and Delivery; Enforceability	9
3.4	No Conflicts	9
3.5	SEC Documents; Financial Statements; Undisclosed Liabilities	10
3.6	Absence of Certain Changes or Events	11
3.7	Information Statement	11
3.8	Legal Proceedings	11
3.9	Compliance with Laws and Orders	12
3.10	Permits	12
3.11	Employee Benefit Plans	12
3.12	Employee and Labor Matters	14
3.13	Environmental Matters	15
3.14	Real Property; Title to Assets	16
3.15	Tax Matters	16
3.16	Material Contracts	18
3.17	Intellectual Property; Data Privacy and Security	20
3.18	Broker’s Fees	21
3.19	Opinion of Financial Advisor	22
3.20	Affiliate Transactions	22
3.21	International Trade Compliance	22
3.22	Government Contracts	23
3.23	Company Products	23
3.24	Insurance	23
3.25	No Other Representations or Warranties	23
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
4.1	Corporate Organization	24
4.2	Authority, Execution and Delivery; Enforceability	24
4.3	No Conflicts	24
4.4	Litigation	25
4.5	Sufficient Funds	25
4.6	Solvency	25
4.7	Information Statement	25
4.8	Ownership of Company Capital Stock	26

4.9	Ownership of Merger Sub	26
4.10	No Stockholder and Management Arrangements	26
4.11	Brokers	26
4.12	No Other Representations and Warranties	26
ARTICLE 5 COVENANTS		27
5.1	Conduct of Business by the Company Pending the Closing	27
5.2	Access to Information; Confidentiality	29
5.3	Treatment of Acquisition Proposals	30
5.4	Stockholder Consent; Preparation of Information Statement.	34
5.5	Appropriate Action; Consents; Filings	35
5.6	Certain Notices	36
5.7	Public Announcements	36
5.8	Employee Benefit Matters	36
5.9	Indemnification	38
5.10	Parent Agreements Concerning Merger Sub	39
5.11	Takeover Statutes	40
5.12	Section 16 Matters	40
5.13	Stockholder Litigation	40
5.14	Stock De-Registration	40
5.15	FIRPTA Certificate	40
5.16	401(k) Plan Termination	40
ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		41
6.1	Conditions to Obligations of Each Party	41
6.2	Conditions to Obligations of the Company	41
6.3	Conditions to Obligations of Parent and Merger Sub	42
6.4	Frustration of Closing Conditions	42
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		43
7.1	Termination	43
7.2	Effect of Termination	44
7.3	Company Termination Fee.	44
7.4	Amendment	45
7.5	Waiver	45
ARTICLE 8 GENERAL PROVISIONS		46
8.1	Non-Survival of Representations and Warranties	46
8.2	Fees and Expenses	46
8.3	Notices	46
8.4	Certain Definitions	47
8.5	Terms Defined Elsewhere	54
8.6	Headings	56
8.7	Severability	56
8.8	Entire Agreement	56
8.9	Assignment	56
8.10	No Third Party Beneficiaries	56
8.11	Mutual Drafting; Interpretation	57
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	57
8.13	Counterparts	58
8.14	Specific Performance	58

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2024 (this “Agreement”), is made by and among Teledyne Technologies Incorporated, a Delaware corporation (“Parent”), Harrier Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Micropac Industries, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

A.       The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware, as amended (as amended from time to time, the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.10 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B.       Each of the Board of Directors of Parent and the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby (collectively, the “Transactions”).

C.       The Board of Directors of the Company (the “Company Board”), acting upon the recommendation of a committee established by the Company Board comprised of independent directors of the Company (the “Special Committee”), has, upon the terms and subject to the conditions set forth herein, (i) determined that the Transactions are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption and (iv) recommended that the Company Stockholders adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1
THE MERGER

1.1         The Merger.

(a)       Upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger under the name “Teledyne Micropac, Inc.” (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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(b)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Company Charter”) shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified as provided therein or by applicable Law (subject to Section 5.9). In addition, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Company as in effect immediately prior to the Effective Time (the “Company Bylaws”) shall be amended and restated so as to read in its entirety as set forth in Exhibit C, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended or modified as provided therein or by applicable Law (subject to Section 5.9).

(c)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)       If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2         Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place by electronic communications and transmission of .PDF documents on the third (3rd) Business Day after satisfaction or valid waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

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Article 2
CONVERSION OF SECURITIES IN THE MERGER

2.1         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)         Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares (which, with respect to the Dissenting Shares, shall only have those rights set forth in Section 2.3), shall be converted automatically into the right to receive $20.00 per Share (the “Merger Consideration”), payable net to the holder in cash (without interest, subject to any withholding of Taxes required by applicable Law), upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall automatically cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2 (without interest and subject to any withholding of Taxes required by applicable Law).

(b)         Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)         Conversion of Merger Sub Capital Stock. All issued and outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be automatically converted into and become (in the aggregate) one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and those shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2         Payment for Securities; Surrender of Certificates.

(a)         Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Aggregate Merger Consideration to which holders of Shares become entitled to payment in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. On or prior to the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent the Aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2 and that no such investment or loss thereon shall affect the amounts payable to the holders of Shares pursuant to this Article 2. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares. Any portion of funds made available to Paying Agent in respect of any Dissenting Share shall be returned to Parent, upon demand.

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(b)       Procedures for Surrender.

(i)       Certificates. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (without interest, subject to any withholding of Taxes required by applicable Law), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Any other Transfer Taxes shall be paid by Parent. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL. Notwithstanding anything to the contrary contained in this Agreement or the letter of transmittal (including the related instructions) referred to herein, the parties may modify or waive the terms, conditions and/or procedures relating to the surrender of any Certificate and the funding and payment of the applicable Merger Consideration to the holder thereof (including by making such payment directly to such holder or its designee(s)), in each case with the consent of such holder.

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(ii)       Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of a duly executed letter of transmittal, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest, subject to any withholding of Taxes required by applicable Law), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c)         Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth in this Agreement.

(d)         Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the nine (9) month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of any Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law), in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Aggregate Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Aggregate Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

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(e)         Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law) upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands or agree to do any of the foregoing. For purposes of this Section 2.3, “participate” means that Parent shall be kept apprised of the proposed strategy and other decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which the Company shall consider in good faith).

2.4         Treatment of Company Equity Awards.

(a)       Treatment of Company RSUs. At the Effective Time, each outstanding award of Company restricted stock units that is outstanding as of the Effective Time and at such time is subject solely to time-based vesting conditions (each, a “Company RSU” and collectively, “Company RSUs”) shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.

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(b)       Treatment of Company PSUs. At the Effective Time, each outstanding award of Company restricted stock units that at such time is subject to performance-based vesting conditions (each, a “Company PSU” and collectively, “Company PSUs” and together with Company RSUs, the “Company Equity Awards”) shall become vested and, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law) equal to (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration. For purposes of this Section 2.4(b), the number of Shares underlying a Company PSU shall be determined (1) for any Company PSU (or portion thereof) in respect of which the performance period has been completed prior to the Effective Time and not yet settled into Shares, based on the actual level of performance (as determined by the Company Board or an appropriate committee thereof prior to the Effective Time in good faith consistent with past practice) through the end of such performance period, and (2) for any Company PSU (or portion thereof) not described in clause (1), such Company PSUs shall vest assuming achievement of the target level of performance as set forth in the corresponding award agreement for such Company PSU.

(c)       Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Equity Awards the amounts described in Section 2.4(a) and Section 2.4(b), respectively, less Taxes required to be withheld with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than ten (10) Business Days following the Closing Date.

(d)       Termination of Company Equity Plan. Prior to the Closing Date, the Company’s 2023 Equity Incentive Plan (the “Company Equity Plan”) shall be terminated, effective as of immediately following the Effective Time, and no further Shares, Company Equity Awards, Equity Interests or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Equity Award, Equity Interest or other right with respect thereto that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Equity Award, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(e)       Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to cause the treatment of the Company Equity Awards and the Company Equity Plan as contemplated by this Section 2.4.

2.5         Withholding. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including pursuant to Article 2) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that except as required (i) in connection with compensation for services, or (ii) as a result of the failure by a holder of Shares to deliver timely to the Paying Agent a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable and to the extent required, establishing a complete exemption from U.S. backup withholding, the applicable Payor shall use reasonable best efforts to consult with the Company prior to Closing regarding the withholding of any amounts hereunder, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6         Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement.

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Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1         Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Company Charter and the Company Bylaws, as most recently filed with the Company SEC Documents, are true, complete and correct copies as in effect as of the date of this Agreement.

3.2         Capitalization.

(a)       The authorized capital stock of the Company consists of 10,000,000 Shares. As of October 31, 2024 (the “Capitalization Date”) (i) 2,578,315 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 500,000 Shares were held in the treasury of the Company and (iii) 73,587 Shares are subject to outstanding Company Equity Awards, a maximum of 34,567 of which Shares are subject to Company PSUs. Except for Company Equity Awards convertible into not more than an aggregate of 73,587 Shares (assuming maximum level of performance with respect to Company PSUs) under the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since May 25, 2024, and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b)       Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Equity Award, the holder thereof. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company.

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(c)       The Company has no and has never had any, Subsidiaries. The Company (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person and (ii) is not subject to any obligation to make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.

3.3         Authority; Execution and Delivery; Enforceability.

(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)       The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, adopted resolutions (i) determining that the Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the Company Stockholders for its adoption, and (iv) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

(c)       Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

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3.4         No Conflicts.

(a)       The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

(b)       The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the Trading Market, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.

3.5         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)       The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”).

(b)       As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied in as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c)       The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

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(d)       The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended November 30, 2023 (nor has any such deficiency or weakness been identified as of the date hereof). There is no fraud, whether or not material, that involves management or any other employee who has a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 3.5 of the Company Disclosure Schedule and as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2023, the Company has not made, arranged or modified personal loans to any executive officer or director of the Company.

(e)       The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on the Company’s balance sheet (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(f)       Section 3.5(f) of the Company Disclosure Schedule contains a true, correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof with an outstanding principal amount of at least $250,000.

3.6         Absence of Certain Changes or Events. Since May 25, 2024 through the date of this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not taken any action that would have been constituted a breach of, or required Parent’s consent pursuant to Section 5.1 had the covenants therein applied since May 25, 2024, and (c) there has not been any change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7         Information Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date that the Information Statement or any amendment or supplement thereto is mailed to holders of Shares, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8         Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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3.9         Compliance with Laws and Orders. The Company is in compliance and since January 1, 2023 has been in compliance with all Laws and Orders applicable to the Company or any assets owned or used by the Company (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company) except where any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2023, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.10         Permits.

(a)       Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company has all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (ii) the Company has not received written or, to the Knowledge of the Company, oral notice from any Governmental Entity threatening to revoke any such Permit or to initiate an investigation or review of the Company; and (iii) the Company is in material compliance with the terms of such Permits.

(b)       The operation of the Company as currently conducted is not, and has not been since January 1, 2023, in violation of, nor is the Company in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)       There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11         Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, paid vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company (each, a “Service Provider”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule, but shall still be considered a Company Benefit Plan: any employment Contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law.

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(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)       each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(ii)       each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status (or, if such Company Benefit Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS) and, to the Company’s Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust;

(iii)       except as set forth on Section 3.11(b)(iii) of the Company Disclosure Schedule, all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company;

(iv)       neither the Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as would reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA;

(v)       all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Company Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA. The Company and their Subsidiaries and ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Company Benefit Plans;

(vi)       no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans (other than routine benefits claims), including any audit or inquiry by the IRS or United States Department of Labor; and

(vii)       all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects.

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(c)       No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other type of pension plan subject to Title IV of ERISA and neither the Company nor any of their Subsidiaries or ERISA Affiliates have ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither the Company, nor any of their Subsidiaries or ERISA Affiliates have incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Company Benefit Plans and, to the Company’s Knowledge, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries or ERISA Affiliates.

(d)       Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans; or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(e)       No Company Benefit Plan provides any post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

(f)       (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither the Company nor any of its Subsidiaries (A) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (B) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Company Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Company Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Benefit Plan to Section 409A.

3.12         Employee and Labor Matters.

(a)       The Company is not a party to a collective bargaining agreement, agreement with any works council or similar labor Contract, other than any such agreements that apply on a national, industry-wide or similar mandatory basis. As of the date hereof, with respect to the employees of the Company, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to lead to any such labor dispute or unfair labor practice charge before the National Labor Relations Board and no such labor dispute or unfair labor practice charge is threatened in writing against or affecting the Company.

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(b)       Section 3.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees, independent contractors and sales representatives of the Company, their respective positions, dates of hire or engagement, employing entity, work locations, whether full or part-time or temporary, exempt or non-exempt status under applicable wage and hour Laws for employees, the rates of all regular and special compensation and commissions and bonuses payable to each such Person in any and all capacities (including any annual salary, hourly rate or fee), bonus or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation, and any furlough, layoff or leave of absence status (and anticipated return to work date if known). Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, all employees of the Company are employed on an “at will” basis and the Company does not employ or retain the services of any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice and without further liability to the Company. To the Knowledge of the Company, no employee or independent contractor of the Company has given written notice of termination of employment or engagement. No executive or key employee of the Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(c)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is and since January 1, 2023, has been in compliance with all applicable Laws respecting or relating to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, all Laws relating to discrimination, harassment, retaliation, termination of employment, overtime, meal and rest breaks, leave, occupational safety and health, employee whistle-blowing, immigration and work authorization, employee privacy, classification of employees as exempt or non-exempt, classification of workers as independent contractors, child labor, pay equity, pay transparency, payroll documents and wage statements, disability rights or benefits, reasonable accommodation, equal employment opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, background checks and other consumer reports, restrictive covenants, negligent hiring or retention, employee benefits, employee leave issues, sick pay, COVID-19, affirmative action, unemployment insurance and the collection and payment of withholding and/or social security Taxes.

(d)       There are no written claims or Proceedings of any nature pending, or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any of the present or former employees or independent contractors thereof, on the other hand, or against or involving the Company relating to any of the present or former employees, or independent contractors thereof including, without limitation, any claim, Proceeding or governmental investigation relating to employer-employee relationships, labor relations, unfair labor practices, wages or hours, discrimination in employment or employment practices, workplace harassment, retaliation, plant closing or mass layoff, or any other labor or employment related matter arising under applicable Laws, and there have been no such written claims, Proceedings or governmental investigations since January 1, 2023.

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3.13         Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) no Proceeding is pending, or to the Knowledge of the Company, threatened against the Company alleging that the Company is in violation of, or may have liability under, any Environmental Law applicable to the Company or the conduct of its business as currently conducted; (b) the Company is in compliance with all Environmental Laws applicable to the Company or the conduct of its business as currently conducted, and it has been in compliance with such Environmental Laws since January 1, 2023; (c) since January 1, 2023, the Company has not received any written notice of a violation of any applicable Environmental Law where such matter remains unresolved; (d) the Company holds all Permits that are required under applicable Environmental Laws for the conduct of its business as currently conducted and has held such Permits since January 1, 2023; (e) there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company to revoke, cancel, or adversely modify any such Permit; (f) to the Knowledge of the Company, there has been no Release of Hazardous Materials by the Company, or to the Knowledge of the Company any other party, that would reasonably be expect to result in a liability to the Company under applicable Environmental Law; and (g) the Company has made available to Parent all environmental reports, audits, and correspondence with any Governmental Entity in the possession or control of the Company respecting the Company’s compliance with or liability under applicable Environmental Laws.

3.14         Real Property; Title to Assets.

(a)       Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company (collectively, the “Company Real Property”) and the address for each Company Real Property. The Company holds indefeasible fee title to the Company Real Property, free and clear of all Liens, except for Permitted Liens.

(b)       The Company does not lease any real property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company has not received written notice from any Governmental Entity concerning any violation of applicable Laws with respect to any Company Real Property, (ii) to the Company’s Knowledge, the Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending or threatened in writing with respect to any Company Real Property, (iii) the Company has not granted any Person the right to use or occupy any portion of any parcel of Company Real Property pursuant to an agreement in writing, except for Permitted Liens, and the Company has received no written notice of any claim of any Person to the contrary, and (iv) the use of the Company Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning and land use laws and is not subject to a “permitted non-conforming” use or structure classification.

(d)       All of the real property used by the Company in the conduct of the business of the Company as presently conducted or reasonably anticipated to be conducted is included in the Company Real Property. Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, none of the Company Real Property is subject to, or encumbered by, any purchase option, right of first refusal, right of first offer or similar contractual right or obligations to sell or transfer any interest in such Company Real Property.

3.15         Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       all Tax Returns that are required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, complete, and accurate;

(b)       the Company has timely paid all Taxes required to be paid by it (whether or not shown as due on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company;

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(c)       the Company has included reserves determined in accordance with GAAP in the Company SEC Financial Statements for all accrued Taxes not yet due and payable as of the most recent audited balance sheet and, since such time, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business;

(d)       no written claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(e)       the Company has deducted and withheld any Taxes of the Company required to be deducted and withheld from amounts owing to, or collected from, any employee, creditor, equity holder, member, independent contractor, or other Third Party and the Company has complied in all material respects with all reporting, recordkeeping, information reporting and backup withholding requirements relating thereto under applicable Law;

(f)       no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company except for deficiencies which have been satisfied, settled or withdrawn;

(g)       there is no Proceeding with respect to Taxes of the Company being conducted, nor, to the Knowledge of the Company, has a Proceeding with respect to Taxes of the Company been any threatened in writing;

(h)       the Company has not waived or extended any statute of limitations with respect to Taxes, which waiver or extension remains in effect;

(i)       the Company has not distributed stock of any corporation or had its stock or equity interests distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 or Section 361 of the Code;

(j)       the Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force;

(k)       the Company will not be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) the long-term contract method of accounting, (iii) any installment sale, open transaction method or the cash method of accounting with respect to a transaction that occurred on or prior to the Closing Date, (iv) any use of an improper method of accounting, (v) any change in method of accounting (including adjustments pursuant to Section 481 of the Code) for a taxable period beginning before the Closing Date, (vi) any deferred revenue or prepaid amount received on or prior to the Closing Date, or (vii) any inclusion under Section 951 or Section 951A of the Code to the extent attributable to any taxable period (or portion thereof) ending on or before the Closing Date;

(l)       the Company has not consummated or participated in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder;

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(m)       the Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise;

(n)       no activity of the Company gives rise to the creation of a permanent establishment in any foreign country for Tax purposes;

(o)       there are no Liens for Taxes upon the assets of the Company other than Liens for Taxes described in clause (a) of the definition of “Permitted Liens”;

(p)       all Taxes required to have been collected and paid on the sale of products or taxable services by the Company (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales Tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Governmental Entity;

(q)       the Company is not a party to any Tax allocation, sharing or indemnity agreement (other than any commercial agreement entered in the Ordinary Course of Business a primary purpose of which is not related to Taxes);

(r)       the Company is in material compliance with applicable laws relating to escheatable and unclaimed property; and

(s)       the Company has not entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2).

3.16         Material Contracts.

(a)       Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than this Agreement and any Company Benefit Plan disclosed on Section 3.11(a) of the Company Disclosure Schedule) to which the Company is a party or by which the Company or any of its assets or businesses are bound (and any material amendments, supplements and modifications thereto); provided that order forms, purchase orders, sales orders, performance work statements and statements of work need not be listed on Section 3.16(a) of the Company Disclosure Schedule, but shall otherwise constitute Material Contracts for purposes of Section 3.16(b):

(i)       Contracts with any of the top ten (10) largest suppliers of the Company (measured by cumulative expenditures during the twelve (12)-month period ended December 31, 2023);

(ii)       Contracts with any of the top ten (10) largest customers of the Company (measured by cumulative revenue during the twelve (12)-month period ended December 31, 2023);

(iii)       Contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company;

(iv)       Contracts granting the Company a license to Intellectual Property of any Third Party that is material to the business of the Company, except for shrink-wrap, click-wrap, or off-the-shelf software, or other licenses of software that is commercially available to the public generally with annual license fees of $50,000 or less;

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(v)       Contracts with any officer, director, manager, stockholder, member of an affiliate of the Company or any of their respective relatives or affiliates (other than the Company) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, organizational documents, employment agreements, Contracts set forth on Section 3.11(a) of the Company Disclosure Schedule and offer letters for at-will employment set forth on Section 3.11(a) of the Company Disclosure Schedule);

(vi)       Contracts containing (A) a covenant materially restricting the ability of the Company to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; or (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms;

(vii)       Any Contract that is a loan, guarantee of indebtedness for borrowed money or credit agreement, note, mortgage, security agreement, pledge or indenture in respect of indebtedness for borrowed money or other binding commitment for borrowed money (other than those related to trade payables arising in the Ordinary Course of Business);

(viii)       Any Contract governing the development of any new Intellectual Property and Software on behalf of the Company developed solely or jointly with any other Person, excluding employment, consulting, services or invention assignment or similar agreements entered into in the Ordinary Course of Business with employees, contractors or consultants of the Company;

(ix)       Any Contract that provides for the disposition or acquisition by the Company of any business or other material assets of the Company or (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Company or (B) any material remaining “earn out” or other contingent payment or consideration of the Company that has not been substantially satisfied prior to the date of this Agreement;

(x)       Any material Contract with any Governmental Entity;

(xi)       Any settlement or similar Contract arising out of a Proceeding or threatened Proceeding: (A) that materially restricts or imposes any material obligation on the Company or materially disrupts the business of the Company as currently conducted; (B) that would require the Company to pay consideration valued at more than $500,000 individually or $1,000,000 in the aggregate following the date of this Agreement; and (C) pursuant to which the Company will have any outstanding material obligation after the date hereof;

(xii)       Any collective bargaining agreement or other Contract with a union, works council or similar labor Contract;

(xiii)       Any Contract under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company; or

(xiv)       Contracts that are for the employment or engagement of any individual on a full-time, part-time or personal services consulting basis and which (x) provide for the payment of compensation and/or benefits upon or in connection with the consummation of the Transactions, and/or (y) provide for severance, termination or notice payments or benefits (other than payments or benefits required under applicable Law) upon a termination of the applicable individual’s employment or engagement.

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(b)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth on Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except to the extent any Material Contract expires or terminates in accordance with its terms in the Ordinary Course of Business and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, the Company has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Material Contract.

3.17         Intellectual Property; Data Privacy and Security.

(a)       Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by the Company (collectively, the “Company Registered Intellectual Property”). Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company Registered Intellectual Property is subsisting, and, (ii) no Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b)       Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses of material Intellectual Property used by the Company in which the Company is the licensee, excluding any “shrink wrapped”, “click through” or other “off-the-shelf” Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than $50,000 per copy or user, or annually (the “Material IP Contracts”). As of the date hereof, such Material IP Contracts are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of the Company, on the part of any counterpart thereto. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Material IP Contract.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and (ii) neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company in any Owned Intellectual Property. The Company is not bound by any outstanding consent, settlement, judgment, injunction, order or decree restricting the use of Owned Intellectual Property or restricting the licensing thereof to any Person.

(d)       To the Knowledge of the Company, the Company has not been and is not currently infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. No Proceeding is pending or, to the Knowledge of the Company, is threatened, alleging that the Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person. The Company has not received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third Person in order to avoid infringement) of the Intellectual Property of any third Person and, to the Knowledge of the Company, there is no basis for any such claim. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property.

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(e)       The Company takes commercially reasonable actions to protect and preserve the confidentiality of its trade secrets and third-party confidential information provided to the Company that the Company is obligated to maintain in confidence. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any trade secrets included in the Owned Intellectual Property or any third-party confidential information entrusted to the Company.

(f)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the incorporation, linking, calling, distribution or other use in, by or with any proprietary product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company (the “Products”), of any Free or Open Source Software, does not (i) obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any Third Party, other than the applicable Free or Open Source Software or (ii) require that any Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no or minimal charge, other than the applicable Free or Open Source Software. The Company is in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, lined or called by, distributed with, or otherwise used by any Product.

(g)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company (“IT Systems”) are adequate for the operation of the business of the Company as currently conducted and have not materially malfunctioned or failed since January 1, 2023.

(h)       The Company has commercially reasonable security measures in place intended to protect data relating to the customers of its business (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of the Company, the Company has not suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Customer Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has complied in all material respects with applicable Information Privacy Laws. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company alleging any material failure to comply with any Information Privacy Laws.

(i)       All of the current and former consultants, agents, officers, management and employees of the Company involved in the creation of Owned Intellectual Property created for or used in the Company’s business have executed a written agreement containing assignment of invention and confidentiality covenants and provisions sufficient to validly assign all of their respective right, title and interest in any such Intellectual Property to the Company, or have assigned such Owned Intellectual Property to the Company by operation of Law. Such agreements remain in full force and effect, and, to the Knowledge of the Company, none of such Persons is in violation thereof.

3.18         Broker’s Fees. Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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3.19         Opinion of Financial Advisor. The Company Board has received the opinion of Mesirow Financial, Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. Solely for informational purposes, promptly following the execution of this Agreement by the parties hereto, the Company shall furnish to Parent an accurate and complete copy of such opinion. The Company and Parent have been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and references thereto in the Information Statement, subject to prior review and consent by the Company Financial Advisor.

3.20         Affiliate Transactions. The Company is not a party to any Contract or other transaction, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Contract”) and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, indemnification contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the Ordinary Course of Business.

3.21         International Trade Compliance. The Company is in compliance, in all material respects, with all applicable Export and Import Laws, Sanctions and Anticorruption Laws. Without limiting the foregoing:

(a)       The Company is in compliance in all material respects and since January 1, 2023 has complied in all material respects with all applicable Export and Import Laws, including compliance with all license or authorization provisos, terms and conditions. The Company is in compliance with the terms of all applicable import restrictions and has paid (or accrued for) all applicable import duties, fees, and charges of any kind. There have been no voluntary disclosures by the Company to, or written investigations or administrative enforcement actions pending or in process, against the Company by, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Governmental Entity with respect to exports or imports.

(b)       Neither the Company nor any of its affiliates, officers, directors, managers, employees for which the Company would be responsible for, owners nor, to the Knowledge of Company, any third parties acting at their direction or for their benefit is a Sanctioned Person, or is located or operates in a Sanctioned Territory. Neither the Company nor any affiliate thereof is currently or has, since January 1, 2023, transacted any business, directly or knowingly indirectly, with (i) any Sanctioned Territory in violation of applicable Law or (ii) any Sanctioned Person in violation of applicable Law.

(c)       Neither the Company nor any of its affiliates, officers, directors, employees for which the Company would be responsible for, nor, to the Knowledge of Company, any of their consultants, representatives, agents or affiliates (nor any Person acting on behalf of or at the direction of any of the foregoing), is currently or has, since January 1, 2023, directly or indirectly through a third party, (i) paid, offered, given, promised to pay, or authorized, funded or facilitated the payment of any money or anything of value to any Person to improperly obtain or retain business or any competitive advantage for the Company, or (ii) established or maintained any fund or asset that has not been recorded in the applicable Company books and records. Neither the Company nor any of its affiliates, officers, directors, employees for which the Company would be responsible for, nor, to the Knowledge of the Company, any of their respective consultants, representatives, agents or affiliates has otherwise violated or is otherwise in violation of any applicable Anticorruption Laws.

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(d)       The Company is, and since January 1, 2023 has been, in compliance in all material respects with all Laws, rules and regulations governing the handling of classified information and the maintenance of U.S. government security clearances and facility security clearances. This includes compliance with: (i) all Laws, rules and regulations governing potential Foreign Ownership, Control or Influence (“FOCI”), and (ii) any FOCI mitigation agreements or other requirements between the Company and any U.S. Government Entity that are applicable to the Company.

(e)       The Company maintains commercially reasonable policies and procedures designed to ensure compliance with all applicable Export and Import Laws, Sanctions and Anticorruption Laws.

3.22         Government Contracts. Since January 1, 2023, the Company has not: (a) materially breached or violated any Government Contract; (b) been suspended or debarred from participation in the award or performance of any Government Contract or for any reason listed as an excluded party on the System for Award Management; (c) been audited by any Governmental Entity with respect to any Government Contract; (d) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract; (e) received any material written notice of breach, cure, show cause or default from any Governmental Entity with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Entity.

3.23         Company Products. None of the products manufactured or sold by the Company is subject to any guarantee, warranty, or other indemnity of or by the Company beyond the applicable terms and conditions of sale and any additional written warranty provided by the Company and included with such product and any warranty imposed by applicable Law.

3.24         Insurance. Section 3.24 of the Company Disclosure Schedule sets forth an accurate list of all material insurance policies maintained by the Company in effect as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material insurance policy. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each such material insurance policy is in full force and effect, (b) no written notice of a material default or termination has been received by the Company with respect to any such material insurance policy and (c) all premiums due with respect to each such material insurance policy have been paid in full. With respect to each such material insurance policy, since January 1, 2023, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of any such insurance policy or (ii) refusal of any coverage or rejection of any material claim under any such insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

3.25         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent), none of the Company, any of its affiliates (including the Principal Stockholder) or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

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Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1         Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2         Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by each of Parent and Merger Sub with each of its obligations herein and the consummation by each of Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3         No Conflicts.

(a)       The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(b)       Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the rules and regulations of the Trading Market, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4         Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5         Sufficient Funds. Parent has, and at the Effective Time will have, sufficient available cash on hand or other immediately available funds necessary to consummate the Transactions, including payment of the Aggregate Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the Transactions.

4.6         Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Immediately after giving effect to all of this Agreement, the payment of the Aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.6, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.7         Information Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date that the Information Statement or any amendment or supplement thereto is mailed to holders of Shares, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

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4.8         Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9         Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not, prior to the date hereof, engaged in any business or other activities.

4.10         No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates or Representatives, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement or any of the Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.11         Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12         No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company, the Principal Stockholder nor any other Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent). Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 3 or in the Stockholder Consent (made by and on behalf of the Principal Stockholder to Parent).

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Article 5
COVENANTS

5.1         Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7 (the “Interim Period”), except as required by applicable Law or except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will use its commercially reasonable efforts to (i) conduct its operations in all material respects in the Ordinary Course of Business, and (ii) keep available the services of the current officers, key employees and consultants of the Company and preserve the goodwill and current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations at its expense and maintain its assets material to the business of the Company in good repair and condition consistent with past practices. Without limiting the foregoing, required by applicable Law or except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by any other provision of this Agreement or otherwise disclosed in the Company SEC Documents, the Company shall not, directly or indirectly, take any of the following actions during the Interim Period without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)       amend the Company Charter, the Company Bylaws or any other similar organizational document of the Company;

(b)       issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company, other than (i) the issuance by the Company of its Equity Interests upon the vesting and exercise of any Company Equity Award in existence as of the date of this Agreement in accordance with the terms and conditions of such Company Equity Award, (ii) the withholding or surrender of Shares to satisfy Tax obligations with respect to the exercise of any Company Equity Award, (iii) the acquisition by the Company of its Equity Interests in connection with the forfeiture of any Company Equity Award or (iv) the acquisition by the Company of its Equity Interests in connection with the net settlement of the exercise of any Company Equity Award in accordance with the terms thereof or any securities convertible into any share capital or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company;

(c)       sell, pledge, dispose of, transfer, lease, license (other than non-exclusive licenses of Intellectual Property granted to customers in connection with the sale of Company products or in connection with any other sales or business Contracts entered into in the Ordinary Course of Business), guarantee or encumber any material assets or properties of the Company, other than (i) the sale or purchase of goods, services, inventory or other property in the Ordinary Course of Business or (ii) the sale of goods, services, inventory or other property to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer material to the business of the Company, in each such case, in the Ordinary Course of Business;

(d)       sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Owned Company Intellectual Property, except in the Ordinary Course of Business;

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(e)       declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests;

(f)       reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, other than (i) acquisitions of any such capital stock or other Equity Interests of the Company in connection with the forfeiture or cancellation of such interests or the vesting of any Company Equity Award in accordance with the terms and conditions of such Company Equity Award, or (ii) the withholding or disposition of Equity Interests of the Company to satisfy withholding Tax obligations with respect to any Company Equity Award, in each case in accordance with its terms;

(g)       merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(h)       acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the Ordinary Course of Business;

(i)       incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except, in each case, (i) in the Ordinary Course of Business (including, without limitation, issuances of commercial paper for working capital and general corporate purposes), or (ii) under the Company’s existing credit facilities (including any renewal, extension, refinancing or replacement of such Contracts on substantially similar terms);

(j)       make any loans, advances or capital contributions to, or investments in, any other Person;

(k)       terminate, cancel, or agree to any amendment to or waiver under any Material Contract, in each case other than in the Ordinary Course of Business;

(l)       enter into any Affiliate Contract;

(m)       make any capital expenditure in excess of the Company’s capital expenditure budget as set forth on Section 5.1(m) of the Company Disclosure Schedule;

(n)       except (i) in the Ordinary Course of Business or (ii) to the extent required by this Agreement, applicable Law or the existing terms of any Company Benefit Plan: (A) increase the compensation or benefits payable or to become payable to the officers or employees of the Company, (B) amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a material Company Benefit Plan, (C) accelerate vesting, exercisability or funding under any Company Benefit Plan, or (D) terminate (other than for cause) the employment of or hire or promote any employee with an annual base salary of $130,000 or more or modify, extend or enter into any collective bargaining agreement;

(o)       enter into, terminate, modify, or extend any labor Contract, or recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of the Company;

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(p)       waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable Law;

(q)       make any change in its customary accounting principles or methods of accounting affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(r)       compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the Ordinary Course of Business that involve the payment of monetary damages not in excess of $100,000 in the aggregate (in each case, net of any insurance coverage maintained by the Company), in any case without the imposition of material equitable relief on, or the admission of material wrongdoing by, the Company;

(s)       except as required by applicable Law or Order, make, change or revoke any Tax election, change any of its methods of accounting for Tax purposes, enter into any settlement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax claim, audit or dispute, file any amended Tax Return, agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, or surrender any right to claim a Tax refund;

(t)       except for Permitted Liens, encumber, sell, assign, pledge, transfer, or otherwise dispose of any Company Real Property or any fee interest therein; or

(u)       authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2         Access to Information; Confidentiality.

(a)       From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall use commercially reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, upon reasonable advance to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company as Parent or its Representatives may reasonably request in each case, to the extent such access or information is reasonably required by Parent to consummate the Transactions; provided, however, that the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege or other privilege applicable to such documents or information (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or other privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any Contract effective on the date hereof to which the Company is a party, (C) breach, contravene or violate any applicable Law or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Transactions or the sale process. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Nothing in this Section 5.2 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 5.2 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company. Any access to the properties of the Company will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing (such as sampling of indoor or outdoor air, soils, water, groundwater, surface water, or any building material or component or any other item on or about the properties or assets), unless the Company consents in writing to invasive testing, such consent may granted or withheld in the sole and absolute discretion of the Company for any reason or no reason. Without conducting any such invasive testing, Parent and Merger Sub are authorized to perform non-invasive environmental assessments including a Phase I environmental site assessment as that term is used in ASTM E1527-21 on any Company Real Property and a compliance review with respect to the assets and operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable Law or not practicable as a result of COVID-19 or any COVID-19 Measures. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

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(b)       Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement, dated August 13, 2024, by and between the Company and Parent (the “Confidentiality Agreement”), shall apply with respect to all information furnished or made available pursuant to this Section 5.2 by the Company and its Representatives. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with employees (other than members of the Company’s senior leadership team), customers, suppliers, or distributors of the Company, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

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5.3         Treatment of Acquisition Proposals.

(a)       No Solicitation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall cease and cause to be terminated any discussions or negotiations with any Person and its affiliates and Representatives that would be prohibited by this Section 5.3(a). Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will not, and will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or propose the making or submission of, or knowingly encourage or knowingly facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or Merger Sub) any non-public information relating to the Company or afford to any Person (other than Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate in, knowingly facilitate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than (A) informing such Persons of the existence of the provisions contained in this Section 5.3(a) and (B) contacting such Person or its Representatives solely to clarify the terms and conditions of any Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal; other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract providing for an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (v) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company or the Company Board (or the Special Committee) unless the Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board or the Special Committee in compliance with this Section 5.2 and (II) would be inconsistent with its fiduciary duties pursuant to applicable Law.

(b)       Superior Proposals. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement and continuing until the receipt of Company Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company pursuant to an Acceptable Confidentiality Agreement to, any Person that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement or to such Person’s Representatives (including potential financing sources of such Person), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not received as a result of a material breach of Section 5.3(a); provided, however, that in the event that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such action would be inconsistent with applicable Law; provided, further, that, subject to applicable Law, the Company shall promptly (in any event, within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company that is provided to any such Person or its Representatives pursuant to this Section 5.3(b) that was not previously made available to Parent and Merger Sub.

(c)       No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or the Special Committee):

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(i)       (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent and Merger Sub in any material respect; (B) publicly adopt, approve or recommend to the Company Stockholders, or publicly propose to adopt, approve or recommend to the Company Stockholders, an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Information Statement or (D) make any recommendation in connection with a tender offer or exchange offer for the equity securities of the Company other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm the Company Board Recommendation (any action described in clauses (A), (B), (C) and (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal; (2) the public disclosure by the Company of such determination; or (3) the delivery by the Company of any notice contemplated by Section 5.3(d); or (4) any “stop, look and listen” communication made in connection with a tender or exchange offer will constitute a Company Board Recommendation Change; or

(ii)       cause or permit the Company to enter into an Alternative Acquisition Agreement.

(d)       Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i)       if the Company has received a written Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board (acting on the recommendation of the Special Committee) may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (y) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that neither the Company Board nor the Special Committee shall take any action described in the foregoing clauses (x) and (y) unless:

(A)       the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)       the Company has provided prior written notice to Parent and Merger Sub (a “Notice of Superior Proposal”) at least three (3) Business Days in advance (the “Notice Period”) that the Company Board (or the Special Committee) has received a Superior Proposal and intends to effect a Company Board Recommendation Change and/or authorize the Company to terminate this Agreement in accordance with Section 7.1(f), which notice shall include a summary of the material terms and conditions of such Acquisition Proposal and, if applicable, a copy of the definitive proposed transaction agreement, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Company Board Recommendation Change;

(C)       prior to taking any further action under this Section 5.3(d), the Company and its Representatives, during the Notice Period, shall negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that any material revisions to such Acquisition Proposal (including any change in price) shall be deemed a new Superior Proposal to which the requirements of this Section 5.3(d) apply and, the Company shall be required to deliver a new Notice of Superior Proposal to Parent and Merger Sub and to comply with the requirements of Section 5.3(d)(i)(B) with respect to such new Notice of Superior Proposal (it being understood that the “Notice Period” in respect of such new written notice will be two (2) Business Days); and

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(D)       following the end of such three (3) Business Day period or two (2) Business Day period (as applicable), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that such Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal; and

(E)       in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have first validly terminated this Agreement in accordance with Section 7.1(f), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 7.3.

(ii)       Other than in connection with an Acquisition Proposal (which shall be subject to Section 5.3(d)(i)), the Company Board may effect a Company Board Recommendation Change in connection with an Intervening Event if the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(A)       the Company has provided prior written notice to Parent and Merger Sub at least three (3) Business Days in advance that the Company Board intends to effect a Company Board Recommendation Change, which notice shall describe the applicable Intervening Event in reasonable detail, it being agreed that neither the delivery of such notice by the Company nor any public announcement that the Company Board (or any committee thereof) has delivered such notice shall, in itself, constitute a Company Board Recommendation Change; and

(B)       prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, shall have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in connection with such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

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(e)       Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall promptly (and, in any event, within forty-eight (48) hours after the Company has Knowledge thereof) notify Parent and Merger Sub if any Acquisition Proposal is received by the Company Board (or the Special Committee). Such notice shall include a summary of the material terms and conditions of such Acquisition Proposal, including the name of the Person or Persons making such Acquisition Proposal. The Company shall provide to Parent copies of any written documentation material to understanding such Acquisition Proposal which is received by the Company or the Company’s directors, officers, members of senior management, investment bankers or outside counsel from the Third Party making such Acquisition Proposal. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall keep Parent and Merger Sub reasonably and promptly informed of the status and material terms and conditions of any such Acquisition Proposal (including any material amendments thereto).

(f)       Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act that does not recommend acceptance of the applicable tender offer or making a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3, or (iv) otherwise making disclosure (including regarding the business, financial condition or results of operations of the Company) to the stockholders of the Company to comply with applicable Law so long as any such compliance reaffirms its recommendation of the Transactions. In addition, notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, for purposes of this Agreement, a factually accurate statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change or otherwise a violation of this Section 5.3.

5.4       Stockholder Consent; Preparation of Information Statement.

(a)       Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit A to the Principal Stockholder and such other record holders (if any) of the outstanding Shares as may be required to effectuate the adoption of this Agreement by the holders of at least seventy percent (70%) of the outstanding Shares (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the applicable provisions of the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b)       As promptly as reasonably practicable (and in no event later than ten (10) calendar days) after the execution of this Agreement the Company shall prepare and file a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Information Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Information Statement and to cause the definitive Information Statement to be mailed to the Company Stockholders as promptly as practicable after the date of this Agreement. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall cooperate in the preparation of the Information Statement and shall furnish all information that is customarily included in an information statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates promptly after the date hereof or that is otherwise necessary to respond to any comments by the SEC staff in respect of the Information Statement.

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(c)       Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.4 shall not be affected by any Company Board Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal.

5.5         Appropriate Action; Consents; Filings.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement and applicable Law to consummate and make effective the Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any Parent Subsidiary is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity, (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any Parent Subsidiary, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any Parent Subsidiary, from any Governmental Entity and/or any Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions.

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(b)       Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6         Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the Trading Market (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7         Public Announcements. Until the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable securities exchange, trading market or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement made or proposed to be made by the Company in connection with a Superior Proposal, a Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3. The press release announcing the execution of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.5 shall be governed by Section 5.5 and not this Section 5.7.

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5.8       Employee Benefit Matters

(a)       During the period commencing at the Closing Date and ending on the date that is twelve (12) months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) a base salary or base wage rate that is not less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash bonus opportunity that is not less than the target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding equity award compensation) that are that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Affiliates, including programs maintained, sponsored, adopted or contributed to by Parent and its Affiliates that provide medical, dental, vision care, life insurance, disability, vacation, severance, tuition reimbursement, qualified transportation fringe benefits, other welfare benefits, and any tax-qualified defined contribution retirement plans (such plans, the “Parent Benefit Plans”); provided that no Continuing Employee shall be entitled to participate or shall participate in Teledyne Technologies Incorporated Pension Plan, as amended and/or the Intelek Limited Pension Scheme, as amended, and no Continuing Employee shall be entitled to participate or shall participate in the Teledyne Technologies Incorporated Employee Stock Purchase Plan (The Stock Advantage Plan). The Surviving Corporation shall credit each Continuing Employee with the amount of accrued but unused vacation and/or time-off under the applicable Parent Benefit Plan up to the maximum amount of such accrued vacation or time-off permitted under the applicable Parent Benefit Plan, and the Company shall, on or before the Closing Date, pay out through the Company’s payroll to the Continuing Employees listed on Section 5.8(a) of the Company Disclosure Schedule the amount of vacation or time off accrued for such Continuing Employees in excess of the maximum accrual under the applicable Parent Benefit Plan.

(b)       In the event the Closing Date occurs prior to the payment of annual bonuses with respect to fiscal year 2024, then Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee such employee’s 2024 annual bonus, determined based on actual achievement of target performance goals for the 2024 fiscal year (as determined by the Company Board). Such annual bonuses (less any applicable withholding Taxes) shall be paid no later than December 15, 2024, subject to the Continuing Employee’s continued employment through the payment date; provided, however, if any such Continuing Employee’s employment is terminated by the Surviving Corporation (or Parent or any of its affiliates) prior to or on December 15, 2024, then such employee shall remain entitled to receive such employee’s 2024 bonus, to the extent earned based on actual achievement of such performance goals for the 2024 fiscal year and prorated for the portion of calendar year 2024 elapsed prior to the date of termination, with such payment to be made at the same time annual bonuses would normally be paid during the 2024 calendar year based on the historical practice of the Company.

(c)       With respect to Parent Benefit Plans (including any vacation, paid time-off and severance plans), Parent shall, or shall cause any of its Affiliates to use commercially reasonable efforts to, provide to each Continuing Employee full credit for each Continuing Employee’s service with the Company, as reflected in the Company’s records (including determining eligibility to participate, level of benefits, vesting and benefit accruals); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(d)       Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any Parent Benefit Plan in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles, out-of-pocket maximums and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s corresponding limitations under the relevant Parent Benefit Plan in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

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(e)       Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9         Indemnification.

(a)       From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless and each present and former director and officer of the Company (in each case, when acting in such capacity) (each of the foregoing, an “Indemnitee” and, collectively, the “Indemnitees”), to the fullest extent permitted under the Company Charter and Company Bylaws against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)       Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions at least as favorable to the rights granted in the provisions with respect to exculpation, indemnification and advancement of expenses set forth in the Company Charter and the Company Bylaws in effect on the date hereof, which provisions shall not be amended in any manner that would materially and adversely affect the rights thereunder of the Company’s current or former directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition thereof. From and after the Effective Time, any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the Company Charter or the Company Bylaws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director.

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(c)       For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company, as of the date hereof and as of the Closing Date, an insurance and indemnification policy that provides coverage with respect to claims arising out of or relating to events occurring at or prior to the Effective Time (including in respect of this Agreement or the Transactions) (the “D&O Insurance”) containing terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to its directors’ and officers’ liability insurance policies; provided, further, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” directors’ and officers’ liability insurance policies have been obtained by the Company prior to the Effective Time, which policies provide coverage to each Person currently covered by the Company’s directors’ and officers’ liability insurance coverage in effect on the date hereof on terms, conditions, retentions and limits of liability that are substantially equivalent to and in any event no less favorable in the aggregate than those of the Company’s directors’ and officers’ liability insurance coverage in effect on the date hereof for an aggregate period of six (6) years with respect to claims arising out of or relating to actions and omissions that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. If such prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)       In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e)       The provisions of this Section 5.9 shall survive the Closing and are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Parent or the Surviving Corporation, as the case may be, under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10         Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

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5.11         Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) (each, a “Takeover Statute”) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any of the other Transactions, then the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on this Agreement and the Transactions.

5.12         Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Shares (including derivate securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13         Stockholder Litigation. The Company shall (a) promptly notify Parent of any Proceeding brought by its stockholders against the Company and/or its directors and officers relating to this Agreement or the Transactions, and (b) keep Parent reasonably informed with respect to the status thereof, and (c) provide Parent the opportunity to participate in (but not control) the defense of any such Proceeding; provided, however, the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Proceeding arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

5.14         Stock De-Registration. The Surviving Corporation shall cause the Company’s Shares to be (i) de-listed from the Trading Market, (ii) terminate the trading of the Company’s Shares on the Trading Market on the Closing Date, (iii) and cause the de-registration of the Company’s Shares under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.15         FIRPTA Certificate. On the Closing Date or, if earlier, no less than thirty (30) days prior to the Closing, the Company shall deliver to Parent a properly executed statement and notice to the IRS in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), dated within thirty (30) days prior to the Closing Date, which Parent shall deliver to the IRS on behalf of the Company upon Closing (the “FIRPTA Certificate and Notice”).

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5.16         401(k) Plan Termination. Prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company 401(k) Plan. Parent shall receive from the Company, prior to the Closing, evidence that the Company Board or its applicable Affiliate has adopted resolutions to terminate the Company 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed)), effective no later than the date immediately preceding the Closing Date. The Company shall take (or cause to be taken) such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably request. Upon request of an employee of the Company and to the extent permitted by the Company’s 401(k) plans and applicable law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to Parent’s 401(k) plan. The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior the Effective Time), to take any and all actions required (including the adoption of resolutions by the Company Board) to amend, freeze and/or terminate any or all Company Benefit Plans immediately before (but contingent upon) the Effective Time, and, if requested by Parent, to implement such actions in connection therewith.

Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1         Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)       The Company Stockholder Approval shall have been obtained and be in full force and effect.

(b)       The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

(c)       At least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.2         Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)       Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, have, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)       Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)       Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

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6.3         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)       (i) The representations and warranties of the Company set forth in Article 3 (other than Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3, and Section 3.18) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each representation and warranty of the Company contained in Section 3.1 (Corporate Organization), Section 3.2(c) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.18 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of such time.

(b)       The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)       Since the date of this Agreement, no Company Material Adverse Effect has occurred and no event, change or effect has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)       The Company shall have delivered written resignation letters or resolutions of the Company effecting the removal or resignation, as of the Effective Time, of such directors and officers of the Company as requested by Parent at least two (2) Business Days prior to the Closing Date.

(f)       The Company shall have delivered to Parent the FIRPTA Certificate and Notice in form reasonably acceptable to Parent.

6.4         Frustration of Closing Conditions. None of Parent, Merger Sub, or the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of its obligations to consummate the Transactions as required by the provisions of this Agreement, including Section 5.5. If prior to the Closing, any party (the “Waiving Party”) has knowledge of any breach by any other party of any representation, warranty, agreement or covenant contained in this Agreement, the effect of which breach is a failure of any condition to the Waiving Party’s obligations set forth in this Article 6 and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and affiliates shall not be entitled to assert any other claim, right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained in this Agreement or in any document delivered pursuant hereto.

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Article 7
TERMINATION, AMENDMENT AND WAIVER

7.1         Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a)       By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b)       By Parent, if a copy of the Stockholder Consent shall not have been delivered to Parent prior to 5:00 p.m. (Central Standard Time) on November 3, 2024;

(c)       By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Law or Order, in each case, which permanently restrains, enjoins or otherwise prohibits, prior to the Effective Time, the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(d)       By either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2024 (the “Outside Date”); provided, however, that if the Information Statement is not able to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act on or prior to December 1, 2024, the Outside Date shall be automatically extended to January 31, 2024; provided, further, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)       By Parent, at any time prior to the receipt of the Stockholder Consent, (i) if the Company Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Company Board Recommendation Change prior to effecting such Company Board Recommendation Change in accordance with Section 5.3(d) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)), or (ii) if the Company shall have entered into an Alternative Acquisition Agreement; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (Central Standard Time) on the tenth (10th) calendar day following the date on which the event first permitting such termination occurred;

(f)       By the Company, at any time prior to the receipt of the Stockholder Consent, if the Company Board determines to accept a Superior Proposal; provided, however, that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.3 in accordance Section 5.3;

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(g)       By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement such that any condition to the Merger contained in Sections 6.3(a) and 6.3(b) is not reasonably capable of being satisfied while such breach is continuing; or

(h)       By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition to the Merger contained in Sections 6.2(a) and 6.2(b) is not reasonably capable of being satisfied while such breach is continuing.

7.2         Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Sections 5.2(b), 5.7, 7.2, 7.3 and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Representatives, except with respect to the second sentence of Sections 5.2(b), 5.7, 7.2, 7.3 and Article 8; provided, that, subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3       Company Termination Fee.

(a)       The parties hereto agree that if this Agreement is terminated (i) by Parent pursuant to Section  7.1(e) or (ii) by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $1,593,083.

(b)       The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(b) and (i) on or after the date hereof and prior to such termination, an Acquisition Proposal shall have been publicly announced and not rejected or otherwise withdrawn or abandoned and (ii) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to such Acquisition Proposal or (B) the transaction contemplated by such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent, no later than two (2) Business Days after the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25% or more” shall be deemed to be references to “greater than 50%”.

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(c)       All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d)       Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay, in a timely manner, the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a final, non-appealable judgment against the Company for the payment of the Company Termination Fee, then (i) the Company shall reimburse Parent for its reasonable costs and expenses (including disbursements and fees of counsel) incurred in connection with such Proceeding, and (ii) the Company shall pay to Parent interest on the Company Termination Fee from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e)       In circumstances where the Company Termination Fee is payable in accordance with Sections 7.3(a) or 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company (and if applicable, any amounts due under Section 7.3(d)) shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

7.4         Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Stockholder Consent, no amendment may be made which, by Law or in accordance with the rules of the Trading Market, requires further approval by the Company Stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5         Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company Stockholders hereunder without the approval of such Company Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Article 8
GENERAL PROVISIONS

8.1         Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2         Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be borne solely and entirely by the party which has incurred the same; provided, however, that in no event will the Aggregate Merger Consideration be reduced on account of any fees and expenses incurred by the Company if the Closing occurs, and such fees and expenses incurred by the Company in connection with this Agreement and the Transactions that remain unpaid as of immediately prior to the Closing shall be paid by Parent at the Closing, on behalf of the Company, by wire transfer of immediately available funds to the applicable payees. Except as set forth on Section 2.2(b)(i), Parent shall bear and timely pay all Transfer Taxes and shall prepare and file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

8.3         Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (with electronic confirmation of receipt), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, CA 91360
Attention:	Melanie S. Cibik, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Email:	[****]

with a copy (which shall not constitute notice) to:

McGuireWoods LLP Tower Two-Sixty 260 Forbes Avenue Suite 1800 Pittsburgh, PA 15222
Attention:	Scott E. Westwood
Email:	swestwood@mcguirewoods.com

If to the Company, to:

Micropac Industries, Inc. 1655 State Hwy 66 Garland, Texas 75040
Attention:	Mark W. King
Email:	[****]

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with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP 2801 N. Harwood Street, Suite 2300 Dallas, Texas 75201
Attention:	Tom D. Harris Daniel P. Malone, Jr. Joshua C. Reisman
Email:	Tom.Harris@haynesboone.com Dan.Malone@haynesboone.com Joshua.Reisman@haynesboone.com

8.4         Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that either (a) is in effect on the date hereof or (b) if executed after the date hereof, contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision.

“Acquisition Proposal” means any offer or proposal from a Third Party for an Acquisition Transaction.

“Acquisition Transaction” means any (a) a merger, consolidation or other business combination transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 25% or more of the assets of the Company, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Aggregate Merger Consideration” means the aggregate consideration payable to the holders of Shares and Company Equity Awards pursuant to this Agreement.

“Anticorruption Laws” means any Law of an applicable jurisdiction concerning or relating to commercial or official bribery or corruption of any kind, including without limitation the U.S. Foreign Corrupt Practices Act, the UK’s Bribery Act of 2010, Canada’s Corruption of Foreign Public Officials Act and comparable provisions of the laws of any other applicable jurisdiction.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, New York are authorized or obligated by applicable Law to close.

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“Business Systems” means all information technology and computer systems and networks (including computer software, websites, servers, systems, interfaces, networks, platforms, peripherals, devices, information technology and telecommunication hardware and other equipment) that relate to the transmission, storage, maintenance, organization, presentation, protection, generation, processing or analysis of data and information, including Company Data (whether or not in electronic format), and that are owned, leased or otherwise used by or for the benefit of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the Micropac Industries, Inc. Employees’ Profit Sharing Plan and Trust, as amended.

“Company Data” means, individually or collectively, Personal Data in the possession of, or entrusted to a Third Party by, the Company, Confidential Information and/or User Data in the possession of, or entrusted to a Third Party by, the Company.

“Company Intellectual Property” means the Owned Intellectual Property and Intellectual Property that is licensed to the Company.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industries: (a) changes or proposed changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19), (d) any COVID-19 Measures, including any Effect with respect to COVID-19 Measures, (e) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, Parent or any of its affiliates, (f) the negotiation, execution, delivery, announcement, performance, compliance with, pendency or consummation of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company or its employees (including any impact on the relationship of the Company with its customers, suppliers, distributors, vendors, lenders, employees or partners), (g) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (h) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (i) any failure by the Company to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

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“Company Privacy Policy” means each external or internal privacy policy of the Company and each past privacy policy of the Company (but only with respect to obligations and terms in such past privacy policies that are currently binding on the Company), including any policy relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure and transfer of any User Data or Personal Data or (c) the treatment of any employee information.

“Company Website” means any public or private website owned or maintained or operated at any time by or on behalf of the Company.

“Confidential Information” means all confidential and proprietary information of the Company or that the Company is under an obligation to keep confidential and includes all information that gives the Company a competitive business advantage or the opportunity of obtaining such advantage, or the disclosure of which would be reasonably likely to be detrimental to the interests of the Company, all methods of operation, trade secrets, software, marketing methods, client lists, customer data, information relating to clients or customers of clients, pricing, strategy, plans, personnel, suppliers, competitors, markets, Contracts, license terms, costs, trust information, financial information or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is or becomes a matter of public knowledge or is contained in materials available to the public through no breach of this Agreement; or (b) is already known to the recipient on a nonconfidential basis at the time of disclosure.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, directive, pronouncement, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“Data Protection Policies” means all Company policies and procedures regarding data security, privacy, data transfer and the use of Company Data, or the security, protection, integrity or use of any Business Systems. Data Protection Policies includes all Company Privacy Policies.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of Persons from exposures to Hazardous Materials in the environment.

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“Equity Interest” means (i) any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, (ii) other ownership interests of any Person, (iii) phantom equity interests, stock appreciation rights, and other similar interests and (iv) any warrant, option, convertible or exchangeable security, subscription, right (including any preemptive or similar right), call or other rights to purchase or acquire any of the foregoing from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Import Laws” means (a) all applicable United States import and export control laws, rules and regulations, including the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Arms Export Control Act (22 U.S.C. ch. 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, and (b) all applicable import and export control laws, rules and regulations imposed, administered or enforced by any other country or jurisdiction in which the Company does business.

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Entity or entered into by the Company as a subcontractor at any tier in connection with a contract between another Person and a Governmental Entity.

“Governmental Entity” means any national, federal, provincial, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government (including authorities, agencies, commissions, courts, tribunals or judicial bodies).

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“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is regulated under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, per- and polyfluoroalkyl substances, petroleum products or by-products or derivatives.

“Information Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company or Parent and Merger Sub, as the case may be.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and applications therefor, including all renewals, extensions, provisionals, corrections, re-examinations, continuations, divisionals, continuations-in-part or reissues thereof; (b) trademarks, service marks, trade dress, trade names, and other indicia of origin, and all applications, registrations and renewals thereof;(c) all copyrights and other intellectual property rights in works of authorship, and all registrations and applications therefor; (d) mask works and industrial designs; (e) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data); (f) computer programs (including all software implementation of algorithms, models and methodologies, whether in object code or source code), application programming interfaces, graphical user interfaces, databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials relating to the foregoing) (collectively, “Software”); (g) world wide web addresses, IP addresses, e-mail addresses, social media identifiers, and domain names, and registrations related to any of the foregoing (“Online Identifiers”); (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including moral rights and publicity rights; and (i) any goodwill associated with each of the foregoing.

“Intervening Event” means any material effect, change, event or occurrence arising after the date hereof that (i) was not known to the Company Board as of the date hereof (or, if known, the consequences of which were not known) and (ii) does not relate to any Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge (after reasonable inquiry) of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, federal, provincial, state, municipal and local laws, statutes, codes, directives, ordinances, decrees, rules, regulations, stipulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance on title with respect to any property, Equity Interest or asset.

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“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company through the date of this Agreement.

“Owned Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company.

“Parent Material Adverse Effect” means any change, event, development, occurrence or effect that prevents or materially impairs or delays the consummation of the Transactions or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith by appropriate Proceedings, (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case that do not materially and adversely impact the current use of the affected property or materially impair the value of such property and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (d) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or materially impair the value of such assets; (e) liens arising under any lines of credit or other credit facilities or arrangements of the Company in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1(i)) and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (f) liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto and which are disclosed on Section 8.4(b) of the Company Disclosure Schedule; (h) COVID-19 Measures restricting the access or use of any Company Real Property; and (i) other liens and encumbrances described in Section 8.4(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means (a) “personally identifiable information,” “personal information” or “protected data,” as such terms, or similar terms in purpose or effect, may be defined under any Laws relating to data use, transfer, privacy or security, or (b) any other information that, whether on its own or together with any other information, can be used to identify, contact or locate any individual, or any computer or other device used by such individual.

“Principal Stockholder” means Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, a partnership organized under the Laws of Germany.

“Proceeding” means any action, suits, claim, dispute, complaint, challenge, petition, investigation, examination, inquiry, injunction, hearing, Order, settlement, audit, litigation, arbitration or any other proceeding, administrative action or enforcement proceeding, whether civil or criminal, in Law or in equity before any Governmental Entity, authorized arbitral body or mediator.

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“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, or escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including a Person (a) that is listed on any publicly available Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) that is organized or resident in a Sanctioned Territory; (c) that is fifty percent (50%) or more owned, directly or indirectly, in the aggregate by one or more Persons described in clauses (a) or (b) above; (d) that is controlled by one or more Persons described in clauses (a), (b) or (c) above; or (e) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions from engaging in trade, business or other activities.

“Sanctioned Territory” means, at any time, any country or territory subject to comprehensive countrywide or territory-wide Sanctions broadly restricting or prohibiting dealings with such country, territory or nationals thereof (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Regions of Ukraine).

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. Department of Commerce or the U.S. Department of State, (b) the European Union or its Member States, (c) His Majesty’s Treasury of the United Kingdom, (d) the United Nations Security Council, and (e) the government of any other country in which any Company regularly does business (each of which is a “Sanctions Authority”).

“Sanctions Authority” has the meaning set forth in the definition of “Sanctions”.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

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“Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal (that did not result from a material breach of the Company’s obligations set forth in Section 5.3(a)) on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed in writing by and binding on Parent in response to such offer or otherwise)), is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “25% or more” in the definition of “Acquisition Transaction” will be deemed to be references to “greater than 50%”.

“Tax Return” means any report, return (including information return), statement, election or declaration filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any taxes and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed by a Governmental Entity in respect of any of the foregoing; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Trading Market” means the OTC Pink tier of the OTC Markets Group Inc.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions.

“Treasury Regulations” means Treasury regulations promulgated under the Code.

“User Data” means any data or information collected by or on behalf of the Company from users of any Company Website.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

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8.5         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affiliate Contract”	Section 3.20
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.3(a)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.11(b)(vii)
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Board Recommendation Change”	Section 5.3(c)(i)
“Company Bylaws”	Section 1.1(b)
“Company Charter”	Section 1.1(b)
“Company Disclosure Schedule”	Article 3
“Company Equity Awards”	Section 2.4(b)
“Company Equity Plan”	Section 2.4(d)
“Company Financial Advisor”	Section 3.19
“Company PSU”	Section 2.4(b)
“Company Real Property”	Section 3.14(a)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Related Parties”	Section 7.3(e)
“Company RSU”	Section 2.4(a)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholders”	Recitals
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Employee”	Section 5.8(a)
“Customer Data”	Section 3.17(h)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.2
“FIRPTA Certificate and Notice”	Section 5.15
“FOCI”	Section 3.17(d)
“Indemnitee”	Section 5.9(a)
“Information Statement”	Section 5.4(b)
“Interim Period”	Section 5.1
“IT Systems”	Section 3.17(g)
“Material Contracts”	Section 3.16(b)
“Material IP Contracts”	Section 3.17(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Notice of Superior Proposal”	Section 5.3(d)(i)(B)
“Notice Period”	Section 5.3(d)(i)(B)

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“Outside Date”	Section 7.1(d)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.8(a)
“Parent Subsidiary”	Section 4.3(a)
“Paying Agent”	Section 2.2(a)
“Payor”	Section 2.5
“Permits”	Section 3.10(a)
“Products”	Section 3.17(f)
“Section 409A”	Section 3.11(f)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals
“Special Committee”	Recitals
“Stockholder Consent”	Section 5.4(a)
“Surviving Corporation”	Section 1.1(a)
“Takeover Statute”	Section 5.11
“Transactions”	Recitals
“Waiving Party”	Section 6.4

8.6         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7         Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

8.8         Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any affiliate of Parent; provided further than no such assignment shall relieve the assigning party from of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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8.11         Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one (1) Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if.” Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

8.12         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)       This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13         Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14         Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required by the parties hereunder to consummate the Transactions), irreparable damage would occur, no adequate remedy at Law would exist and monetary damages would be difficult to determine, and accordingly, in addition to any other remedy to which they are entitled at law or in equity (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

[Signature page follows]

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IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement to be duly executed on its behalf as of the date first written above.

PARENT:

TELEDYNE TECHNOLOGIES LIMITED

By:	/s/ Robert Mehrabian
	Name:	Robert Mehrabian
	Title:	Executive Chairman

MERGER SUB:

HARRIER MERGER SUB, INC.

By:	/s/ Stephen F. Blackwood
	Name:	Stephen F. Blackwood
	Title:	Senior Vice President and Chief Financial Officer

COMPANY:

MICROPAC INDUSTRIES, INC.

By:	/s/ Mark W. King
	Name:	Mark W. King
	Title:	Chief Executive Officer

Signature Page to Merger Agreement

EXHIBIT A

FORM OF STOCKHOLDER CONSENT

[Attached]

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[Attached]

EXHIBIT C

FORM OF BYLAWS OF THE SURVIVING CORPORATION

[Attached]

Annex B

AGREEMENT REGARDING PAYMENT FROM SALE PROCEEDS

This Agreement Regarding Payment from Sales Proceeds (this “Agreement”) is entered into effective as of November 1, 2024 (the “Effective Date”) by and among Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts, a partnership organized under the laws of the Federal Republic of Germany (the “Partnership”), Mr. Mark W. King (“Mr. King”) and Micropac Industries, Inc., a Delaware corporation (the “Company”).

RECITALS

A.       Mr. Robert Patrick Hempel (“Mr. Hemple”) and Ms. Maria Hempel-Bowe (“Ms. Hempel-Bowe” and, together with Mr. Hempel, the “Partners”) are partners in the Partnership. Mr. Heinz-Werner Hempel (the “Former Partner”) was a partner in the Partnership prior to his death on August 8, 2023.

B.       As of the Effective Date, the Partnership owns 1,952,577 shares of Common Stock, par value $0.10 per share (the “Shares”), of the Company.

C.       Mr. King has been employed by the Company for almost 22 years, including as the President and CEO of the Company for almost 19 years. Prior to Mr. King becoming President, the Company's stock price was approximately $2 per share. Under his leadership, the stock price has increased by approximately eight times as of the date of this Agreement.

D.       The Partners believe that Mr. King has done an excellent job of creating value and has significantly contributed to the increase in stock value over the past 22 years for the Partnership, as a stockholder of the Company. In recognition of Mr. King’s outstanding performance and the value he has created, the Partnership and the Partners wish to compensate him for his contributions, on the terms and subject to the conditions set forth in this Agreement.

E.       The Company is currently negotiating the terms of a potential sale of the Company to a third party pursuant to a merger transaction (hereinafter, the “Transaction”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Mr. King, the Partnership, Mr. Hempel, Ms. Hempel-Bowe, and the Company (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1.       Payments to Mr. King. On or before five (5) business days following the receipt by the Partnership or its designee (which may include the estate of the Former Partner) of the proceeds of a sale or other disposition by the Partnership of all or substantially all of the Shares (a “Sale”), each Partner shall take all such actions as may be necessary to cause to be paid by the Partnership or such designee to Mr. King through the Company from such proceeds US $3,378,378.38 (such amount being the “Total Payment Amount”) and the parties acknowledge and agree that the Company shall withhold prior to payment to Mr. King (i) any applicable withholding amounts, including amounts related to any excise tax owing in connection with 280G of the Internal Revenue Code related to receipt of the Total Payment Amount and (ii) the employer’s portion of any payroll, employment or similar taxes related to the Total Payment Amount. The foregoing obligations of each Partner shall apply only in relation to the payment to Mr. King of 50% of the Total Payment Amount and shall be several and not joint. Notwithstanding anything to the contrary herein, in the event the Transaction does not close and is abandoned, the Total Payment Amount shall mean 10% of the proceeds received by the Partnership or its designee from any future Sale.

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2.       Characterization of the Total Payment Amount.

(a)       Mr. King acknowledges that the Partnership, the Partners and/or the estate of the Former Partner intend to characterize the Total Payment Amount, for purposes of the tax laws of the Federal Republic of Germany, as being in the nature of a commission that is deductible for purposes of calculating tax liability of the Partnership, the Partners and/or the estate of the Former Partner under the laws of the Federal Republic of Germany.

(b)       The Parties intend that for U.S. federal income tax purposes, (1) immediately prior to the consummation of a Sale, the Partnership shall be treated as making a contribution to capital of the Company in an amount equal to the Total Payment Amount, and (2) immediately following such contribution to capital, the Company shall be treated as disbursing the Total Payment Amount, less required withholdings and taxes, to Mr. King via the Company’s payroll system and processes (clause (a) and this clause (b), collectively, the “Intended Tax Treatment”).

(c)       The Parties shall file all tax returns (and shall cause the Partnership and any other affiliates to file all tax returns) consistently with the Intended Tax Treatment and to not take any position during the course of any audit or other proceeding with respect to taxes inconsistent with the Intended Tax Treatment, unless required by a final determination by the applicable taxing authority; provided that nothing contained herein shall preclude the Partnership, the Partners and/or the estate of the Former Partner from characterizing the Total Payment Amount in the manner contemplated by clause (a) above.

3.       Responsibility for Taxes Arising from Mr. King’s Receipt of Payment. All taxes that may be due and payable as a result of Mr. King’s entitlement to or receipt of any payment under this Agreement shall be the sole and exclusive responsibility of Mr. King and he agrees to indemnify and hold harmless the Partnership, each Partner and the estate of the Former Partner from any and all such tax obligations; provided, that the Company agrees to withhold any taxes required to be withheld by U.S. law and remit such taxes to the U.S. Internal Revenue Service on Mr. King’s behalf.

4.       Full Satisfaction of Amounts Due to Mr. King. Mr. King acknowledges and agrees that the receipt by Mr. King (or, if applicable, the Company as an intermediary in accordance with the provisions of Section 1) of the Total Payment Amount shall fully satisfy and discharge any and all obligations and liabilities that any of the Partnership, the Partners, the Former Partner, or any of the respective affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives of any of the Partnership, the Partners or the Former Partner has or may have to Mr. King in respect of any promise or commitment made to him at any time by the Former Partner, either Partner, or any other person referred to in this Section 4. Mr. King further acknowledges and agrees that the receipt by Mr. King (or, if applicable, the Company as an intermediary in accordance with the provisions of Section 1) of 50% of the Total Payment Amount as a result of the actions of either Partner shall fully satisfy and discharge any and all obligations and liabilities of such Partner, the Partnership, the Former Partner or any of the respective affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives of any of such Partner, the Partnership, or the Former Partner has or may have to Mr. King in respect of any payment relating to any promise or commitment made to him at any time by the Former Partner, either Partner, or any other person referred to in this Section 4. For the avoidance of doubt, the receipt by Mr. King (or, if applicable, the Company as an intermediary in accordance with the provisions of Section 1) of only 50% of the Total Payment Amount as a result of the actions of only one Partner shall not satisfy, discharge or otherwise affect any obligation of the other Partner to Mr. King.

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5.       Release of Claims. Effective upon the receipt by Mr. King (or, if applicable, the Company as an intermediary in accordance with the provisions of Section 1) of 50% of the Total Payment Amount as a result of the actions of either Partner, Mr. King (on behalf of himself and his affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives) hereby irrevocably waives and releases and discharges such Partner, the Partnership and the Former Partner, and all of the respective affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives of such Partner, the Partnership, and the Former Partner, from any and all past, present, and future claims, demands, causes or rights of action, duties, responsibilities, liabilities and obligations of every kind and character, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, which Mr. King ever had, now has, or in the future may claim to have had, arising out of, or related to any promise or commitment made to him prior to the date of this Agreement by the Former Partner, either Partner, or any other person referred to in this Section 4. Each waiver, release and discharge of a Partner, the Partnership and the Former Partner under this Section 5 shall extend to and be enforceable by such Partner, the Partnership, the Former Partner and each of the affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives of each of the foregoing. Mr. King shall not, and shall cause his affiliates, successors, assigns, estates, heirs, legatees, executors and personal representatives not to, assert against person or entity intended to be released under this Section 5 any claim, demand, cause or right of action, duty, responsibility, liability or obligation intended to be released under this Section 5. For the avoidance of doubt, the receipt by Mr. King (or, if applicable, the Company as an intermediary in accordance with the provisions of Section 1) of only 50% of the Total Payment Amount as a result of the actions of only one Partner shall not waive, release or discharge any past, present or future claim, demand, cause or right of action, duty, responsibility, liability or obligation of the other Partner.

6.       Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

(b)       Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be (i) ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (ii) deemed to be replaced with an effective and valid provision that effectuates the purpose and intent thereof to the fullest extent possible.

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(c)       Any provision of this Agreement may be amended, and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each party to this Agreement.

(d)       Any suit or action arising out of this Agreement, other than Exhibit A, shall be brought exclusively in the Delaware Chancery Court or a federal district court of competent jurisdiction situated in the State of Delaware and the appropriate appellate courts therefrom, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts in any such suit or action and irrevocably waives, to the fullest extent permitted by law, and agrees not to assert by way of motion, defense or otherwise, in any such suit or action, any claim that it is not subject personally to jurisdiction of the aforesaid courts, that its property is exempt or immune from attachment or execution, that the suit or action is brought in an inconvenient forum, that the venue of the suit or action is improper, or that this agreement or the matters contemplated by this agreement may not be enforced in or by any of the aforesaid courts. Any suit or action arising out of Exhibit A shall be brought exclusively in the State District Court of Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division, and each of the parties hereby consents to the exclusive jurisdiction, venue and forum of such courts in any such action and irrevocably waives any objection to such venue and forum being improper.

(e)       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of December 2, 2024.

MARK W. KING

/s/ Mark W. King

MICROPAC INDUSTRIES, INC. Vermoegensverwaltungsgesell schaft buergerlichen Rechts

By: Its partners

ROBERT PATRICK HEMPEL

/s/ Robert Patrick Hempel

MARIA HEMPEL-BOWE

/s/ Maria Hempel-Bowe

MICROPAC INDUSTRIES, INC., a Delaware corporation

By:	/s/ Mark W. King
Name: Mark W. King
Title: Chief Executive Officer

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Annex C

ACTION BY WRITTEN CONSENT OF

THE STOCKHOLDERS OF

MICROPAC INDUSTRIES, INC.

a Delaware corporation

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Certificate of Incorporation and the Bylaws of Micropac Industries, Inc., a Delaware corporation (the “Company”), the undersigned stockholder (“Stockholder”), the holder of 1,952,577 shares (the “Subject Shares”) of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), constituting approximately 75.7% of the voting power of the outstanding shares of Company Common Stock, does hereby irrevocably adopt the following recitals and resolutions by written consent, which actions shall be as valid and legal and of the same force and effect as though taken at a special meeting of stockholders duly and validly noticed and held:

Approval of Agreement and Plan of Merger

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of November 1, 2024, by and among the Company, Teledyne Technologies Limited, a Delaware corporation (“Parent”), and Harrier Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) and become a wholly owned subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Board”), acting upon the recommendation of the Special Committee (as defined in the Merger Agreement), has (i) determined that the transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to the Company’s stockholders for its adoption, and (v) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (1) shares of Company Common Stock owned as treasury stock by the Company or owned by Parent or Merger Sub immediately prior to the Effective Time and (2) shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Board has unanimously determined that the Merger and the Transaction Documents are advisable, fair to, and in the best interests of the Company and the stockholders, and the Board has unanimously approved the Merger and the Merger Agreement and has recommended that the stockholders of the Company vote to approve the Merger and adopt the Merger Agreement;

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as it believes necessary to make an informed decision concerning its vote on the adoption of the Merger Agreement, and the undersigned has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences of the Merger, the Merger Agreement and the execution of this Written Consent;

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WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of such Stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desires to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger; and

WHEREAS, the undersigned agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby irrevocably consents to, approves and adopts the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger;

FURTHER RESOLVED, that the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such Stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

FURTHER RESOLVED, that that the undersigned hereby agrees (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on its status as stockholders of the Company relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, the undersigned Stockholder is not waiving, releasing or discharging any claims relating to the right to receive the Merger Consideration under the Merger Agreement;

FURTHER RESOLVED, that the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time (as defined in the Merger Agreement);

FURTHER RESOLVED, that Parent may rely upon the foregoing waivers and agreements as being binding in all respects against the undersigned; and

RESOLVED FURTHER, that the undersigned hereby acknowledges that, unless the Merger is not consummated pursuant to the Merger Agreement, the adoption and approval of the Merger, the Merger Agreement, and the transactions contemplated thereby, and the other provisions of this Written Consent and the other resolutions herein, shall be irrevocable as of the date of the signature hereto by the undersigned, and Parent shall be an intended third-party beneficiary entitled to rely on the irrevocable nature of this Written Consent.

RATIFICATION OF PAST ACTIONS

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, directed and empowered on behalf of the Company and in its name to take any actions and to execute any applications, certificates, agreements or any other instruments or documents or amendments or supplements thereto, and to do and to cause to be done any and all other acts and things as such officers may in their discretion deem necessary or appropriate to carry out the purposes of the foregoing resolutions, including, without limitation, to effect the Merger;

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RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized to approve such changes or modifications to any of the documents and agreements authorized or approved in the foregoing resolutions, as such officer or officers may deem necessary or advisable, such approval to be conclusively evidenced by the execution or delivery thereof;

RESOLVED FURTHER, that any and all actions taken by any director or officer of the Company prior to the adoption of the foregoing resolutions intended to carry out the intent or accomplish the purposes of the foregoing resolutions are hereby ratified, confirmed, approved and adopted in all respects;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized to certify and deliver a copy of these resolutions, or any one or more of them, to such persons, firms or corporations as may be deemed necessary or advisable; and

RESOLVED FURTHER, that any officer of the Company hereby is authorized and directed to file this Action by Written Consent with the minutes of the proceedings of the stockholders and to file it with the Company’s corporate records.

MISCELLANEOUS

Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company and Parent as follows:

1.	Stockholder is a partnership duly organized, validly existing and in good standing under the Laws of Germany;

2.	Stockholder has the requisite partnership power and authority, and has taken all action necessary, to execute and deliver this Written Consent;

3.	Stockholder owns the Subject Shares, of record and beneficially, free and clear of all liens, claims and encumbrances with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto (other than, in each case, restrictions on transfer under applicable U.S. federal or state securities laws);

4.	Stockholder has full voting power with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to consent to all of the matters set forth in this Written Consent. Except for the partnership agreement of Stockholder (the “Parternship Agreement”), none of the Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Subject Shares;

5.	Attached hereto as Exhibit B is a true and complete copy of the Partnership Agreement, as in effect as of the date hereof, which agreement has not been amended, modified, rescinded or revoked and is in full force and effect on the date hereof;

6.	Robert Patrick Hempel and Maria Theresa Hempel (each, a “Partner” and collectively, the “Partners”) are the sole partners of Stockholder; and

7.	This Written Consent has been duly executed and delivered by Stockholder and each Partner and constitutes a legal, valid and binding obligation of each party hereto.

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Governing Law; Jurisdiction.

1.	This Written Consent and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

2.	Stockholder and each Partner hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any legal proceeding arising out of or relating to this Written Consent, and Stockholder and each Partner hereby irrevocably and unconditionally (i) agree not to commence any such proceeding except in such courts, (ii) agree that any claim in respect of any such proceeding may be heard and determined in such courts, (iii) waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding in any such court, and (iv) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

3.	Stockholder and each Partner hereby appoint Mark E. Betzen with a business address at Egan Nelson LLP, 2911 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219 as agent for service of process for all legal proceedings and disputes involving the Stockholder or any Partner in connection with this Written Consent or otherwise in connection with the Merger Agreement. Nothing in this Written Consent will affect the right of any party to serve process in any other manner permitted by law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned hereby consents to the foregoing resolutions and actions and has caused this Written Consent to be executed effective as of the date set forth below. This Written Consent shall apply to all shares of capital stock of the Company held by the undersigned and shall have the same force and effect as if the resolutions herein were adopted as a meeting at which the undersigned were personally present. This Written Consent may be signed in any number of counterparts, and may be delivered by facsimile, electronic mail transaction (including pdf), using electronic signature technology (including DocuSign) or other transmission method, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument, duly and validly delivered and valid and effective for all purposes.

Micropac Industries, Inc. Vermoegensverwaltungsgesellschaft buergerlichen Rechts

By:	/s/ Robert Patrick Hempel
Name: Robert Patrick Hempel
Title: Partner

Acknowledged and Agreed:

/s/ Robert Patrick Hempel	Witness:	/s/ Elke Hempel
Robert Patrick Hempel

/s/ Maria Theresa Hempel	Witness:	/s/ Beau Dorsman
Maria Theresa Hempel

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

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(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h) (6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

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(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’ demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex E

October 31, 2024

Micropac Industries, Inc.
1655 State Hwy 66

Garland, TX 75040
Attn: Board of Directors

Dear Board of Directors:

We understand that Teledyne Technologies Incorporated (the “Parent”), Harrier Merger Sub, Inc. a wholly-owned Merger Subsidiary of the Parent (“Merger Sub”), and Micropac Industries, Inc. (the “Company”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, (a) Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of the Parent (the “Merger”) and (b) at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock (each, a “Share”) of the Company immediately prior to the Effective Time (excluding (i) Shares issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by the Company or owned by the Parent, Merger Sub or any of their respective direct or indirect subsidiaries and (b) any Dissenting Shares) will automatically be converted into the right to receive $20.00 per Share net to the holder in cash (without interest, subject to any withholding of Taxes required by applicable Law) (such consideration, the “Consideration” and such transaction, the “Transaction”). The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has requested that Mesirow Financial, Inc. (“Mesirow”) provide an opinion (the “Opinion”) to the Special Committee as to whether, as of the date hereof, the Consideration to be received in the Transaction by the holders of Shares is fair to such holders solely from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	Draft labeled “MW Draft 10-28-2024” of Agreement and Plan of Merger, dated as of October 28, 2024, by and among the Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain business and financial information relating to the Company that we deemed to be relevant, including:

a.	the Company’s Form 10-Q for the quarterly period ended August 24, 2024, filed on October 8, 2024;

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b.	the Company’s Form 10-Q for the quarterly period ended May 25, 2024, filed on July 9, 2024;

c.	the Company’s Form 10-Q for the quarterly period ended February 24, 2024, filed on April 10, 2024; and

d.	the Company’s Form 10-K for the fiscal year ended November 30, 2023, filed on February 7, 2024;

e.	the Quality of Earnings analysis prepared by Whitley Penn LLP for fiscal years 2022 to 2023 and the latest-twelve-month period ended August 24, 2024

f.	certain internally-prepared presentations relating to past and current business operations, financial conditions and future financial outlook of the Company

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (i) historical financial information (and adjustments thereto) of the Company for fiscal years 2021 to 2023 and the latest-twelve-month period ended August 24, 2024 and (ii) financial projections relating to the Company for the fiscal years ending November 30, 2024 through November 30, 2029 (the “Projections”);

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Shares, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

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We have relied upon and assumed, without independent investigation or verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any liability or responsibility with respect to the accuracy or completeness of such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we assume no responsibility for and express no opinion with respect to such Projections or the assumptions on which they are based. We have relied upon and assumed, without independent investigation or verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have relied upon and assumed, without independent investigation or verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the such agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, or the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent investigation or verification, that the final, fully-executed versions of any draft documents identified above will not differ in any material respect from the drafts of said documents referred to in item 1.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be Merger Subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be Merger Subject. We are also not expressing any opinion as to the price or range of prices at which Shares will trade at any time.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events or circumstances occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Special Committee (solely in its capacity as such and not as the Board of Directors or any shareholders) in connection with its evaluation of the Transaction and may not be used by any other person or entity for any other purpose without our prior written consent. For the avoidance of doubt, Mesirow consents to disclosure of the Opinion by public filing with the Securities Exchange Commission. This Opinion should not be construed as creating any fiduciary duty on Mesirow’s part to any party. This Opinion is provided for the information and assistance of the Special Committee and is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board of Directors, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any reference to Mesirow or any of its affiliates be made, without the prior written consent of Mesirow.

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In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Mesirow and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company for which Mesirow and its affiliates have received, and may receive, compensation, including, among other things, having provided certain administrative services. Mesirow and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Parent, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Mesirow and its affiliates may receive compensation.

Mesirow will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, the Parent, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any support agreement, standstill agreement, shareholder agreement or other arrangements, agreements or understandings entered into in connection with the Transaction or otherwise, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, the Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Parent or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Parent’s, the Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration between, amongst or within such classes or groups of security holders (including, without limitation, classes of Shares) or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Parent, or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise or (ix) the likelihood of consummation of the Transaction. In rendering this Opinion, we have not been requested to, and did not, take into account different classes or attributes of Shares or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Parent and the Transaction or otherwise. We have further assumed that you have not received any financial advice or opinion contrary to the Opinion. The issuance of this Opinion was approved by the Fairness Committee of Mesirow Financial, Inc.

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Based upon and subject to the foregoing and such other matters we consider relevant, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction by the holders of Shares, collectively as a group, is fair to such holders, from a financial point of view.

Very truly yours,

/s/ Mesirow Financial, Inc.

MESIROW FINANCIAL, INC.

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